Filed Pursuant to Rule 424(b)(3)
Registration No. 333-271280

PROXY STATEMENT FOR SPECIAL MEETING OF

ATLIS MOTOR VEHICLES INC.

PROSPECTUS FOR SHARES OF CLASS A COMMON STOCK OF NXU, INC.

The board of directors (the “Board”) of Atlis Motor Vehicles Inc., a Delaware corporation (“Atlis”), has unanimously approved the Agreement and Plan of Merger, dated as of April 16, 2023 (as amended from time to time, the “Reorganization Agreement”), by and among Atlis, Nxu, Inc., a Delaware corporation (“Holdings”), and Atlis Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”), pursuant to which Atlis will merge with Merger Sub, with Atlis surviving as a wholly-owned subsidiary of Holdings (the “reorganization merger”). Upon completion of the reorganization merger, Holdings will replace Atlis as the publicly listed corporation and will conduct all of the operations currently conducted by Atlis. The Reorganization Agreement is attached as Appendix A to this Proxy Statement/Prospectus.

Completion of the reorganization merger is subject to a number of conditions, including approval of the reorganization merger by the requisite Atlis stockholders and the satisfaction or waiver of the other conditions specified in the Reorganization Agreement.

Pursuant to the Reorganization Agreement, the reorganization merger will become effective on the date we file the Certificate of Merger with the Secretary of State of the State of Delaware or a later date that we specify therein.

Pursuant to the Reorganization Agreement, each outstanding share of Atlis Class A common stock and each outstanding share of Atlis Class D common stock will automatically convert into one share of Holdings Class A common stock and one share of Holdings Class B common stock, respectively. Stockholders will own the same number of shares of Holdings common stock as they own of Atlis common stock immediately prior to the reorganization merger, and their shares in Holdings will represent the same ownership of Holdings as they have of Atlis immediately prior to the reorganization merger. See the section titled “Proposal No. 1 – The Holding Company Proposal” for further information.

As described in this Proxy Statement/Prospectus, in addition to the reorganization merger, Atlis stockholders are being asked to consider a vote upon the approval and adoption of the Nxu, Inc. 2023 Omnibus Incentive Plan (the “Plan”). The proposal to approve the reorganization merger and the Plan will be presented for approval by Atlis’s stockholders at the special meeting of stockholders of Atlis (the “Special Meeting”) scheduled to be held virtually on May 9, 2023. The Board recommends that Atlis stockholders vote “FOR” the proposals described in this Proxy Statement/Prospectus.

Mark Hanchett, Atlis’s Chief Executive Officer and a member of the Board of Directors, holds approximately 67% of the voting power of its outstanding capital stock and Annie Pratt, Atlis’s President and a member of the Board of Directors, holds approximately 25% of the voting power of its outstanding capital stock, for an aggregate of approximately 91% of the voting power of its outstanding capital stock. Although the management team holds a majority of the outstanding shares of common stock of Atlis and is able to significantly influence matters submitted to stockholders for approval, Atlis values the opinion of its stockholders and will consider the result of the vote when making future business decisions.

Holdings is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and has elected to comply with certain reduced public company reporting requirements.

This Proxy Statement/Prospectus provides you with detailed information about the reorganization merger and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document. In particular, you should review the matters discussed under the heading “Risk Factors” beginning on page 17 of this Proxy Statement/Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the transactions described in this Proxy Statement/Prospectus or the securities referenced herein, passed upon the merits or fairness of the reorganization merger or related transactions, or passed upon the adequacy or accuracy of this Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

This Proxy Statement/Prospectus is dated April 19, 2023 and is first being mailed to stockholders of Atlis on or about April 19, 2023.

Atlis Motor Vehicles Inc.

1828 North Higley Road, Suite 116

Mesa, AZ 85205

A HOLDING COMPANY REORGANIZATION IS PROPOSED – YOUR VOTE IS VERY IMPORTANT

Dear Fellow Stockholders:

Atlis Motor Vehicles Inc. (“Atlis”) cordially invites you to attend the virtual Special Meeting of Stockholders of Atlis which will be held online via live webcast at 8:00 a.m. Pacific Daylight Time, on May 9, 2023. There will be no physical location for the Special Meeting. Atlis stockholders will be able to attend the Special Meeting online, and, with a control number appearing on your proxy card, vote shares electronically and submit questions during the Special Meeting by visiting www.virtualshareholdermeeting.com/AMV2023SM at the meeting date and time.

At the Special Meeting, you will be asked to consider and vote on two proposals: (1) a proposal (the “Holding Company Proposal”) to reorganize our corporate structure following which Atlis will become a subsidiary of a new Delaware corporation named “Nxu, Inc.” (“Holdings”) and (2) a proposal (the “Plan Proposal”) to approve the Nxu, Inc. 2023 Omnibus Incentive Plan (the “Plan”).

The Holding Company Proposal contemplates that Atlis will merge with Atlis Merger Sub Inc., a new Delaware corporation and wholly-owned subsidiary of Holdings, pursuant to an agreement and plan of merger (the “Reorganization Agreement”). Upon completion of the reorganization merger, Atlis will be a wholly-owned subsidiary of Holdings and Holdings will replace Atlis as the publicly-listed corporation and will conduct all of the operations currently conducted by Atlis. Each outstanding share of Atlis Class A common stock and each outstanding share of Atlis Class D common stock will automatically convert into one share of Holdings Class A common stock and one share of Holdings Class B common stock, respectively. You will own the same number of shares of Holdings common stock as you own of Atlis common stock immediately prior to the reorganization merger, and your shares in Holdings will represent the same ownership of Holdings as you have of Atlis immediately prior to the reorganization merger. Your rights as a stockholder of Holdings will be substantially the same as the rights you currently have as a stockholder of Atlis, including rights as to voting and dividends. In addition, the reorganization merger contemplated by the Holding Company Proposal is generally expected to be tax-free to Atlis, Holdings and Atlis stockholders for U.S. federal income tax purposes. We expect the shares of Holdings common stock to trade under the ticker symbol “NXUI” on the Nasdaq Stock Market LLC. Implementing the new holding company structure will provide us with strategic, operational and financing flexibility and enable us to more efficiently manage the operations and liabilities in each segment of our business.

Assuming the approval and adoption of the Holding Company Proposal, Atlis is asking its stockholders to also approve the Plan Proposal. After careful consideration, our Board of Directors believes that approving the Plan is in the best interests of Holdings. The Plan promotes ownership in Holdings by its employees, directors and consultants by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, Holdings common stock. The Plan aligns incentives between these service providers and shareholders and gives Holdings the flexibility to attract and retain top talent.

Our Board of Directors has carefully considered the Reorganization Agreement and the Plan and believes that each of them is advisable, fair to and in the best interests of our stockholders and recommends that you vote FOR the Holding Company Proposal and FOR the Plan Proposal described on the following pages. If you are unable to attend the virtual Special Meeting, we urge you to participate by voting your shares by proxy pursuant to the instructions included in this Proxy Statement/Prospectus. Any stockholder attending the virtual Special Meeting may vote at the virtual Special Meeting even if a proxy has been returned.

The Notice of Special Meeting and Proxy Statement/Prospectus on the following pages describe the matters to be presented at the Special Meeting.

Please read these materials carefully. In particular, you should consider the discussion of risk factors beginning on page 17 before voting on the Holding Company Proposal and the Plan Proposal.

Sincerely,

Mark Hanchett

Chairman of the Board

April 19, 2023

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Proxy Statement/Prospectus or determined if this Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This Proxy Statement/Prospectus is dated April 19, 2023 and is first being mailed to Atlis stockholders on or about April 19, 2023.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

MAY 9, 2023

To the Stockholders of Atlis:

The 2023 SPECIAL MEETING OF STOCKHOLDERS OF Atlis will be held virtually on May 9, 2023 for the following purposes:

Proposal 1: To consider and vote on the Holding Company Proposal, to adopt and approve the Agreement and Plan of Merger by and among Atlis, Holdings and Merger Sub; and

Proposal 2: To consider and vote on the Plan Proposal, to adopt and approve the Nxu, Inc. 2023 Omnibus Incentive Plan (the “Plan”).

In order to assure a quorum at the virtual 2023 Special Meeting of Stockholders of Atlis (the “Special Meeting”), it is important that stockholders who do not expect to attend virtually vote by using the internet address or the toll-free telephone number listed in this Proxy Statement/Prospectus or vote by completing and returning, or by scanning the QR code on, the proxy card enclosed in the proxy materials that have been mailed to you.

Any stockholder of Atlis, any past or present associate, and other invitees may attend the Special Meeting.

The board of directors of the Company (the “Board”) has fixed the close of business on April 5, 2023 as the record date for the Special Meeting (the “Record Date”). Stockholders at that date and time are entitled to notice of and to vote at the Special Meeting or any postponement or adjournment of the Special Meeting. Each share is entitled to one vote. You will be able to attend and participate in the Special Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.virtualshareholdermeeting.com/AMV2023SM at the meeting date and time described in this Proxy Statement/Prospectus. There is no physical location for the Special Meeting.

This Notice of Special Meeting of Stockholders and related Proxy Statement/Prospectus are first being mailed to all Atlis stockholders as of the Record Date on or about April 19, 2023 Atlis stockholders can also view this Proxy Statement/Prospectus and the Annual Report online at www.atlismotorvehicles.com.

A complete list of stockholders as of the Record Date will be open to examination by any stockholder during regular business hours at the offices of Atlis Motor Vehicles Inc., 1828 North Higley Road, Suite 116, Mesa, AZ 85205, for 10 days before the Special Meeting, as well as at the Special Meeting by visiting www.virtualshareholdermeeting.com/AMV2023SM on the meeting day and time, entering your control number and joining the Special Meeting as a “Shareholder”.

By Order of the Board of Directors,

Annie Pratt

Secretary

April 19, 2023

Additional Information

You should rely only on the information contained in this Proxy Statement/Prospectus and the Registration Statement of which this Proxy Statement/Prospectus is a part to vote on the Holding Company Proposal being presented at the Special Meeting. No one has been authorized to provide you with information that is different from what is contained in this document.

We will provide, without charge, to each person to whom a copy of this Proxy Statement/Prospectus has been delivered, a copy of any and all of the documents referred to herein that are summarized in this Proxy Statement/Prospectus, if such person makes a written or oral request directed to Atlis Motor Vehicles Inc., 828 North Higley Road, Suite 116, Mesa, AZ 85205, Attention: Corporate Secretary, Telephone: (408) 674-9027.

This Proxy Statement/Prospectus is dated April 19, 2023. You should not assume the information contained in this Proxy Statement/Prospectus is accurate as of any date other than this date, and neither the mailing (or otherwise making available) of this Proxy Statement/Prospectus nor the issuance of the Holdings common stock pursuant to the agreement and plan of merger implies that information is accurate as of any other date.

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MARKET AND INDUSTRY DATA

Market and industry data and forecasts used in this Proxy Statement/Prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes. We are responsible for all of the disclosure in this Proxy Statement/Prospectus, and although we believe these third-party sources to be reliable, we have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this Proxy Statement/Prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this Proxy Statement/Prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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Questions and Answers About these
Proxy Materials and the Special Meeting

Why did I receive these materials?

Atlis is sending this Proxy Statement/Prospectus and form of proxy card to you and all of our stockholders, to ask you to appoint proxies to represent you at the Special Meeting on May 9, 2023.

If a quorum does not attend the meeting virtually or is not represented by proxy, the meeting will have to be adjourned and rescheduled. In order to avoid unnecessary expense, the Board of the Company is asking you to submit a proxy for your shares so that even if you do not attend the meeting virtually, your shares will be counted as present at the meeting, and voted according to your instructions.

Unless you expect to attend the meeting virtually, please submit a proxy for your shares in any of the following manners: sign, date, and return the enclosed proxy in the envelope provided; vote your shares online by scanning the QR code on your proxy card; or use the internet address or the toll-free telephone number listed in this Proxy Statement/Prospectus. Please return your proxy in any manner described in this paragraph promptly to ensure that your shares are voted at the meeting, no matter how large or how small your holdings may be.

What is the agenda for the Special Meeting?

At the Special Meeting, stockholders will vote on two matters:

(1)	a proposal (the “Holding Company Proposal”) to adopt and approve the Agreement and Plan of Merger, by and among Atlis, Holdings and Merger Sub.

(2)	a proposal (the “Plan Proposal”) to adopt and approve the Nxu, Inc. 2023 Omnibus Incentive Plan (the “Plan”).

The Holding Company Proposal contemplates that Atlis will merge with Atlis Merger Sub Inc., a new Delaware corporation and wholly-owned subsidiary of Holdings, pursuant to an agreement and plan of merger. Upon completion of the reorganization merger, Atlis will be a wholly-owned subsidiary of Holdings and Holdings will replace Atlis as the publicly-listed corporation and will conduct all of the operations currently conducted by Atlis. Each outstanding share of Atlis Class A common stock and each outstanding share of Atlis Class D common stock will automatically convert into one share of Holdings Class A common stock and one share of Holdings Class B common stock, respectively. Implementing the new holding company structure will provide Atlis with strategic, operational and financing flexibility and enable us to more efficiently manage the operations and liabilities in each segment of our business.

The Plan Proposal contemplates approval and adoption of the Plan, which promotes ownership in Holdings by its employees, directors and consultants by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, Holdings common stock. The Plan aligns incentives between these service providers and shareholders and gives Holdings the flexibility to attract and retain top talent.

The Board does not know of any other business that will be presented at the Special Meeting. The form of proxy gives the proxies discretionary authority with respect to any other matters that come before the Special Meeting, which means that if any such matter arises, the individuals named in the proxy will vote according to their best judgment.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote “FOR” the Holding Company Proposal and “FOR” the Plan Proposal.

When and where is the Special Meeting?

The Special Meeting will be held virtually and is scheduled to be held online via live webcast at 8:00 a.m. Pacific Daylight Time, on May 9, 2023. There will not be a physical location for the Special Meeting and you will not be able to attend the meeting in person.

To access the Special Meeting, please visit www.virtualshareholdermeeting.com/AMV2023SM. To login to the Special Meeting as a Registered Holder (as defined below), you have two options: Join as a “Guest” or Join as a “Shareholder”. If you join as a “Shareholder” you will be required to enter the control number on your proxy card.

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You can view the Special Meeting agenda, rules of conduct and procedures, and proxy materials for the Special Meeting on the virtual meeting platform.

Will there be technical support for the Special Meeting?

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is not a supported browser. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the Special Meeting. We encourage you to access the Special Meeting prior to the start time. The phone numbers for contacting technical support will be posted on the log-in page for the virtual meeting at www.virtualshareholdermeeting.com/AMV2023SM.

Who can attend the Special Meeting?

Any stockholder of Atlis, any past or present employee, and other invitees may attend the Special Meeting. If you are a stockholder of Atlis as of the close of business on the Record Date, you or your proxy holder may participate, vote and submit questions, as further described below. No physical meeting will be held. We recommend that you carefully review the procedures needed to gain admission in advance. If you do not comply with the procedures described for attending the Special Meeting via the virtual meeting platform, you will not be able to participate online.

If your shares are registered directly in your name with Atlis’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record, or registered holder (a “Registered Holder”), with respect to those shares. For Registered Holders to attend the Special Meeting, vote their shares during the Special Meeting or submit questions, the control number appearing on the proxy card mailed to you should be used to access the virtual meeting platform at www.virtualshareholdermeeting.com/AMV2023SM. Without a control number, you may attend the Special Meeting as a guest (non-stockholder), but you will not have the option to vote your shares or ask questions during the Special Meeting.

If you hold a valid legal proxy for the Special Meeting because you are a beneficial holder and hold your shares through an intermediary, such as a brokerage firm, bank, or other custodian (a “Beneficial Holder”), and want to attend the Special Meeting online by webcast (with the ability to ask a question and/or vote, if you choose to do so), contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the Special Meeting.

Who can vote at the Special Meeting?

Anyone who owned shares of our common stock at the close of business on April 5, 2023, the Record Date, is entitled to notice of and to vote at the Special Meeting or any postponement or adjournment of the meeting. Each share is entitled to one vote.

A complete list of stockholders as of the Record Date will be open to the examination of any stockholder during regular business hours at the offices of Atlis, 1828 N. Higley Rd. Ste 116, Mesa, AZ 85205 for 10 days before the meeting, as well as at the meeting by visiting www.virtualshareholdermeeting.com/AMV2023SM on the meeting day and time, entering your control number and joining the Special Meeting as a “Shareholder”.

There were 33,036,398 shares of our Class A common stock outstanding as of the Record Date and 33,825,372 shares of our Class D common stock outstanding as of the Record Date. Each share of Class A common stock is entitled to one vote per share and each share of Class D common stock is entitled to ten votes per share.

How many votes are required for each question to pass?

The Holding Company Proposal must receive the affirmative vote of the holders of a majority of the issued and outstanding shares of Atlis common stock entitled to vote at the Special Meeting.

The Plan Proposal must receive the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of Atlis common stock present in person or represented by proxy.

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What are “Broker non-votes”?

Under the rules of The Nasdaq Stock Market LLC (“Nasdaq”), brokers holding shares for customers have authority to vote on certain matters even if the broker has not received instructions from the customer, but they do not have such authority as to other matters. For the questions on the agenda for this year’s Special Meeting, member firms of Nasdaq may vote without specific instructions from beneficial owners on the ratification of the selection of auditors, but not on the Holding Company Proposal.

“Broker non-votes” are shares held in record name by brokers or nominees, as to which the broker or nominee (i) has not received instructions from the beneficial owner or person entitled to vote, (ii) does not have discretionary voting power under Nasdaq rules or the document under which it serves as broker or nominee, and (iii) has indicated on the proxy card, or otherwise notified us, that it does not have authority to vote the shares on the question.

What will be the effect of abstentions and broker non-votes?

Stockholders may abstain from voting on any proposal expected to be brought before the Special Meeting.

Abstentions on the Holding Company Proposal and the Plan Proposal will be considered as present, but not as voting in favor of such proposal. Abstentions will have the same effect as a vote against the adoption and approval of the Holding Company Proposal and the Plan Proposal.

Broker non-votes will have the same effect as a vote against the adoption and approval of the Holding Company Proposal and will have no effect on the Plan Proposal because they will not count as present.

What constitutes a quorum for the meeting?

According to Atlis’s Amended and Restated Bylaws (“A&R Bylaws”), a quorum for a meeting of stockholders consists of the holders of a majority of the voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or by proxy. Virtual attendance at the Special Meeting constitutes “in person” attendance for purposes of establishing a quorum. Each share of Class A common stock is entitled to one vote per share and each share of Class D common stock is entitled to ten votes per share. On the Record Date, there were 33,036,398 shares of Class A common stock issued and outstanding representing 33,036,398 votes and 33,825,372 shares of Class D common stock issued and outstanding representing 338,253,720 votes, for a total of 66,861,770 shares of common stock issued and outstanding representing 371,290,118 votes. The holders of at least 185,645,060 votes must be represented at the meeting for business to be conducted. If a quorum does not attend or is not represented, the Special Meeting will have to be postponed.

Shares of common stock represented by a properly signed and returned proxy are treated as present at the Special Meeting for purposes of determining a quorum, whether the proxy is marked as casting a vote or abstaining. Shares represented by “broker non-votes” are also treated as present for purposes of determining a quorum.

Who will count the votes?

Broadridge Financial Services, Inc. will tabulate the votes.

How can I cast my vote?

In addition to the other options listed below, where applicable, you can vote by completing and mailing the enclosed proxy. We ask you to mark your choices, sign, date, and return the proxy as soon as possible in the enclosed postage prepaid envelope.

All stockholders of record, and many street name holders, can also give voting instructions at the website www.virtualshareholdermeeting.com/AMV2023SM using the instructions on the enclosed proxy card or by scanning the QR code on their proxy card or by touchtone telephone from the United States and Canada using the toll-free number listed on the proxy card, proving their identity by using the control number shown on the proxy card. Each procedure allows stockholders to appoint the designated proxies to vote their shares and to confirm that their instructions have been properly recorded.

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You can attend the Special Meeting and vote your shares virtually at the Special Meeting; if you choose to vote your shares virtually at the Special Meeting via the Special Meeting website, please follow the instructions on your proxy card.

How do I submit questions at the Special Meeting?

Every Atlis stockholder has an opportunity during the Special Meeting to submit questions, both on the proposals being presented to stockholders and on general matters relating to Atlis and its business. Stockholders may do so by accessing the virtual meeting platform as described above, before and during the Special Meeting, and submitting questions in the space provided therein. Representatives of Atlis will review the questions during the appropriate portion of the Special Meeting and answers to appropriate questions will be provided during the Special Meeting by a member of management or a director.

What if I submit a proxy but don’t mark it to show my preferences?

If you return a properly signed proxy without marking it, it will be voted in accordance with the Board’s recommendations on the Holding Company Proposal and the Plan Proposal.

What if I submit a proxy and then change my mind?

If you submit a proxy, you can revoke it at any time before it is voted by submitting a written revocation to the Corporate Secretary, or by submitting a new proxy, or by voting virtually at the Special Meeting. However, if you have shares held through a brokerage firm, bank, or other custodian, you can revoke an earlier proxy only by following the custodian’s procedures.

Where can I learn the outcome of the vote?

The Corporate Secretary will announce the preliminary voting results at the meeting, and we will publish the final results in a Current Report on Form 8-K filed with the SEC within four business days after the meeting.

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We urge stockholders who do not expect to attend the Special Meeting virtually to sign, date, and return the enclosed proxy in the envelope provided, or vote their shares online by scanning the QR code on their proxy card, or use the internet address or the toll-free telephone number listed on the Notice of Special Meeting. In order to avoid unnecessary expense, we ask your cooperation in voting your proxy promptly, no matter how large or how small your holdings may be.

By Order of the Board of Directors,

Annie Pratt

Secretary

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Questions and Answers About the Holding Company Proposal

What is the Holding Company Proposal?

We are asking you to adopt and approve the Reorganization Agreement that would result in a reorganization of our corporate structure into a holding company structure. Upon completion of the transactions contemplated by the Reorganization Agreement, you will become a stockholder of Holdings, a new Delaware corporation that is a holding company, which is currently Atlis’s wholly-owned subsidiary. Under the Reorganization Agreement, Atlis will merge with Merger Sub, a Delaware corporation and wholly-owned subsidiary of Holdings, with Atlis surviving the merger as a wholly-owned subsidiary of Holdings.

Upon completion of the reorganization merger, Holdings will, in effect, replace Atlis, our present public company, as the publicly held corporation, conducting, directly or through subsidiaries, all of the operations we conduct as of immediately prior to the reorganization merger. As a result of the reorganization merger, the current stockholders of Atlis will become stockholders of Holdings and each outstanding share of Atlis Class A common stock and each outstanding share of Atlis Class D common stock will automatically convert into one share of Holdings Class A common stock and one share of Holdings Class B common stock, respectively. The Reorganization Agreement, which sets forth the plan of reorganization and is the primary legal document that governs the reorganization merger, is attached as Appendix A to this Proxy Statement/Prospectus. You are encouraged to read the Reorganization Agreement carefully.

Following the reorganization merger, Holdings intends for Atlis (which will, as of that time, be a wholly-owned subsidiary of Holdings) to convert from a Delaware corporation to a Delaware limited liability company. We refer to the reorganization merger and the transactions described in this paragraph collectively as the “reorganization.”

Following the reorganization, additional steps may be taken to align our corporate structure with our business operations and liability management strategy, but such steps are not considered part of the reorganization for purposes of this Proxy Statement/Prospectus.

Why are you proposing the reorganization?

We are proposing the reorganization to:

•	better align our corporate structure with our business objectives, including by organizing and segregating the operations, assets and liabilities of our businesses in an efficient and strategic manner;

•	provide us with enhanced strategic and business flexibility, in particular for acquiring, selling or forming other businesses, if and when appropriate and feasible; and

•	provide us with future financing flexibility in the capital markets.

See “Proposal No. 1 – The Holding Company Proposal—Reasons for the Reorganization; Recommendation of the Atlis Board” on page 50 for more details on the reasons for the reorganization.

What will happen to my stock?

In the reorganization merger, each outstanding share of Atlis Class A common stock and each outstanding share of Atlis Class D common stock will automatically convert into one share of Holdings Class A common stock and one share of Holdings Class B common stock, respectively. As a result, you will become a stockholder of Holdings immediately following the reorganization merger. We expect that Holdings common stock will be listed on Nasdaq under the ticker symbol “NXUI”.

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How will being a stockholder of Holdings be different from being an Atlis stockholder?

You will own shares of a Delaware holding company that owns our current assets and operations through its operating subsidiaries. In addition, your rights as a stockholder of Holdings will be governed by Delaware law and the Holdings certificate of incorporation and the Holdings bylaws. Your rights as a stockholder of Holdings will be substantially the same as the rights you currently have as a stockholder of Atlis, including rights as to voting and dividends. See “Proposal No. 1 – The Holding Company Proposal—Description of Capital Stock” on page 56.

Will the business of the Company change immediately following the reorganization merger?

No. Immediately following the reorganization merger, Holdings will be the holding company for Atlis’s business as it is conducted immediately prior to the reorganization merger. The consolidated assets, liabilities and stockholders’ equity of Holdings immediately following the reorganization merger will be the same as the consolidated assets, liabilities and stockholders’ equity of Atlis immediately prior to the reorganization merger.

Will the management of the Company change as a result of the reorganization?

No. Our management will not change as a result of the reorganization. The Board of Directors of Holdings following the reorganization merger will consist of the same persons comprising the Board of Atlis immediately prior to the reorganization merger. Similarly, the executive officers of Holdings following the reorganization merger will be the same as those of Atlis immediately prior to the reorganization merger.

What will be the name of the public company following the reorganization merger?

The name of the public company following the reorganization merger will be “Nxu, Inc.”

Will the public company’s CUSIP number change as a result of the reorganization merger?

Yes. Following the reorganization merger, the CUSIP number of shares of Holdings common stock will be 62956D 105.

Will I have to turn in my stock certificates?

No. Please do not turn in your stock certificates. We will not require you to exchange your stock certificates as a result of the reorganization merger. After the reorganization merger, your Atlis common stock certificates will represent the same number of shares of Holdings common stock.

Will the reorganization affect my U.S. federal income taxes?

The reorganization is intended to be a tax-free transaction under U.S. federal income tax laws. Accordingly, we expect that you will not recognize any gain or loss for U.S. federal income tax purposes upon your receipt of Holdings common stock in exchange for your shares of Atlis common stock in the reorganization merger. See “Proposal No. 1 – The Holding Company Proposal—U.S. Federal Income Tax Considerations” on page 53 for more information.

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How will the reorganization merger be treated for accounting purposes?

For accounting purposes, the reorganization merger will be treated as a merger of entities under common control. The accounting treatment for such events is similar to the former “pooling of interests method.” Accordingly, the consolidated financial position and results of operations of Atlis will be included in the consolidated financial statements of Holdings on the same basis as historically presented.

Why is my vote required to adopt and approve the Holding Company Proposal?

Delaware law requires a stockholder vote to adopt and approve the merger of Atlis and Merger Sub as part of, and in the manner contemplated by, the reorganization merger.

What vote is required to adopt and approve the Holding Company Proposal?

The required vote is the affirmative vote of a majority of the issued and outstanding shares of Atlis common stock entitled to vote at the Special Meeting.

What percentage of the outstanding shares do directors and executive officers hold?

As of the Record Date, directors, executive officers and their affiliates beneficially owned approximately 91% of the outstanding shares of Atlis common stock. Their interest in the reorganization is the same as the interest in the reorganization of our stockholders generally.

If our stockholders adopt and approve the reorganization merger, when will it occur?

If our stockholders adopt and approve the reorganization merger and all other conditions to completion of the reorganization merger are satisfied or waived, the reorganization merger will become effective on the date we file a Certificate of Merger with the Secretary of State of the State of Delaware or a later date that we specify therein.

We may defer or abandon the reorganization merger prior to the effective time of the reorganization merger (including by terminating the Reorganization Agreement) or all or any part of the reorganization, even after adoption and approval by our stockholders, if we determine that for any reason the completion of all or such part of the reorganization would be inadvisable or not in the best interests of our Company and our stockholders.

Do I have appraisal (or dissenters’) rights?

No. Holders of Atlis common stock do not have appraisal (or dissenters’) rights under Delaware law as a result of the reorganization merger even if the reorganization merger is adopted and approved by our stockholders because Atlis common stock is listed on Nasdaq and Holdings common stock will be listed on Nasdaq following the reorganization merger.

Whom do I contact if I have questions about the Holding Company Proposal?

You may contact us at:

Atlis Motor Vehicles Inc.

1828 N Higley Rd., Suite 116,

Mesa, Arizona 85205

Telephone: (408) 674-9027

Attn: Corporate Secretary

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Summary of the Holding Company Proposal

This section highlights key aspects of the Holding Company Proposal, including the Agreement and Plan of Merger (the “Reorganization Agreement”), which are described in greater detail elsewhere in this Proxy Statement/Prospectus. It does not contain all of the information that may be important to you. To better understand the Holding Company Proposal, and for a more complete description of the legal terms of the Reorganization Agreement, you should read this entire document carefully, including the description “Proposal No. 1 – The Holding Company Proposal” on page 48, the complete text of the Reorganization Agreement attached as Appendix A to this Proxy Statement/Prospectus, the Bylaws of Holdings attached as Appendix B to this Proxy Statement/Prospectus the Certificate of Incorporation of Holdings attached as Appendix C to this Proxy Statement/Prospectus and the additional documents to which we refer you. See “Where You Can Find Additional Information” on page 104 for more information.

The Principal Parties

Atlis Motor Vehicles Inc.

1828 N Higley Rd., Suite 116,

Mesa, Arizona 85205

Telephone: (408) 674-9027

Atlis Motor Vehicles is a vertically integrated, electric vehicle technology company committed to electrifying vehicles and equipment for Work. We define “Work” as industries that contribute to the building, digging, growing, maintaining, moving, hauling, and towing of the goods and services that keep our communities moving forward. We believe that a majority of the electric vehicle solutions have overlooked the Work industry due to limitations of existing electric vehicle battery capabilities. Atlis is purposefully developing products to meet the demands and needs of the Work segment. We also intend to develop an ecosystem of services and adjacent products to support electrification for our intended customer segments.

We believe Atlis technology will be used to power last mile delivery vehicles, pick-up trucks, garbage trucks, cement trucks, vans, RVs, box trucks, light to heavy-duty equipment and more. In addition, our batteries could be used for commercial and residential energy storage devices. At the core of our hardware ecosystem and platform, proprietary battery technology makes the charging of a full-size pickup truck possible in 15-minutes or less. We intend for our modular system platform architecture to be scalable to meet the specific vehicle or equipment application needs of those in construction, mining, and agribusiness field, as well as those with other use cases.

Atlis Motor Vehicles is an early-stage company, primarily engaged in research and development and has not yet scaled production of its products or delivered any products to customers. Of all the products we intend to bring to market, our proprietary battery technology is the furthest along in development and closest to mass production. We are working to deliver battery cells and packs to customers first, while we continue development on the XP Platform, XT Truck, and service offerings. Scaling to reach high-volume production will require significant effort and capital. Additionally, as of the date of this Proxy Statement/Prospectus, we have no actionable plan of operation to commence sales of our products. As such, Atlis will need to build out detailed go-to-market plans as we get closer to customer deliveries and sales.

Upon completion of the transactions contemplated by the Reorganization Agreement, you will become a stockholder of Nxu, Inc. (“Holdings”), a new Delaware corporation that is a holding company, which is currently Atlis’s wholly-owned subsidiary. Under the Reorganization Agreement, Atlis will merge with Atlis Merger Sub Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Holdings, with Atlis surviving the merger as a wholly-owned subsidiary of Holdings (the “reorganization merger”).

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Following the reorganization merger, Holdings intends for Atlis (which will, as of that time, be a wholly-owned subsidiary of Holdings) to convert from a Delaware corporation to a Delaware limited liability company. We refer to the reorganization merger and the transactions described in this paragraph collectively as the “reorganization.” Immediately following the reorganization merger, Atlis will continue to engage in its current business. All of Atlis’s contractual, employment and other business relationships will generally continue at the Holdings’ level unaffected by the reorganization merger.

Mark Hanchett, our Chief Executive Officer and a member of our Board of Directors holds approximately 67% of the voting power of our outstanding capital stock; and Annie Pratt, our President and a member of our Board of Directors, holds approximately 25% of the voting power of our outstanding capital stock. Therefore, our management team holds a majority of the outstanding shares of common stock of Atlis and is able to significantly influence matters submitted to our stockholders for approval, including the Holding Company Proposal and the Plan Proposal.

Atlis is a Delaware corporation. Atlis’s headquarters are located at 1828 N Higley Rd., Suite 116, Mesa, Arizona 85205, and the telephone number at this location is (408) 674-9027. Atlis files annual, quarterly and current reports and amendments to these reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, like Atlis, that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

Atlis also makes its filings available free of charge through its Internet website, as soon as reasonably practicable after filing such material electronically with, or furnishing such material, to the SEC. Also posted on Atlis’s website are its Corporate Governance Guidelines, Code of Ethics and Conduct, Code of Ethics for Senior Financial Officers and the charter of the Audit Committee. These items are available in the “Investors—Governance” section of Atlis’s website at www.atlismotorvehicles.com. The content of Atlis’s website are not incorporated by reference herein and are not deemed to be part of this Proxy Statement/Prospectus.

Nxu, Inc.

1828 N Higley Rd., Suite 116

Mesa, Arizona 85205

Telephone: (408) 674-9027

Holdings is a Delaware corporation formed as a wholly-owned subsidiary of Atlis in order to effectuate the reorganization merger. Prior to the reorganization merger, Holdings will have no property, assets, liabilities or operations, other than those incident to its formation. Holdings is not currently subject to any legal proceedings.

Atlis Merger Sub Inc.

1828 N Higley Rd., Suite 116

Mesa, Arizona 85205

Telephone: (408) 674-9027

Merger Sub is a Delaware corporation formed as a wholly-owned subsidiary of Holdings in order to effectuate the reorganization merger. Prior to the reorganization merger, Merger Sub will have no property, assets, liabilities or operations, other than those incident to its formation. Merger Sub is not currently subject to any legal proceedings.

The Reorganization (Page 48)

Following the adoption and approval of the Holding Company Proposal by the requisite Atlis stockholders and the satisfaction or waiver of the other conditions specified in the Reorganization Agreement (which are described below), Atlis will merge with Merger Sub, with Atlis surviving the merger as a wholly-owned subsidiary of Holdings. We refer to the merger of Atlis with Merger Sub, with Atlis surviving the merger as a wholly-owned subsidiary of Holdings, as the “reorganization merger.”

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The result of the reorganization merger will be that Atlis will become a wholly-owned subsidiary of Holdings. Holdings will be the publicly traded holding company of its subsidiaries, including Atlis.

Following the reorganization merger, Holdings intends for Atlis (which will, as of that time, be a wholly-owned subsidiary of Holdings) to convert from a Delaware corporation to a Delaware limited liability company. We refer to the reorganization merger and the transactions described in this paragraph collectively as the “reorganization.”

Following the reorganization, additional steps may be taken to align our corporate structure with our business operations and liability management strategy, but such steps are not considered part of the reorganization for purposes of this Proxy Statement/Prospectus.

Reasons for the Reorganization; Recommendation of the Atlis Board (Page 50)

On April 16, 2023, the Board concluded that the reorganization is advisable, determined that the terms of the Reorganization Agreement are advisable, fair to and in the best interests of Atlis and its stockholders and adopted and approved the Reorganization Agreement. The Board recommends a vote “FOR” the adoption and approval of the Holding Company Proposal (including the Reorganization Agreement). During the course of its deliberations, the Board consulted with management, outside legal counsel and outside tax and accounting advisors and considered a number of factors, including that the reorganization is expected to:

•	better align our corporate structure with our business objectives, including by organizing and segregating the operations, assets and liabilities of our businesses in an efficient and strategic manner;
•	provide us with enhanced strategic and business flexibility, in particular for acquiring, selling or forming other businesses, if and when appropriate and feasible; and
•	provide us with future financing flexibility in the capital markets.

What Atlis Stockholders Will Receive in the Reorganization Merger (Page 51)

Each outstanding share of Atlis Class A common stock and each outstanding share of Atlis Class D common stock will automatically convert into one share of Holdings Class A common stock and one share of Holdings Class B common stock, respectively. Immediately after the completion of the reorganization merger, each Atlis stockholder will own the same number and percentage of shares of Holdings common stock as he, she or it owned of Atlis common stock as of immediately prior to the reorganization merger.

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As of the Record Date, approximately 91% of the outstanding shares of Atlis common stock were beneficially owned by Atlis’s directors and executive officers and their affiliates. We currently expect that Atlis’s directors and executive officers will vote their shares in favor of the Holding Company Proposal, although they are under no obligation to do so.

Conditions to Completion of the Reorganization Merger (Page 52)

We will complete the reorganization merger only if each of the following conditions is satisfied or waived:

•	absence of any stop order suspending the effectiveness of the registration statement, of which this Proxy Statement/Prospectus forms a part, relating to the shares of Holdings common stock to be issued in the reorganization merger;

•	adoption and approval of the Holding Company Proposal by the affirmative vote of a majority of the issued and outstanding shares of Atlis stock entitled to vote at the Special Meeting;

•	receipt of approval for listing on the Nasdaq of shares of Holdings common stock to be issued in the reorganization merger;

•	absence of any order or proceeding that would prohibit or make illegal completion of the reorganization merger; and

•	receipt by Atlis and Holdings of a legal opinion of Winston & Strawn LLP (“Winston”) regarding the qualification of the reorganization as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes.

Deferral and Abandonment; Termination of Reorganization Agreement (Page 53)

We may defer or abandon the reorganization merger prior to the effective time of the reorganization merger (including by terminating the Reorganization Agreement) or all or any part of the reorganization, even after adoption and approval by our stockholders, if we determine that for any reason the completion of all or such part of the reorganization would be inadvisable or not in the best interests of our Company and our stockholders.

Board of Directors and Executive Officers of Holdings Following the Reorganization Merger (Page 53)

The Board of Directors of Holdings following the reorganization merger will consist of the same persons comprising the Board of Atlis immediately prior to the reorganization merger. Similarly, the executive officers of Holdings following the reorganization merger will be the same as those of Atlis immediately prior to the reorganization merger.

U.S. Federal Income Tax Considerations (Page 53)

The reorganization is intended to be a tax-free transaction under U.S. federal income tax laws. Accordingly, we expect that you will not recognize any gain or loss for U.S. federal income tax purposes upon your receipt of Holdings common stock in exchange for your shares of Atlis common stock in the reorganization merger.

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Markets and Market Prices

Holdings common stock is not currently traded on any stock exchange. Atlis common stock is traded under the ticker symbol “AMV” on the Nasdaq Stock Market LLC (“Nasdaq”), and we expect Holdings common stock to trade on Nasdaq under the ticker symbol “NXUI” following the reorganization merger. On April 11, 2023, the closing price per share of Atlis common stock was $0.58.

Appraisal Rights (Page 56)

Under Delaware law, Atlis’s stockholders do not have appraisal rights with respect to the reorganization merger.

Certain Financial Information

We have not included pro forma financial comparative per share information concerning Atlis that gives effect to the reorganization merger because, immediately after the completion of the reorganization merger, the consolidated financial statements of Holdings will be the same as Atlis’s consolidated financial statements immediately prior to the reorganization merger, and the reorganization merger will result in the automatic conversion of each outstanding share of Atlis Class A common stock and each outstanding share of Atlis Class D common stock into one share of Holdings Class A common stock and one share of Holdings Class B common stock, respectively. In addition, we have not provided financial statements of Holdings because, prior to the reorganization merger, it will have no properties, assets, liabilities or operations other than those incident to its formation.

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FORWARD-LOOKING STATEMENTS

This Proxy Statement/Prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the Holding Company Proposal. These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Proxy Statement/Prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When Atlis discusses its strategies or plans, including as they relate to the potential Holding Company Proposal it is making projections, forecasts, or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, Atlis’s management.

Atlis cautions you that the foregoing list may not contain all of the forward-looking statements made in this Proxy Statement/Prospectus.

These forward-looking statements are only predictions based on the current expectations and projections of Atlis and Holdings about future events and are subject to a number of risks, uncertainties, and assumptions, including those described in the section titled “Risk Factors” and elsewhere in this Proxy Statement/Prospectus. Moreover, Atlis operates in a competitive industry, and new risks emerge from time to time. It is not possible for the management of Atlis to predict all risks, nor can Atlis assess the impact of all factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Atlis may make in this Proxy Statement/Prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Proxy Statement/Prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements in this Proxy Statement/Prospectus.

The forward-looking statements included in this Proxy Statement/Prospectus are made only as of the date hereof. You should not rely upon forward-looking statements as predictions of future events. Although Atlis believes that the expectations reflected in its forward-looking statements are reasonable, neither Atlis can guarantee that the future results, levels of activity, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur. Neither Atlis undertakes any obligation to update publicly any forward-looking statements for any reason after the date of this Proxy Statement/Prospectus to conform these statements to actual results or to changes in expectations, except as required by law.

You should read this Proxy Statement/Prospectus and the documents that have been filed as appendices and exhibits hereto with the understanding that the actual future results, levels of activity, performance, or events and circumstances of Atlis may be materially different from what is expected.

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RISK FACTORS

In considering whether to vote in favor of the Holding Company Proposal, you should consider all of the information we have included in this Proxy Statement/Prospectus, including the description in “Proposal No. 1 – The Holding Company Proposal” on page 48, the Appendices to this Proxy Statement/Prospectus, and the additional documents to which we refer you. See “Where You Can Find Additional Information” on page 104 for more information. In addition, you should pay particular attention to the risks described below.

RISKS RELATED TO THE HOLDING COMPANY PROPOSAL

The Board may choose to terminate the Reorganization Agreement or defer or abandon the reorganization.

The Reorganization Agreement may be terminated and completion of all or any part of the reorganization may be deferred or abandoned, at any time, prior to the effective time of the reorganization merger, by action of the Board, whether before or after the Special Meeting. While we currently expect the reorganization merger to take place in May 2023, assuming that the Holding Company Proposal is adopted and approved at the Special Meeting, the Board may terminate the Reorganization Agreement or defer completion or abandon all or any part of the reorganization, even after adoption and approval by our stockholders, but prior to the effective time of the reorganization merger, if the Board determines that completion of all or such part of the reorganization would be inadvisable or not in the best interests of our Company and our stockholders.

We may not obtain the expected benefits of the reorganization.

We believe the reorganization will provide us with benefits in the future. These expected benefits may not be obtained if market conditions or other circumstances prevent us from taking advantage of the strategic, business and financial flexibility that we believe the reorganization will afford us. As a result, we may incur the costs of creating the holding company structure without realizing the possible benefits.

The proposed reorganization may result in substantial direct and indirect costs, whether or not it is completed.

Implementing the reorganization may result in substantial direct costs. These costs and expenses are expected to consist primarily of attorneys’ fees, tax advisors’ fees, accountants’ fees, filing fees and financial printing expenses, which are expected to be substantially incurred prior to the vote of our stockholders, as well as costs related to our indebtedness and contractual relationships as detailed immediately below. The reorganization may also result in certain indirect costs by diverting the attention of our management and employees from our business and by increasing our administrative costs and expenses. The reorganization may also result in certain state transfer or other taxes.

The market for Holdings shares may differ from the market for Atlis shares.

Although it is anticipated that the Holdings common shares will be authorized for listing on Nasdaq, the market prices, trading volume and volatility of the Holdings shares could be different from those of the Atlis shares.

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Any consent, non-renewal, termination or other similar rights under any of our contracts that are triggered by the reorganization could have an adverse effect on our operations and financial performance.

Our relationships with our customers, suppliers, landlords, employees and other third parties are typically governed by written contracts. Certain of these contracts may include provisions that would permit the third party to terminate or modify the contract, or that would require its consent under the terms of the contract, as a result of the reorganization merger or other aspects of the reorganization. In those situations, we may need to negotiate with the applicable third party to obtain a consent or waiver of a contractual right, and the third party may fail to grant the consent or waiver or impose new terms or conditions that are adverse to us in connection with doing so. Any such terminations, unfavorable renegotiation or changes in the terms of our third party contracts following the reorganization could have an adverse effect on our business and operations, including product or service availability and cost, and on our financial performance and results of operations.

As a holding company, Holdings will depend in large part on its operating subsidiaries to satisfy its obligations.

After the completion of the reorganization merger, Holdings will be a holding company with no business operations of its own, other than those that are operated by Atlis as of immediately prior to the reorganization merger (which Atlis expects will generally be assigned to Holdings or its applicable subsidiaries promptly following the reorganization merger). Its only other significant assets will be the outstanding capital stock of its subsidiaries. As a result, it will rely on funds from its current subsidiaries and any subsidiaries that it may form or acquire in the future to meet its obligations.

RISKS RELATED TO OUR BUSINESS

Atlis is an early-stage company that has never turned a profit and there are no assurances that the Company will ever be profitable.

Atlis is a relatively new company that was incorporated on November 9, 2016. If you are investing in this company, it is because you think Atlis’s business model is a good idea, and Atlis will be able to successfully grow their business and become profitable. We have yet to fully develop or sell any electric vehicles. We are launching our Energy business and have yet to start mass manufacturing of battery cells and pack solutions. As of right now, we are aiming to develop an electric truck that currently has no commercial contemporaries. In the meantime, other companies could develop successful alternatives. We have never turned a profit and there is no assurance that we will ever be profitable.

We also have no history in the automotive industry. Although Atlis has taken significant steps in developing brand awareness, Atlis is a new company and currently has no experience developing or selling motor vehicles. As such, it is possible that Atlis’s lack of history in the industry may impact our brand, business, financial goals, operation performance, and products.

We should be considered a “Development Stage Company,” and our operations will be subject to all the risks inherent in the establishment of a new business enterprise, including, but not limited to, hurdles or barriers to the implementation of our business plans. Further, because there is no history of operations there is also no operating history from which to evaluate our executive management’s ability to manage our business and operations and achieve our goals or the likely performance of the Company. Prospective investors should also consider the fact that our management team has not previously developed or managed similar companies. No assurances can be given that we will be able to achieve or sustain profitability.

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Our limited operating history makes it difficult for us to evaluate our future business prospects.

We are a company with an extremely limited operating history and have not generated material revenue from sales of our vehicles or other products and services to date. As we continue to transition from research and development activities to production and sales, it is difficult, if not impossible, to forecast our future results, and we have limited insight into trends that may emerge and affect our business. The estimated costs and timelines that we have developed to reach full scale commercial production are subject to inherent risks and uncertainties involved in the transition from a start-up company focused on research and development activities to the large-scale manufacture and sale of vehicles. There can be no assurance that our estimates related to the costs and timing necessary to complete the design and engineering of our products will prove accurate. These are complex processes that may be subject to delays, cost overruns and other unforeseen issues. In addition, we have engaged in limited marketing activities to date, so even if we are able to bring our other commercial products to market, on time and on budget, there can be no assurance that customers will embrace our products in significant numbers at the prices we establish. Market and geopolitical conditions, many of which are outside of our control and subject to change, including general economic conditions, the availability and terms of financing, the impacts and ongoing uncertainties created by the COVID-19 pandemic, the conflict in the Ukraine, fuel and energy prices, regulatory requirements and incentives, competition, and the pace and extent of vehicle electrification generally, will impact demand for our products, and ultimately our success.

Our ability to develop and manufacture vehicles of sufficient quality and appeal to customers on schedule and on a large scale is unproven.

Our business depends largely on our ability to develop, manufacture, market, and sell our vehicles. Our production ramp may take longer than originally expected due to a number of reasons. The cascading impacts of the COVID-19 pandemic, and more recently the conflict in Ukraine, have impacted our business and operations from facility construction to equipment installation to vehicle component supply.

We have not launched a production-intent consumer vehicle and do not anticipate making our first deliveries for the next few years. In conjunction with the launch of future products we may need to manufacture our vehicles in increasingly higher volumes than our present production capabilities. We have no experience as an organization in high volume manufacturing of EVs. The continued development of and the ability to manufacture our vehicles at scale and fleet vehicles and other commercial products are and will be subject to risks, including with respect to:

•	our ability to secure necessary funding;
•	our ability to negotiate and execute definitive agreements, and maintain arrangements on reasonable terms, with our various suppliers for hardware, software, or services necessary to engineer or manufacture parts or components of our vehicles;
•	securing necessary components, services, or licenses on acceptable terms and in a timely manner;
•	delays by us in delivering final component designs to our suppliers;
•	our ability to accurately manufacture vehicles within specified design tolerances;
•	quality controls, including within our manufacturing operations, that prove to be ineffective or inefficient;
•	defects in design and/or manufacture that cause our vehicles not to perform as expected or that require repair, field actions, including product recalls, and design changes;
•	delays, disruptions, or increased costs in our supply chain, including raw material supplies;
•	other delays, backlog in manufacturing and research and development of new models, and cost overruns;
•	obtaining required regulatory approvals and certifications;
•	compliance with environmental, safety, and similar regulations; and
•	our ability to attract, recruit, hire, retain, and train skilled employees.

Our ability to develop, manufacture, and obtain required regulatory approvals for vehicles of sufficient quality and appeal to customers on schedule and on a large scale is unproven. Our vehicles may not meet customer expectations and may not be commercially viable.

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Historically, automobile customers have expected car manufacturers to periodically introduce new and improved vehicle models. In order to meet these expectations, we may be required to introduce new vehicle models and enhanced versions of existing models. To date, we have limited experience, as a company, designing, testing, manufacturing, marketing, and selling our vehicles and therefore cannot assure you that we will be able to meet customer expectations.

Any of the foregoing could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.

Uncertainty exists as to whether our business will have sufficient funds over the next 12 months, thereby making an investment in Atlis speculative.

We require additional financing to complete development and marketing of our AMV battery technology, XP Platform, and XT pickup truck until the products are in production and sufficient revenue can be generated for us to be self-sustaining. Our management projects that in order to effectively bring the products to market, that it will require significant funding over the next 12 months to cover costs involved in completing the prototype, getting the battery assembly line up and running, and beginning to develop a supply chain. In the event that we are unable to generate sufficient revenues, and before all of the funds now held by us are expended, an investment made in Atlis may become worthless.

If we cannot continue to raise further rounds of funding, we cannot succeed. Atlis will require additional rounds of funding to complete development and begin shipments of the AMV XT pickup truck. If Atlis is unable to secure funding, we will be unable to succeed in our goal of developing the world’s best electric pickup truck. If we are unable to raise adequate financing, we will be unable to sustain operations for a prolonged period of time.

We expect to significantly increase our spending to advance the development of our products and services and launch and commercialize the products for commercial sale. We will require additional capital for the further development and commercialization of our products, as well as to fund our other operating expenses and capital expenditures. We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our products and services. We may also seek collaborators for the products at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available. Any of these events could significantly harm our business, financial condition, and prospects.

We rely on proprietary technology currently in development by Atlis to meet product performance requirements.

Atlis is developing proprietary technologies which are needed to meet targeted product performance requirements. The development of this technology may be impacted by unforeseen supplier, material, and technical risks which may delay product launches or change product performance expectations.

We need to raise additional capital to meet our future business requirements and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interest.

We have relied upon cash from financing activities and in the future, we expect to rely on the proceeds from future debt and/or equity financings, and we hope to rely on revenues generated from operations to fund all of the cash requirements of our activities. However, there can be no assurance that we will be able to generate any significant cash from our operating activities in the future. Future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the Class A common stock will likely include financial and other covenants that will restrict our flexibility.

Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition, and results of operations because we could lose our existing sources of funding and impair our ability to secure new sources of funding. However, there can be no assurance that the Company will be able to generate any investor interest in its securities. If we do not obtain additional financing, our prototype will never be completed, in which case you would likely lose the entirety of your investment in us.

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At this time, we have not secured or identified any additional financing. We do not have any firm commitments or other identified sources of additional capital from third parties or from our officer and director or from other stockholders. There can be no assurance that additional capital will be available to us, or that, if available, it will be on terms satisfactory to us. Any additional financing will involve dilution to our existing stockholders. If we do not obtain additional capital on terms satisfactory to us, or at all, it may cause us to delay, curtail, scale back or forgo some or all of our product development and/or business operations, which could have a material adverse effect on our business and financial results. In such a scenario, investors would be at risk of losing all or a part of any investment in our Company.

We have losses which we expect to continue into the future. There is no assurance our future operations will result in a profit. If we cannot generate sufficient revenues to operate profitably or we are unable to raise enough additional funds for operations, the stockholders will experience a decrease in value, and we may have to cease operations.

We are a development-stage technology company that began operating and commenced research and development activities in 2016. As a recently formed “Development Stage Company”, we are subject to all of the risks and uncertainties of a new business, including the risk that we may never develop, complete development or market any of our products or services and we may never generate product or services related revenues. Accordingly, we have only a limited history upon which an evaluation of our prospects and future performance can be made. We only have one product currently under development, which will require further development, significant marketing efforts and substantial investment before it and any successors could provide us with any revenue. As a result, if we do not successfully develop, market and commercialize our XT pickup truck on the XP platform, we will be unable to generate any revenue for many years, if at all. If we are unable to generate revenue, we will not become profitable, and we may be unable to continue our operations. Furthermore, our proposed operations are subject to all business risks associated with new enterprises. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There can be no assurances that we will operate profitably.

We expect to incur operating losses in future periods due to the high cost associated with developing an electric vehicle from the ground up. We cannot be sure that we will be successful in generating revenues in the near future and in the event we are unable to generate sufficient revenues or raise additional funds we will analyze all avenues of business opportunities. Management may consider a merger, acquisition, joint venture, strategic alliance, a roll-up, or other business combination to increase business and potentially increase the liquidity of the Company. Such a business combination may ultimately fail, decreasing the liquidity of the Company and stockholder value or cause us to cease operations, and investors would be at risk of losing all or part of their investment in us.

Risks of operations.

Our future operating results may be volatile, difficult to predict and may fluctuate significantly in the future due to a variety of factors, many of which may be outside of our control. Due to the nature of our target market, we may be unable to accurately forecast our future revenues and operating results. Furthermore, our failure to generate revenues would prevent us from achieving and maintaining profitability. There are no assurances that we can generate significant revenue or achieve profitability. We anticipate having a sizeable amount of fixed expenses, and we expect to incur losses due to the execution of our business strategy, continued development efforts and related expenses. As a result, we will need to generate significant revenues while containing costs and operating expenses if we are to achieve profitability. We cannot be certain that we will ever achieve sufficient revenue levels to achieve profitability.

Competition may crowd the market.

We face significant barriers in the development of a competitive electric vehicle in a crowded market space. Atlis faces significant technical, resource, and financial barriers in development of a battery electric vehicle intended to compete in a crowded pickup truck space. Incumbents, also known as legacy manufacturers, have substantially deeper pockets, larger pools of resources, and more significant manufacturing experience. Atlis will need to contract with development partners who may have existing relationships with incumbent manufacturers, these relationships may pose a significant risk in our ability to successfully develop this program. The Atlis product is differentiated from all currently announced electric trucks in that it will be a full-size, heavy-duty truck with capabilities that match or exceed internal combustion trucks of the same size. However, we have a lot of work to do before we reach production. There is a chance that other competitors may release similar full-sized electric trucks before we exit the research and development phase. If several competitors release full-sized electric trucks before Atlis, it will be exceedingly difficult to penetrate the market.

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There are several potential competitors who are better positioned than we are to take the market at an earlier time than Atlis. We will compete with larger, established automotive manufacturers who currently have products on the market and/or various respective product development programs. They have much better financial means and marketing/sales and human resources than us. They may succeed in developing and marketing competing equivalent products earlier than us, or superior products than those developed by us. There can be no assurance that competitors will not render our technology or products obsolete or that the plug-in electric pickup truck developed by us will be preferred to any existing or newly developed technologies. It should further be assumed that that competition will intensify. Atlis’s success depends on our ability to continuously raise funding, keep costs under control, and properly execute our delivery of the AMV XT pickup truck, AMV XP truck platform, and Advanced Charging Station.

In order to be competitive, we must have the ability to respond promptly and efficiently to the ever-changing marketplace. We must establish our name as a reliable and constant source for professional conversion and transmission services. Any significant increase in competitors or competitors with better, more efficient services could make it more difficult for us to gain market share or establish and generate revenues. We may not be able to compete effectively on these or other factors.

We are dependent on our existing suppliers, a significant number of which are single or limited source suppliers and are also dependent on our ability to source suppliers, for our critical components, and to complete the development of our supply chain, while effectively managing the risks due to such relationships.

Our success will be dependent upon our ability to enter into supplier agreements and maintain our relationships with existing suppliers who are critical and necessary to the output and production of our vehicles. The supply agreements we have, and may enter into with suppliers in the future, may have provisions where such agreements can be terminated in various circumstances, including potentially without cause. In the ordinary course of our business, we currently have, and may in the future have, legal disputes with our suppliers, including litigation to enforce such supply agreements, which would adversely affect our ability to source components from such suppliers. If our suppliers become unable or unwilling to provide, or experience delays in providing, components, or if the supply agreements we have in place are terminated, or if any such litigation to enforce our supply agreements is not resolved in our favor, it may be difficult to find replacement components. Additionally, our products contain thousands of parts that we purchase from hundreds of mostly single- or limited-source suppliers, for which no immediate or readily available alternative supplier exists. Due to scarce natural resources or other component availability constraints, we may not receive the full allocation of parts we have requested from a particular supplier due to supplier allocation decisions which are outside our control. While we believe that we would be able to establish alternate supply relationships and can obtain or engineer replacement components for our single source components, we may be unable to do so in the short term (or at all) at prices or quality levels that are acceptable to us. Further, any such alternative suppliers may be located a long distance from our manufacturing facilities, which may lead to increased costs or delays. In addition, as we evaluate opportunities and take steps to insource certain components and parts, supply arrangements with current or future suppliers (with respect to other components and parts offered by such suppliers) may be available on less favorable terms or not at all. Changes in business or macroeconomic conditions, governmental regulations, and other factors beyond our control or that we do not presently anticipate could affect our ability to receive components from our suppliers. The unavailability of any component or supplier has resulted, and could in the future result in production delays, idle manufacturing facilities, product design changes, and loss of access to important technology and tools for producing and supporting our products and services.

In addition, if our suppliers experience substantial financial difficulties, cease operations, or otherwise face business disruptions, we would be required to take measures to ensure components and materials remain available. Any disruption could affect our ability to deliver vehicles and could increase our costs and negatively affect our liquidity and financial performance.

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Also, if a supplied vehicle component becomes the subject of a field action, including a product recall, we would be required to find an alternative component, which could increase our costs and cause vehicle production delays. Additionally, we may become subject to costly litigation surrounding the component.

If we do not enter into long-term supply agreements with guaranteed pricing for our parts or components, or if those long-term supply agreements are not honored by our suppliers, we may be exposed to fluctuations in prices of components, materials, and equipment. Agreements for the purchase of battery cells contain or are likely to contain pricing provisions that are subject to adjustments based on changes in market prices of key commodities. Substantial increases in the prices for such components, materials, and equipment would increase our operating costs and could reduce our margins if we cannot recoup the increased costs. Increasing the announced or expected prices of our vehicles in response to increased costs has previously been viewed negatively by our potential customers, and any future attempts to increase prices could have similar results, which could adversely affect our business, prospects, financial condition, results of operations, and cash flows.

There are complex software and technology systems that need to be developed by us and in coordination with vendors and suppliers to reach mass production for our vehicles, and there can be no assurance such systems will be successfully developed or integrated.

Our vehicles and operations will use a substantial amount of complex third-party and in-house software and hardware. The development and integration of such advanced technologies are inherently complex, and we will need to coordinate with our vendors and suppliers to reach mass production for our vehicles. Defects and errors may be revealed over time and our control over the performance of third-party services and systems may be limited. Thus, our potential inability to develop and integrate the necessary software and technology systems may harm our competitive position.

We rely on third-party suppliers to develop a number of emerging technologies for use in our products. Certain of these technologies are not today, and may not ever be, commercially viable. There can be no assurances that our suppliers will be able to meet the technological requirements, production timing, and volume requirements to support our business plan. Furthermore, if we experience delays by our third-party suppliers, we could experience delays in delivering on our timelines. In addition, the technology may not comply with the cost, performance useful life, and warranty characteristics we anticipate in our business plan. As a result, our business plan could be significantly impacted and we may incur significant liabilities under warranty claims which could materially and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

We are in the development stages of many of our products, which face technical, significant cost, and regulatory challenges we may not be able to overcome.

Many of our products are in the development stages and have not yet reached commercialization status. These products may face technical, significant costs, and regulatory challenges we may be unable to overcome. Failure to meet these standards may interfere with our ability to commercialize our products and have a negative and material impact on our business, prospects, financial condition, and results of our operation.

We may experience difficulty scaling up manufacturing of our products.

Electric vehicle technology is changing rapidly. There is significant development and investment into electric vehicle technology being made today. Such rapidly changing technology conditions may adversely affect Atlis’s ability to become a market leader, provide superior product performance, and an outstanding customer experience. If we are unable to control the cost of development, cost of manufacturing, and cost of operations, Atlis may be substantially affected. If we are unable to maintain substantially lower cost of manufacturing, developing, design, distributing, and maintaining our vehicles, we may incur significant cost increases which can be material substantial to the operation of our business. We have made and will continue to make substantial investments into the development of Atlis, such investments may have unforeseen costs that we have been unable to accurately predict, which may significantly impact our ability to execute our business as planned. Atlis will face significant costs in development and purchasing of materials required to build the XT pickup truck, XP truck platform, and Advanced Charging Station through external partnerships. These purchases are subject to conditions outside the control of Atlis and as such, these conditions may substantially affect our business, product, brand, operational, and financial goals.

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Atlis will continuously and diligently work towards obtaining multiple sources of materials and components to mitigate risk in our supply chain. However, it is possible that specific components or solutions required to manufacture an electric vehicle may be subject to intellectual property, material availability, or expertise owned solely by a single supplier. A condition such as a single source supplier may hinder our ability to secure the cost, schedule, and long term viability of AMV XT pickup truck, XP truck platform, or Advanced Charging Station. We may be inherently subjected to conditions which permit only a single source supplier for specific components necessary to develop and manufacture the AMV XT pickup truck, XP truck platform, and Advanced Charging Station, magnifying this risk.

We may not achieve our projected development goals in the time frames we announce and expect due to unforeseen factors.

Any valuation of Atlis at this stage is pure speculation. Atlis’s business success, timeline, and milestones are estimated. Atlis’s production projections, sales volume, and cost models are only estimates. Atlis produced these valuations based on existing business models of successful and unsuccessful efforts of other companies within the technology and automotive industries. All such projections and timeline estimations may change as Atlis continues in the development of a plug-in electric vehicle, charging station and manufacturing facilities.

We are currently in the development phase of our products and have not yet started manufacturing and sales. Cost overruns, scheduling delays, and failure to meet product performance goals may be caused by, but not limited to, unidentified technical hurdles, delays in material shipments, and regulatory hurdles. We may experience delays in the design and manufacturing of our products. We may experience significant delays in bringing our products to market due to design considerations, technical challenges, material availability, manufacturing complications, and regulatory considerations. Such delays could materially damage our brand, business, financial goals, operation results, and product.

A significant interruption of our information technology systems or the loss of confidential or other sensitive data, including cybersecurity risks, could have a material adverse impact on our operations and financial results.

Given our reliance on information technology (our own and our third-party providers’), a significant interruption in the availability of information technology, regardless of the cause, or the loss of confidential, personal, or proprietary information (whether our own, our employees’, our suppliers’, or our customers’), regardless of the cause, could negatively impact our operations. While we have invested in the protection of our data and information technology to reduce these risks and routinely test the security of our information systems network, we cannot be assured that our efforts will prevent breakdowns or breaches in our systems that could adversely affect our business. Management is not aware of a cybersecurity incident that has had a material adverse impact on our financial condition or results of operations; however, we could suffer material financial or other losses in the future and we are not able to predict the severity of these attacks. The occurrence of a cyber-attack, breach, unauthorized access, misuse, computer virus or other malicious code or other cybersecurity event could jeopardize or result in the unauthorized disclosure, gathering, monitoring, misuse, corruption, loss or destruction of confidential and other information that belongs to us, our customers, our counterparties, or third-party suppliers and providers that is processed and stored in, and transmitted through, our computer systems and networks. The occurrence of such an event could also result in damage to our software, computers or systems, or otherwise cause interruptions or malfunctions in our, our customers’, our counterparties’ or third parties’ operations. This could result in loss of customers and business opportunities, reputational damage, litigation, regulatory fines, penalties or intervention, reimbursement or other compensatory costs, or otherwise adversely affect our business, financial condition or results of operations. As part of our regular review of potential risks, we analyze emerging cybersecurity threats to us and our third-party suppliers and providers as well as our plans and strategies to address them. The Board of Directors of the Company (the “Board of Directors”), which has oversight responsibility for cybersecurity risks, is regularly briefed by management on such analyses.

Rising interest rates may adversely impact our business.

Due to recent increases in inflation, the U.S. Federal Reserve has significantly raised, and may continue to raise, its benchmark interest rates. An increase in the federal benchmark rate has resulted in an increase in market interest rates, which may increase our interest expense under any future borrowings. Consequently, rising interest rates may increase our cost of capital. We have incurred certain debt obligations in the ordinary course of our business and may incur additional indebtedness in the future. Due to interest rate increases resulting from the current global economic environment, our ability to issue new debt may be adversely impacted. As a result, we cannot be certain that additional funding will be available if needed and, to the extent required, on acceptable terms, which could have an adverse effect on us. Increased borrowing costs may also limit our customers’ ability to purchase our products in the future, which could have an adverse impact on our financial condition and results of operations.

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Inflation has resulted in increased costs of operations, which could have a material adverse effect on our results of operations and the market price of our common stock.

Inflation has accelerated in the U.S. and globally due in part to global supply chain issues, the Ukraine-Russia war, a rise in energy prices, and strong consumer demand as economies continue to reopen from restrictions related to the COVID-19 pandemic. The inflationary environment has increased our cost of labor, as well as our other operating costs, which may have a material adverse impact on our financial results. In addition, economic conditions could impact and reduce the number of customers who purchase our products as credit becomes more expensive or unavailable. Although interest rates have increased and are expected to increase further, inflation may continue. Further, increased interest rates could have a negative effect on the securities markets generally which may, in turn, have a material adverse effect on the market price of our common stock.

We may face regulatory challenges.

We are substantially at risk of unfavorable governmental regulations. Motor vehicles are subject to substantial regulation under international, federal, state, local and foreign laws regarding safety, performance, and import regulations. The AMV Cell, AMV Battery, XP Platform and XT Pickup truck will need to comply with many governmental standards and regulations relating to vehicle safety, fuel economy, emissions control, noise control, and vehicle recycling, among others. Compliance with all of these requirements may delay our production launch, thereby adversely affecting our business and financial condition.

Additionally, there is a chance that some economically advantageous governmental incentives or subsidies will be removed or repealed before our product reaches production. Such changes to the governmental regulatory structure could have an adverse effect on profitability.

We have no proven history of achieving the necessary regulatory requirements.

We have not yet received regulatory approval for our AMV Cell, AMV Battery, XP Platform or XT pickup truck. We may face significant technical challenges in achieving regulatory approval that may impact our ability to continue operations.

Many of the required regulatory approvals may require significant cost and time. Atlis may need to raise additional capital to achieve regulatory approvals for our products. Failure to raise the needed capital required may have an impact to our ability to continue operations.

If we cannot continue to innovate, our projected revenue growth rate and profits may be reduced.

To successfully develop and grow our business, we must develop, distribute and commercialize our products, secure strategic partnerships with various businesses, and bring our products to market on schedule and in a profitable manner, as well as spend time and resources on the development of future products, services and business strategies that are complementary to our initial electric vehicle and business plan. Delays or failures in the launch of our products could hurt our ability to meet our growth objectives, which may affect our financial projections and may impact our stock price. Moreover, if we are unable to continually develop and evolve our business strategy and launch additional products and services in the future, our business will be entirely dependent on the success of the XT pickup truck, which could hurt our ability to meet our objectives. We cannot guarantee that the XT pickup truck will be able to achieve our expansion goals alone. Our ability to expand successfully will depend on a number of factors, many of which are beyond our control.

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The success of our business depends on attracting and retaining a large number of customers. If we are unable to do so, we will not be able to achieve profitability.

Our success depends on attracting a large number of potential customers to purchase our vehicles and the associated services we will provide to our customers. If our customers do not perceive our vehicles and services to be of sufficiently high value and quality, cost competitive and appealing in aesthetics or performance, we may not be able to retain our current preorder customers or attract new customers, and our business, prospects, financial condition, results of operations, and cash flows would suffer as a result. In addition, we may incur significantly higher and more sustained advertising and promotional expenditures than we have previously incurred to attract customers. Further, our future success will also depend in part on securing additional commercial agreements with businesses and/or fleet operators for our commercial vehicles. Many states have enacted legislation to prohibit direct-to-consumer sales, reducing the pool of prospective customers. We may not be successful in attracting and retaining a large number of consumer and commercial customers. If, for any of these reasons, we are not able to attract and maintain consumer and commercial customers, our business, prospects, financial condition, results of operations, and cash flows would be materially harmed.

We may have difficulty protecting our intellectual property.

Our pending patents and other intellectual property could be unenforceable or ineffective once patent reviews are completed. We anticipate patent review completion and patents issued in calendar years 2021, 2022, and 2023 based on the typical two-year process between filing and issuing. We have continued to file patent applications throughout 2022 and plan to continue filing new patents over time. We have filed these patents privately and the scope of what they cover remains confidential until they are issued. For any company creating brand new products, it is imperative to protect the proprietary intellectual property to maintain a competitive advantage. There is no doubt that a significant portion of Atlis’s current value depends on the strength and imperviousness of these pending patents. We intend to continue to file additional patent applications and build our intellectual property portfolio as we discover new technologies related to the development of plug-in electric vehicles.

We believe that intellectual property will be critical to our success, and that we will rely on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements to protect our proprietary rights. If we are not successful in protecting our intellectual property, it could have a material adverse effect on our business, results of operations and financial condition. While we believe that we will be issued trademarks, patents and pending patent applications help to protect our business, there can be no assurance that our operations do not, or will not, infringe valid, enforceable third-party patents of third parties or that competitors will not devise new methods of competing with us that are not covered by our anticipated patent applications. There can also be no assurance that our patent applications will be approved, that any patents issued will adequately protect our intellectual property, or that such patents will not be challenged by third parties or found to be invalid or unenforceable or that our patents will be effective in preventing third parties from utilizing a copycat business model to offer the same service in one or more categories. Moreover, it is intended that we will rely on intellectual property and technology developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties at all or on reasonable terms. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our intended services will be provided. The laws of certain countries do not protect proprietary rights to the same extent as the laws of the U.S. and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology adequately against unauthorized third party copying or use, which could adversely affect our competitive position. We expect to license in the future, certain proprietary rights, such as trademarks or copyrighted material, to third parties. These licensees may take actions that might diminish the value of our proprietary rights or harm our reputation, even if we have agreements prohibiting such activity. Also, to the extent third parties are obligated to indemnify us for breaches of our intellectual property rights, these third parties may be unable to meet these obligations. Any of these events could have a material adverse effect on our business, results of operations or financial condition.

The U.S. Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case, which could have a material adverse effect on our business, results of operations and financial condition.

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Intellectual property protection is costly.

Filing, prosecuting and defending patents related to our products and software throughout the world is prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but where enforcement is not as strong as that in the U.S. These products may compete with our products in jurisdictions where we do not have any issued or licensed patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to technology, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

Confidentiality agreements may not adequately prevent disclosure of trade secrets and other proprietary information.

We anticipate that a substantial amount of our processes and technologies will be protected by trade secret laws. To protect these technologies and processes, we intend to rely in part on confidentiality agreements with our employees, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in such cases, we could not assert any trade secret rights against such parties. To the extent that our employees, contractors or other third parties with which we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Laws regarding trade secret rights in certain markets in which we operate may afford little or no protection to our trade secrets. The loss of trade secret protection could make it easier for third parties to compete with our products and related future products and services by copying functionality, among other things. In addition, any changes in, or unexpected interpretations of, the trade secret and other intellectual property laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our business, revenue, reputation and competitive position.

Failure to comply with federal and state privacy laws could adversely affect our business.

A variety of federal and state laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. Several internet companies have recently incurred penalties for failing to abide by the representations made in their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could adversely affect our business. Federal and state governmental authorities continue to evaluate the privacy implications inherent in the use of third-party web “cookies” for behavioral advertising. The regulation of these cookies and other current online advertising practices could adversely affect our business.

Our business could be adversely affected by a downturn in the economy and/or manufacturing.

We are dependent upon the continued demand for electric vehicles, making our business susceptible to a downturn in the economy or in manufacturing. For example, a decrease in the number of individuals investing their money in the equity markets could result in a decrease in the number of companies deciding to become or remain public. This downturn could have a material adverse effect on our business, our ability to raise funds, our production, and ultimately our overall financial condition.

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Our business would be adversely affected if we are not able to create and develop an effective direct sales force.

Because a significant component of our growth strategy relates to increasing our revenues through sales to companies and individuals subject to the SEC disclosure and reporting requirements, our business would be adversely affected if we were unable to develop and maintain an effective sales force to market our products directly to consumers. Further complicating this matter, many states have prohibited direct to consumer vehicle sales. Atlis will need to be effective at converting online interest into hard sales. We currently do not employ any sales staff to sell our products, which could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to successfully manage our growth.

We could experience growth over a short period of time, which could put a significant strain on our managerial, operational and financial resources. We must implement and constantly improve our certification processes and hire, train and manage qualified personnel to manage such growth. We have limited resources and may be unable to manage our growth. Our business strategy is based on the assumption that our customer base, geographic coverage and service offerings will increase. If this occurs it will place a significant strain on our managerial, operational, and financial resources. If we are unable to manage our growth effectively, our business will be adversely affected. As part of this growth, we may have to implement new operational, manufacturing, and financial systems and procedures and controls to expand, train and manage our employees, especially in the areas of manufacturing and sales. If we fail to develop and maintain our people and processes as we experience our anticipated growth, demand for our products and our revenues could decrease.

We may not be able to keep up with rapid technological changes.

To remain competitive, we must continue to enhance our products and software. The evolving nature of the electric vehicle industry, which is characterized by rapid technological change, frequent new product and service introductions and the emergence of new industry standards and practices, could render our existing systems, software, and services obsolete. Our success will depend, in part, on our ability to develop, innovate, license or acquire leading technologies useful in our business, enhance our existing solutions, develop new solutions and technology that address the increasingly sophisticated and varied needs of our current and prospective customers, and respond to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely manner. Future advances in technology may not be beneficial to, or compatible with, our business. Furthermore, we may not successfully use new technologies effectively or adapt our proprietary technology and hardware to emerging industry standards on a timely basis. Our ability to remain technologically competitive may require substantial expenditures and lead time. If we are unable to adapt in a timely manner to changing market conditions or user requirements, our business, financial condition and results of operations could be seriously harmed.

If we do not successfully establish and maintain our Company as a highly trusted and respected name for electric vehicles, our projected revenues would be impacted, which could significantly affect our business, financial condition and results of operations.

In order to attract and retain a client base and increase business, we must establish, maintain and strengthen our name and the services we provide. In order to be successful in establishing our reputation, clients must perceive us as a trusted source for quality services. If we are unable to attract and retain clients with our current marketing plans, we may not be able to successfully establish our name and reputation, which could significantly affect our business, financial condition and results of operations.

We are subject to risks of borrowing.

We have incurred certain debt obligations in the ordinary course of our business. Should we obtain secure bank debt in the future, possible risks could arise. If we incur additional indebtedness, a portion of our future revenues will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair our operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to our rights. A judgment creditor would have the right to foreclose on any of our assets resulting in a material adverse effect on our business, ability to generate revenue, operating results or financial condition.

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We may encounter unanticipated obstacles.

Our business plan may change significantly. Many of our potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Our Board of Directors believes that the chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of our principals and advisors. Our Board of Directors reserve the right to make significant modifications to our stated strategies depending on future events.

We may be subject to unforeseen delays or failures that are caused by force majeure events beyond our control.

Our business is uniquely susceptible to unforeseen delays or failures that are caused by forces of nature and related circumstances. These factors are outside and beyond our control. The delay or failure to complete the development and testing of our XP Platform or XT pickup truck and the commercial release of related services may be due to any act of God, fire, war, terrorism, flood, strike, labor dispute, disaster, transportation or laboratory difficulties or any similar or dissimilar event beyond our control. We will not be held liable to any stockholder in the event of any such failure. However, a court of competent jurisdiction may determine that we are still liable to stockholders for catastrophic failures proximately caused by forces of nature outside of our control. If such a court so decides, Atlis may have significant stockholder liability exposure.

We have and may continue to be adversely impacted by macroeconomic conditions resulting from the global COVID-19 pandemic.

Our business, results of operations, and financial condition have been, and may continue to be, adversely impacted in material respects by COVID-19 and by related government actions (including declared states of emergency and quarantine, “shelter in place” orders, or similar orders), non-governmental organization recommendations, and public perceptions, all of which have led and may continue to lead to disruption in global economic and labor markets. These effects have had a significant impact on our business, including reduced demand for our products and workforce solutions, early terminations or reductions in projects, hiring freezes, and a shift of a portion of our workforce to remote operations, all of which have contributed to a decline in revenues and other significant adverse impacts on our financial results. Other potential impacts of COVID-19 may include continued or expanded closures or reductions of operations with respect to our supplier partners’ and customer operations or facilities, the possibility our customers will not order and will not be able to pay for our products, or that they will attempt to defer payments owed to us, either of which could materially impact our liquidity, the possibility that the uncertain nature of the pandemic may not yield the increase in certain of our workforce solutions that we have historically observed during periods of economic downturn, and the possibility that various government-sponsored programs to provide economic relief may be inadequate. Further, we may continue to experience adverse financial impacts, some of which may be material, if we cannot offset revenue declines with cost savings through expense-related initiatives, human capital management initiatives, or otherwise.

Some of our suppliers and partners also experienced temporary suspensions before resuming. Reduced operations or closures at government offices, motor vehicle departments and municipal and utility company inspectors have resulted in challenges in or postponements for our vehicle manufacturing and sales. Global trade conditions and consumer trends may further adversely impact us and our industries. For example, pandemic-related issues have exacerbated port congestion and intermittent supplier shutdowns and delays, resulting in additional expenses to expedite delivery of critical parts. Sustaining our production will require the readiness and solvency of our suppliers and vendors, a stable and motivated production workforce and ongoing government cooperation.

We cannot predict the duration or direction of current global trends, the sustained impact of which is largely unknown, is rapidly evolving and has varied across geographic regions. Ultimately, we continue to monitor macroeconomic conditions to remain flexible and to optimize and evolve our business as appropriate,

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The preparation of our financial statements requires estimates, judgments and assumptions that are inherently uncertain.

Financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition and results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our consolidated financial statements and our business.

We may be unable to meet our capital requirements.

Our capital requirements depend on numerous factors, including but not limited to the rate and success of our research and development efforts, marketing efforts, market acceptance of our products, our ability to establish and maintain our agreements with suppliers, our ability to ramp up production, product demand and other factors. The capital requirements relating to development of our technology and the implementation of our business plan will be significant. We cannot accurately predict the timing and amount of such capital requirements. However, we are dependent on additional financing that will be required in order to develop our products and fully implement our proposed business plans.

However, in the event that our plans change, or our assumptions change or prove to be inaccurate, we would be required to seek additional financing sooner than currently anticipated. There can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Furthermore, any additional equity financing may dilute the equity interests of our existing stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If we are unable to obtain additional financing as and when needed, we may be required to reduce the scope of our operations or our anticipated business plans, which could have a material adverse effect on our business, future operating results and financial condition.

If we pursue strategic investments, they may result in losses.

We may elect periodically to make strategic investments in various public and private companies with businesses or technologies that may complement our business. The market values of these strategic investments may fluctuate due to market conditions and other conditions over which we have no control. Other-than-temporary declines in the market price and valuations of the securities that we hold in other companies would require us to record losses related to our investment. This could result in future charges to our earnings. It is uncertain whether or not we will realize any long-term benefits associated with these strategic investments.

Our ability to utilize loss carry forwards may be limited.

Generally, a change of more than fifty percent (50%) in the ownership of a company’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit our ability to use our net operating loss carryforwards attributable to the period prior to the change. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations.

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An event of default has occurred under our convertible notes and the outstanding principal balance of the convertible notes and accrued and unpaid interest thereon may become immediately due and payable.

On March 13, 2023, we received a notice of non-compliance from Nasdaq stating that we no longer meet a requirement for continued listing of our Class A common stock on Nasdaq’s Global Market tier. See “Our Class A common stock may be delisted from Nasdaq if we do not maintain compliance with Nasdaq’s continued listing requirements. If our Class A common stock is delisted, the market price and liquidity of our Class A common stock and our ability to issue additional securities and raise additional capital would be adversely impacted.” We determined that the notice of non-compliance constituted an event of default under our outstanding convertible notes. As a result of the event of default, unless waived by the holders, the convertible notes began accruing default interest at a rate of 10% per annum and we are obligated to pay to the holders approximately $4.9 million, which amount represents 100% of the sum of (x) the outstanding principal of the notes as of March 13, 2023 and (y) accrued and unpaid interest thereon. The holders have the option to instead convert the amount due and payable under the event of default, including at an alternative conversion price as described in the convertible notes. If we are required to pay the outstanding principal amount of the convertible notes and accrued and unpaid interest thereon to the holders, we will be able to do so using available cash on hand, but our financial condition will be adversely impacted and we may not have sufficient funds to operate our business and develop our products as planned.

RISKS RELATED TO THE AUTOMOBILE INDUSTRY

The automotive market is highly competitive, and we may not be successful in competing in this industry.

Both the automobile industry generally, and the electric vehicle segment in particular, are highly competitive, and we will be competing for sales with both electric vehicle manufacturers and traditional automotive companies, including those who have announced consumer and commercial vehicles that may be directly competitive to ours. Many of our current and potential competitors may have significantly greater financial, technical, manufacturing, marketing, or other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale, and support of their products than we may devote to our products. We expect competition for electric vehicles to intensify due to increased demand and a regulatory push for alternative fuel vehicles, continuing globalization, and consolidation in the worldwide automotive industry, as well as the recent significant increase in oil and gasoline prices. In addition, as fleet operators begin transitioning to electric vehicles on a mass scale, we expect that more competitors will enter the commercial fleet electric vehicle market. Further, as a result of new entrants in the commercial fleet electric vehicle market, we may experience increased competition for components and other parts of our vehicles, which may have limited or single-source supply.

Factors affecting competition include product performance and quality, technological innovation, customer experience, brand differentiation, product design, pricing and total cost of ownership, and manufacturing scale and efficiency. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in downward price pressure and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

Other manufacturers may beat us to market.

As of February 2023, several competing electric pickup trucks have entered production, or will enter production by the end of 2024. This includes but is not limited to the Ford F-150 Lightening, Chevrolet electric Silverado, GMC Sierra EV, Rivian R1T, Tesla Cybertruck, Hummer EV pickup, Lordstown Endurance, and Ram Revolution. Although we believe we are developing a superior product in terms of both design and performance, many other auto makers have much more bargaining power and deeper pockets that enable them to quickly create economies of scale. There is a chance that consumers adopt competitor electric trucks before Atlis can bring its XT pickup truck to market. While other manufactures focus on mid-size and class 1 pickup trucks, Atlis will focus on Class 2 and 3 markets, while offering a vehicle option for Class 1 customers.

We rely on complex machinery for our operations, and production involves a significant degree of risk and uncertainty in terms of operational performance, safety, security, and costs.

We rely heavily on complex machinery for our operations and our production involves a significant degree of uncertainty and risk in terms of operational performance, safety, security, and costs. Our manufacturing plant consists of large-scale machinery combining many components, including complex software to operate such machinery and to coordinate operating activities across the manufacturing plant. The manufacturing plant components are likely to suffer unexpected malfunctions from time to time, especially as we ramp up production on new products, and will depend on repairs, spare parts, and IT solutions to resume operations, which may not be available when needed. Unexpected malfunctions of the manufacturing plant components may significantly affect operational efficiency.

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Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems including the software used to control or operate them, industrial accidents, pandemics, fire, seismic activity, and natural disasters.

Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, products, supplies, tools and materials, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs, and potential legal liabilities, all which could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows. Although we generally carry insurance to cover such operational risks, we cannot be certain that our insurance coverage will be sufficient to cover potential costs and liabilities arising therefrom. A loss that is uninsured or exceeds policy limits may require us to pay substantial amounts, which could adversely affect our business, prospects, financial condition, results of operations, and cash flows.

We are subject to substantial regulations and unfavorable changes to, or failure by us to comply with, these regulations could substantially harm our business and operating results.

Our batteries, and the sale of electric vehicles and motor vehicles in general, are subject to regulation under international, federal, state, and local laws, including export and import control laws. We expect to incur significant costs in complying with these regulations. Regulations related to the battery and electric vehicle industry are currently evolving and we face risks associated with these changing regulations.

To the extent that a law changes, our products may not comply with applicable international, federal, state, and local laws, which would have an adverse effect on our business. Compliance with changing regulations could be time consuming, burdensome, and expensive. To the extent compliance with new and existing regulations is cost prohibitive, our business prospects, financial condition, and operating results would be adversely affected.

Internationally, there may be laws and jurisdictions we have not yet entered or laws we are unaware of in jurisdictions we have entered that may restrict our sales or other business practices. These laws may be complex, difficult to interpret and may change over time. Continued regulatory limitations and obstacles that may interfere with our ability to commercialize our products could have a negative and material impact on our business, prospects, financial condition, and results of our operation.

We are subject to requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect our business, results of operation and reputation.

We are subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to manufacture with alternative technologies and materials.

Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require us to make material changes to our operations, resulting in significant increases in the cost of production.

Our manufacturing process will have hazards such as but not limited to hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or products, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact our company brand, finances, or ability to operate.

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Our vehicles rely on software and hardware that is highly technical, and if these systems contain errors, bugs, vulnerabilities, or design defects, or if we are unsuccessful in addressing or mitigating technical limitations in our systems, our business could be adversely affected.

Our vehicles rely on software and hardware that is highly technical and complex and will require modification and updates over the life of the vehicles. In addition, our vehicles depend on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. Our software and hardware may contain errors, bugs, vulnerabilities or design defects, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs, vulnerabilities, or design defects inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Although we will attempt to remedy any issues we observe in our vehicles effectively and rapidly, such efforts may not be timely, may hamper production or may not be to the satisfaction of our customers.

Additionally, if we deploy updates to the software (whether to address issues, deliver new features or make desired modifications) and our over-the-air update procedures fail to properly update the software or otherwise have unintended consequences to the software, the software within our customers’ vehicles will be subject to vulnerabilities or unintended consequences resulting from such failure of the over-the-air update until properly addressed.

If we are unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware, or fail to deploy updates to our software properly, we would suffer damage to our reputation, loss of customers, loss of revenue or liability for damages, any of which could adversely affect our business, prospects, financial condition, results of operations, and cash flows.

We are dependent on suppliers and suppliers to our third-party contract manufacturers who fabricate our equipment to fulfill orders placed by us. Timely delivery of orders is needed to meet the requirements of our customers, and a shortage of materials or components, such as microprocessors, can disrupt the production of our equipment.

As a vehicle manufacturer, we will be subject to the same vagaries as the rest of the automotive industry. With a significant number of microprocessors in each of our systems, we and our other parties who need microprocessors are experiencing various levels of disruption to production. The microprocessor supply chain is complex, and a constrained capacity of certain components is occurring deep in the chain. There have been significant disruptions to capacity and reallocations of supply capacity during the COVID-19 pandemic. Furthermore, prior to the COVID-19 pandemic, microprocessor manufacturers were already seeing increasing demand and that demand has further increased based on labor shortages and the need for greater automation. A shortage of microprocessors or other materials or components can cause a significant disruption to our production schedule and have a substantial adverse effect on our financial condition or results of operations. Given our weaker relative bargaining power, there is a real risk that we will experience significant difficulties in obtaining supplies of microchips. If this occurs, we may experience significant production delays and will not meet our production goals. Lack of production will have a direct impact on sales and would likely cause us to miss our quarterly and annual earnings estimates.

Natural resource scarcity may cause delays in the development and manufacturing of our products.

The development of our products in the timeframe we anticipate is based on an ability to secure requisite levels of natural resources to produce the number of battery cells and battery packs necessary to meet our production goals. Two of the main natural resources in battery chemistry are lithium and cobalt. Given that these are scarce resources, there is a chance that we are unable to secure enough to meet our battery production goals. If this happens, we will not meet our overall production or profitability estimates. To mitigate this risk, we will explore opportunities to purchase futures to hedge against natural resource cost inflation and/or scarcity.

Additionally, global political and economic tensions could contribute to natural resource scarcity. For example, Russia is a major exporter of natural resources. With the imposition of economic sanctions and import restrictions, there will be a loss of supply in global markets. Restricted supply is likely to result in upward price pressures. The automotive industry is subject to similar natural resource unpredictability in other countries. As such, our pricing and profitability models may need to be adjusted in reaction to these outside pressures.

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Company growth depends on avoiding battery production bottlenecks.

Our Company’s success is highly dependent upon our ability to produce battery cells and packs at high levels of volume and low cost. If the Company is unable to produce enough battery cells and packs, for any reason, it would result in the Company missing its overall production and profitability estimates. To avoid the risk of catastrophic battery bottlenecks, the Company intends to explore options for outsourcing some of the battery production to diversify its battery sourcing.

If there is inadequate access to charging stations, our business may be materially and adversely affected.

Demand for our vehicles will depend in part upon the availability of a charging infrastructure. We market our ability to provide our customers with comprehensive charging solutions, including our networks of charging stations, as well as the installation of home chargers for users where practicable, and provide other solutions including charging through publicly accessible charging infrastructure. We have very limited experience in the actual provision of our charging solutions to customers and providing these services is subject to challenges. While the prevalence of charging stations generally has been increasing, charging station locations are significantly less widespread than gas stations. Some potential customers may choose not to purchase our vehicles because of the lack of a more widespread charging infrastructure. Further, to provide our customers with access to sufficient charging infrastructure, we will rely on the availability of, and successful integration of our vehicles with, third-party charging networks. Any failure of third-party charging networks to meet customer expectations or needs, including quality of experience, could impact the demand for electric vehicles, including ours. For example, where charging bays exist, the number of vehicles could oversaturate the available charging bays, leading to increased wait times and dissatisfaction for customers. In addition, given our limited experience in providing charging solutions, there could be unanticipated challenges, which may hinder our ability to provide our solutions or make the provision of our solutions costlier than anticipated. To the extent we are unable to meet user expectations or experience difficulties in providing our charging solutions, our reputation and business, prospects, financial condition, results of operations, and cash flows could be materially and adversely affected.

Our vehicles will make use of lithium-ion battery cells, which, if not appropriately managed and controlled, have been observed to catch fire or vent smoke and flame.

The battery packs within our vehicles will make use of lithium-ion cells. If not properly managed or subject to environmental stresses, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the battery pack is designed to contain any single cell’s release of energy without spreading to neighboring cells, a field or testing failure of battery packs in our vehicles could occur, which could result in bodily injury or death and could subject us to lawsuits, field actions (including product recalls), or redesign efforts, all of which would be time consuming and expensive and could harm our brand image. We have already experienced minor thermal events in connection with battery cell testing failures. As the scale and intensity of testing increases, the likelihood of additional thermal events will also increase. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications, the social and environmental impacts of mineral mining or procurement associated with the constituents of lithium-ion cells, or any future incident involving lithium-ion cells, such as a vehicle or other fire, could materially and adversely affect our reputation and business, prospects, financial condition, results of operations, and cash flows.

We have minimal experience servicing and repairing our vehicles. If we or our partners are unable to adequately service our vehicles, our business, prospects, financial condition, results of operations, and cash flows could be materially and adversely affected.

We have minimal experience servicing and repairing our vehicles. Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. Although we are planning to internalize most aspects of vehicle service over time, initially we plan to partner with third parties to enable nationwide coverage for roadside and off-road assistance and collision repair needs. There can be no assurance that we will be able to enter into an acceptable arrangement with any such third-party providers. Although such servicing partners may have experience in servicing other vehicles, they will initially have limited experience in servicing our vehicles. There can be no assurance that our service arrangements will adequately address the service requirements of our customers to their satisfaction, or that we and our servicing partners will have sufficient resources, experience, or inventory to meet these service requirements in a timely manner as the volume of electric vehicles we deliver increases.

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In addition, a number of states currently impose limitations on the ability of manufacturers to directly service vehicles. The application of these state laws to our operations would hinder or impede our ability to provide services for our vehicles from a location in every state. As a result, if we are unable to roll out and establish a widespread service network that complies with applicable laws, customer satisfaction could be adversely affected, which in turn could materially and adversely affect our reputation and thus our business, prospects, financial condition, results of operations, and cash flows.

As we continue to grow, additional pressure may be placed on our customer support team or partners, and we may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. Customer behavior and usage may result in higher than expected maintenance and repair costs, which may negatively affect our business, prospects, financial condition, results of operations, and cash flows. We also could be unable to modify the future scope and delivery of our technical support to compete with changes in the technical support provided by our competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our results of operations. If we are unable to successfully address the service requirements of our customers or establish a market perception that we do not maintain high-quality support, we may be subject to claims from our customers, including loss of revenue or damages, and our business, prospects, financial condition, results of operations, and cash flows could be materially and adversely affected.

The automotive industry and its technology are rapidly evolving and may be subject to unforeseen changes which could adversely affect the demand for our vehicles or increase our operating costs.

We may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, our competitiveness may suffer. Developments in alternative technologies, such as advanced diesel, hydrogen, ethanol, fuel cells, or compressed natural gas, or improvements in the fuel economy of the ICE or the cost of gasoline, may materially and adversely affect our business and prospects in ways we do not currently anticipate. Existing and other battery cell technologies, fuels or sources of energy may emerge as customers’ preferred alternative to our vehicles. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced alternative fuel and electric vehicles, which could result in the loss of competitiveness of our vehicles, decreased revenue, and a loss of market share to competitors. Our research and development efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. As technologies change, we plan to upgrade or adapt our vehicles with the latest technology. However, we are a relatively late entrant to the electric vehicle space. Our vehicles may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our vehicles. Additionally, the introduction and integration of new technologies into our vehicles may increase our costs and capital expenditures required for the production and manufacture of our vehicles and, if we are unable to cost efficiently implement such technologies or adjust our manufacturing operations, our business, prospects, financial condition, results of operations, and cash flows would be materially and adversely affected.

Increases in costs, disruption of supply, or shortage of materials, particularly lithium-ion cells, could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of materials necessary for the production of our products. Any such increase in cost, including due to inflation, supply interruption, materials shortage, or increase in freight and logistics costs, could adversely impact our business, prospects, financial condition, and operating results. Our suppliers use various materials, including aluminum, carbon fiber, lithium, cobalt, nickel, copper, etc. that are sourced globally. The prices and supply of these materials may fluctuate, depending on market conditions, geopolitical risks, such as the war in Ukraine, fluctuations in currency exchange rates, and global supply and demand for these materials. If we are not able to raise sufficient capital or our prices to our end customers, inflationary pressures and other material cost increases could, in turn, negatively impact our operating results.

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A product recall could hinder our growth.

If the Atlis’s XT pickup truck, XP truck platform, or Advanced Charging Station are unable to meet performance and quality criteria, we may be required to perform product recalls to address said concerns. A product recall can have a substantial cost related to performing such corrective actions. Although Atlis will perform significant internal testing and qualifications, as well as external qualifications through approved third-party vendors against industry standards and regulatory requirements, there will be unperceived conditions which may negatively impact the customer or Company expected performance and safety of our vehicles. As such, Atlis may perform a corrective action such as a recall of products, mandatory repairs of defective components, or litigation settlements which can materially affect our financial goals, operation results, brand, business, and products. If we are unable to provide significant charging stations, our business success may be substantially affected.

A significant portion of our success is our ability to deploy the appropriate number of charging stations, in strategic locations relative to our customers and customer behaviors. If Atlis is unable to deploy charging stations to specified locations, this may negatively affect our brand, business, financial goals, operational results, and product success in the market. As such, to meet said availability requirements, Atlis will require significant capital investments to rapidly deploy said Advanced Charging Stations, as well as development of relationships with third party members who can assist in deployment of said charging stations. If we are unable to address service requirements, we may negatively affect our customer experience. As such, Atlis will require service capabilities to be established in locations within close proximity to our XT pickup truck and XP truck platform owners. Atlis’s ability to engage with third party operating service stations, as well as our ability to establish company operated locations, will be critical to the success of developing a positive customer experience.

Product liability or other claims could have a material adverse effect on our business.

While Atlis will work diligently to meet all company and regulatory safety requirements, there is a chance that a component catastrophically fails. It is possible that through unknown circumstances or conditions out of our control, some person is injured by our product. The risk of product liability claims, product recalls and associated adverse publicity is inherent in the manufacturing, marketing and sale of all vehicles, including electric vehicles. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future product candidates. We cannot provide assurance that such claims and/or recalls will not be made in the future.

RISKS RELATED TO OUR MANAGEMENT

We are dependent upon our executives for their services and any interruption in their ability to provide their services could cause us to cease operations.

The loss of the services of our CEO, CFO, or President, Mr. Mark Hanchett, Mr. Apoorv Dwivedi, or Mrs. Annie Pratt respectively, could have a material adverse effect on us. We do not maintain any key man life insurance on our executives. The loss of any of our executives’ services could cause investors to lose all or a part of their investment. Our future success will also depend on our ability to attract, retain and motivate other highly skilled employees. Competition for personnel in our industry is intense. We may not be able to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

Our management team does not have any experience in operating a publicly traded company.

While our management team has a wide breadth of business experience, none of our executive officers have held an executive position at a publicly traded company. Given the onerous compliance requirements to which public companies are subject, there is a chance our executive officers will fail to perform at a level expected of public company officers. In such an event, the Company’s share price could be adversely effected. The management team’s limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States We are in the process of upgrading our systems to an enterprise resource management system, and a delay could impact our ability or prevent us from timely reporting our operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. We plan to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

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We are significantly influenced by our officers and directors.

The Company’s Chief Executive Officer and majority stockholder, Mark Hanchett, controls approximately 67% of the voting power of our outstanding common stock. Additionally, the Company’s President, Annie Pratt, controls approximately 25% of the voting power of our outstanding common stock. These stockholders, if acting together, are able to significantly influence all matters requiring approval by stockholders, including the election of directors and the approval of mergers or other business combinations transactions.

Our future performance is dependent on the ability to retain key personnel. The Company’s performance is substantially dependent on the performance of senior management. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company’s business, results of operations and financial condition.

We rely on human resources, the loss of services of any of such personnel may have a material adverse effect on our business and operations.

We rely on our management team, our advisors, third-party consultants, third-party developers, service providers, technology partners, outside attorneys, advisors, accountants, auditors, and other administrators. The loss of services of any of such personnel may have a material adverse effect on our business and operations.

We may be unable to attract and retain the required talent.

The nature of our product development efforts requires us to hire talent to complete highly technical and specialized work. Recruiting for these specialized roles may be challenging, and we may be competing with top companies to attract and retain employees for these roles. If we cannot secure the right talent, our product development and production schedules may be affected.

Limitations of director liability and director and officer indemnification.

Our Certificate of Incorporation, as amended (“Charter”), limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to us or our stockholders;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	Transactions for which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. Our A&R Bylaws provide that we will indemnify our directors, officers and employees to the fullest extent permitted by law. Our A&R Bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. We believe that these Bylaw provisions are necessary to attract and retain qualified persons as directors and officers. The limitation of liability in our A&R Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

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Limitations on remedies; indemnification.

Our Charter provides that officers, directors, employees and other agents and their affiliates shall only be liable to the Company and its stockholders for losses, judgments, liabilities and expenses that result from the fraud or other breach of fiduciary obligations. Additionally, we have entered into corporate indemnification agreements with each of our officers and directors consistent with industry practice. Thus, certain alleged errors or omissions might not be actionable by the Company. Our governing instruments also provide that, under the broadest circumstances allowed under law, we must indemnify our officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Company, including liabilities under applicable securities laws.

RISKS RELATED TO OUR CAPITAL STRUCTURE AND OWNERSHIP OF OUR CLASS A COMMON STOCK

The dual class structure of our common stock has the effect of concentrating voting power with members of our management team, which will limit your ability to influence the outcome of important transactions, including a change in control.

Our Class D common stock has 10 votes per share, and our Class A common stock has one vote per share. Members of our management team together hold all of the issued and outstanding shares of our Class D common stock. Accordingly, Mark Hanchett, our Chief Executive Officer and a member of our Board of Directors holds approximately 67% of the voting power of our outstanding capital stock; and Annie Pratt, our President and a member of our Board of Directors, holds approximately 25% of the voting power of our outstanding capital stock. Therefore, our management team, individually or together, are able to significantly influence matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. These members of our management team, individually or together, may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our Company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our Company and might ultimately affect the market price of our Class A common stock. In addition, future issuances of our Class D common stock to Mark Hanchett, Annie Pratt or other members of our management team may be dilutive to holders of our Class A common stock.

We cannot predict the impact our dual class structure may have on our stock price.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, because of our dual class structure, we will likely be excluded from certain indexes, and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.

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We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements. As a result, our stockholders do not have the same protections afforded to stockholders of companies that cannot rely on such exemptions and are subject to such requirements.

The Company’s Chief Executive Officer beneficially owns and controls a majority of the combined voting power of our common stock. As a result, we are a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq, including, but not limited to, the requirement that:

•	a majority of the Board of Directors consist of directors who qualify as “independent” as defined under the Nasdaq listing rules;
•	its Board of Directors have a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and
•	its Board of Directors have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•	its Board of Directors conduct an annual performance evaluation of its compensation committee and the nominating and corporate governance committee.

We intend to rely on some or all of these exemptions so long as we remain a “controlled company.” As a result, we do not have (i) a majority of independent directors, (ii) a nominating and governance committee composed entirely of independent directors, and (iii) a compensation committee composed entirely of independent directors. Accordingly, our stockholders do not have the same protections afforded to stockholders of companies subject to all of the corporate governance requirements of Nasdaq.

Our Chief Executive Officer and majority stockholder may significantly influence matters to be voted on and their interest may differ from, or be adverse to, the interest of our other stockholders.

The Company’s Chief Executive Officer and majority stockholder, Mark Hanchett, controls approximately 67% of the voting power of our outstanding common stock. Additionally, the Company’s President, Annie Pratt, controls approximately 25% of the voting power of our outstanding common stock.

Accordingly, Mr. Hanchett possesses significant influence over the Company on matters submitted to the stockholders for approval, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. This amount of control gives him substantial ability to determine the future of our Company, and as such, he may elect to close the business, change the business plan or make any number of other major business decisions without the approval of the remaining stockholders. The interest of Mr. Hanchett may differ from the interests of our other stockholders and could therefore result in corporate decisions that are adverse to other stockholders.

We do not anticipate dividends to be paid on our Class A common stock and our stockholders may lose the entire amount of their investment.

A dividend has never been declared or paid in cash on our Class A common stock and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their Class A common stock. We cannot assure stockholders of a positive return on their investment when they sell their Class A common stock, nor can we assure that stockholders will not lose the entire amount of their investment. Any payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such a time as the Board of Directors may consider it relevant. If we do not pay dividends, our Class A common stock may be less valuable because a return on our stockholders’ investment will only occur if the common stock price appreciates.

Our lack of business diversification could cause our stockholders to lose all or some of their investment if we are unable to generate revenues from our primary products.

Our business consists of developing and manufacturing electric vehicles and charging infrastructure. We do not have any other lines of business or other sources of revenue if we are unable to compete effectively in the marketplace. This lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues since we do not expect to have any other lines of business or alternative revenue sources.

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We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act of 1933, as amended, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies and smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of the prior June 30th, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make the comparison of our financial statements with other public companies difficult or impossible.

We will incur significant additional costs as a result of being a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

We expect to incur increased costs associated with corporate governance requirements that are now applicable to us as a public company, including rules and regulations of the SEC, under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Customer Protection Act of 2010, and the Exchange Act, as well as the rules of Nasdaq. These rules and regulations are expected to significantly increase our accounting, legal and financial compliance costs and make some activities more time consuming, including due to increased training of our current employees, additional hiring of new employees, and increased assistance from consultants. We expect such expenses to further increase after we are no longer an “emerging growth company.” We also expect these rules and regulations to make it more expensive for us to maintain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Furthermore, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs. In addition, our management team will need to devote substantial attention to transitioning to interacting with public company analysts and investors and complying with the increasingly complex laws pertaining to public companies, which may divert attention away from the day-to-day management of our business, including operational, research and development and sales and marketing activities. Increases in costs incurred or diversion of management’s attention as a result of becoming a publicly traded company may adversely affect our business, prospects, financial condition, results of operations, and cash flows.

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Small public companies are inherently risky and we may be exposed to market factors beyond our control. If such events were to occur it may impact out operating results.

Managing a small public company involves a high degree of risk. Few small public companies ever reach market stability and we will be subject to oversight from governing bodies and regulations that will be costly to meet. Our present officer has limited experience in managing a fully reporting public company, so we may be forced to obtain outside consultants to assist us with meeting these requirements. These outside consultants are expensive and can have a direct impact on our ability to be profitable. This will make an investment in our Company a highly speculative and risky investment.

Failure to maintain internal controls over financial reporting would have an adverse impact on us.

We are required to establish and maintain appropriate internal controls over financial reporting. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required by Atlis Motor Vehicles as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, our internal controls over financial reporting may not be effective, which may subject us to adverse regulatory consequences and could harm investor confidence. Failure to establish those controls, or any failure of those controls once established, could also adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our Class A common stock.

We may use equity incentives for employees, advisors, directors, key consultants and select affiliates. Any issuance of stock upon the conversion of options and/or incentive rights will result in the dilution of the ownership interests of our existing stockholders.

We may use equity incentives for employees, advisors, directors, key consultants and select affiliates. Any issuance of stock upon the conversion of options and/or incentive rights will result in the dilution of the ownership interests of our existing stockholders.

We are subject to general securities investment risks.

All investments in securities involve the risk of loss of capital. No guarantee or representation is made that an investor will receive a return of its capital. The value of our Class A common stock can be adversely affected by a variety of factors, including development problems, regulatory issues, technical issues, commercial challenges, competition, legislation, government intervention, industry developments and trends, and general business and economic conditions.

The market price of our Class A common stock has fluctuated, and may continue to fluctuate, significantly and our stockholders may lose all or part of their investment.

The market prices for securities of startup companies have historically been highly volatile, and the market has from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of our Class A common stock has fluctuated, and may continue to fluctuate, significantly in response to numerous factors, some of which are beyond our control, such as:

•	actual or anticipated adverse results or delays in our research and development efforts;
•	our failure to commercialize our XP Platform and XT pickup truck;
•	unanticipated serious safety concerns related to the use of our products;
•	adverse regulatory decisions;

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•	legal disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our intellectual property, government investigations and the results of any proceedings or lawsuits, including patent or stockholder litigation;
•	changes in laws or regulations applicable to the electric vehicle industry;
•	our dependence on third party suppliers;
•	announcements of the introduction of new products by our competitors;
•	market conditions in the electric vehicle industry;
•	announcements concerning product development results or intellectual property rights of others;
•	future issuances of our common stock or other securities;
•	the addition or departure of key personnel;
•	actual or anticipated variations in quarterly operating results;
•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;
•	our failure to meet or exceed the estimates and projections of the investment community;
•	issuances of debt or equity securities;
•	trading volume of our common stock;
•	sales of our Class A common stock by us or our stockholders in the future;
•	overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;
•	failure to meet or exceed any financial guidance or expectations regarding development milestones that we may provide to the public;
•	ineffectiveness of our internal controls;
•	general political and economic conditions;
•	effects of natural or man-made catastrophic events;
•	scarcity of raw materials necessary for battery production;
•	other events or factors, many of which are beyond our control.

Further, price and volume fluctuations may result in volatility in the price of our Class A common stock, which could cause a decline in the value of our common stock. Price volatility of our Class A common stock might worsen if the trading volume of our shares is low. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our Class A common stock.

A sale, or the perception of future sales, of a substantial number of shares of Class A common stock may cause the share prices to decline.

If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of our Class A common stock in the public market, including shares issued in connection with the exercise of outstanding options, the market price of our shares could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business. The stock markets have from time-to-time experienced significant price and volume fluctuations that have affected the market prices for the common stock of automotive companies. These broad market fluctuations may cause the market price of our common stock to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of a company’s securities. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect our business.

Our quarterly operating results may fluctuate.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

•	variations in the level of expenses related to our development programs;
•	any intellectual property infringement lawsuit in which we may become involved;
•	regulatory developments affecting our products and related services; and
•	our execution of any collaborative, licensing or similar arrangements, and the timing of payments we may make or receive under these arrangements.

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If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our Class A common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our Class A common stock to fluctuate substantially.

Unfavorable securities industry reports could have a negative effect on our share price.

Any trading market for our Class A common stock will be influenced in part by any research reports that securities industry analysts publish about us. Should one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage, the market price and market trading volume of our Class A common stock could be negatively affected.

Our A&R Bylaws include forum selection provisions, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our A&R Bylaws require that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our business, (ii) any action asserting a claim of breach of a duty owed by any director, officer, employee, agent or stockholder of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware (“DGCL”) or (iv) any action asserting a claim governed by the internal affairs doctrine. In addition, our A&R Bylaws require that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions.

These forum selection provisions in our A&R Bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us, which may discourage such lawsuits against us. We cannot be certain as to whether a court would enforce these provisions, and if a court were to find the forum selection provisions contained in A&R Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Our Class A common stock may be delisted from Nasdaq if we do not maintain compliance with Nasdaq’s continued listing requirements. If our Class A common stock is delisted, the market price and liquidity of our Class A common stock and our ability to issue additional securities and raise additional capital would be adversely impacted.

Continued listing of a security on Nasdaq is conditioned upon compliance with various continued listing standards. On March 13, 2023, we received a notice from Nasdaq stating that, based on Nasdaq’s review of our Market Value of Listed Securities (“MVLS”) for the last 38 consecutive business days, we no longer meet the minimum MVLS requirement of $50 million for continued listing of our Class A common stock on Nasdaq under Nasdaq Listing Rule 5450(b)(2)(A).

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), we have 180 calendar days, or until September 11, 2023, to regain compliance. To regain compliance, the MVLS for our shares of Class A common stock must be at least $50 million for a minimum of 10 consecutive business days at any time during this 180-day period. During this period, our Class A common stock will continue to trade uninterrupted on Nasdaq. If we do not regain compliance by September 11, 2023, Nasdaq will provide notice that our shares of Class A common stock are subject to delisting. In the event of such notification, the Nasdaq rules permit us an opportunity to appeal Nasdaq’s determination.

There can be no assurance that we will be able to regain compliance with the MVLS requirement or maintain compliance with the other Nasdaq listing requirements. We intend to take all commercially reasonable actions to maintain our Nasdaq listing, including an evaluation of all reasonable alternatives. If our Class A common stock is delisted, the liquidity of our Class A common stock would be adversely affected and the market price of our Class A common stock could decrease. In addition, in the event of such delisting, we could experience a decreased ability to issue additional securities and raise additional capital in the future.

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SPECIAL MEETING OF Atlis STOCKHOLDERS

General

Atlis is furnishing this Proxy Statement/Prospectus to its stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on and at any adjournment or postponement thereof. This Proxy Statement/Prospectus provides Atlis’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time, and Place

The Special Meeting will be held on May 9, 2023, at 8:00 a.m., Pacific Daylight Time, via live webcast at the following address: www.virtualshareholdermeeting.com/AMV2023SM. The Special Meeting will be held in a completely virtual format.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Atlis Common Stock at the close of business on April 5, 2023, which is the Record Date. Holders of Class A Common Stock are entitled to one vote for each share of Atlis Class A Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted.

Holders of our Class D common stock are entitled to ten votes for each share of Atlis Class D common stock that you own as of the close of business on the Record Date. Our Class D common stock is owned solely by our Chief Executive Officer, Mark Hanchett, and our President, Annie Pratt (the “Atlis Insiders”), who own 24,703,676 and 9,121,696 shares of our Class D common stock, respectively, representing approximately 67% and 25% of the voting power of our outstanding capital stock, respectively, for an aggregate of approximately 91% of the voting power of our outstanding capital stock.

On the Record Date, there were 33,036,398 shares of Atlis Class A Common Stock outstanding and 33,825,372 shares of Atlis Class D Common Stock outstanding.

Quorum and Required Vote for Proposal

A quorum of Atlis stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of Atlis Class A Common Stock and Atlis Class D common stock entitled to vote at the meeting are represented in person (which would include presence at a virtual meeting) or by proxy. Each share of Class A common stock is entitled to one vote per share and each share of Class D common stock is entitled to ten votes per share. On the Record Date, there were 33,036,398 shares of Class A common stock issued and outstanding representing 33,036,398 votes and 33,825,372 shares of Class D common stock issued and outstanding representing 338,253,720 votes, for a total of 66,861,770 shares of common stock issued and outstanding representing 371,290,118 votes must be represented at the Special Meeting in order to constitute a quorum. Abstentions and withheld votes will count as present for the purposes of establishing a quorum. Because the Holding Company Proposal and Plan Proposal are “non-discretionary” items, your broker will not be able to vote uninstructed shares for the Holding Company Proposal or the Plan Proposal. As a result, if you do not provide voting instructions, a broker “non-vote” will be deemed to have occurred for the Holding Company Proposal and the Plan Proposal. Broker “non-votes” will not be counted as present for purposes of determining whether a quorum is present.

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Approval of the Holding Company Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Atlis common stock entitled to vote at the Special Meeting.

Approval of the Plan Proposal requires an affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of Atlis common stock present in person or represented by proxy.

At the Special Meeting, Atlis will count a properly executed proxy marked “ABSTAIN” as present for purposes of determining whether a quorum is present. Because the Holding Company Proposal and the Plan Proposal are “non-discretionary” items, your broker will not be able to vote uninstructed shares for either of the Holding Company Proposal or the Plan Proposal. As a result, if you do not provide voting instructions, a broker “non-vote” will be deemed to have occurred for the Holding Company Proposal and the Plan Proposal. Broker “non-votes” will not be counted as present for purposes of determining whether a quorum is present. Broker non-votes will have the same effect as a vote against the adoption and approval of the Holding Company Proposal and will have no effect on the Plan Proposal because they will not be counted as present. Abstentions on the Holding Company Proposal and the Plan Proposal will be considered as present, but not as voting in favor of such proposal. Abstentions will have the same effect as a vote against the adoption and approval of the Holding Company Proposal and the Plan Proposal.

Recommendation of the Board

The Board has unanimously determined that each of the Holding Company Proposal and the Plan Proposal is fair to and in the best interests of Atlis and its stockholders, and has unanimously approved each of the Holding Company Proposal and the Plan Proposal. The Board unanimously recommends that stockholders for “FOR” the Holding Company Proposal and “FOR” the Plan Proposal.

Voting Your Shares

Each share of Atlis Class A Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of Atlis Class A Common Stock at the Special Meeting:

•	You can submit a proxy to vote your shares by calling the toll-free number shown on your proxy card and voting over the phone.

•	You can submit a proxy to vote your shares by visiting the website shown on your proxy card and voting via the Internet.

•	You can submit a proxy to vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the Special Meeting.

•	If you submit a proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Atlis Class A common stock will be voted as recommended by the Board. The Board unanimously recommends that Atlis stockholders vote “FOR” the Holding Company Proposal and “FOR” the Plan Proposal.

•	You can attend the Special Meeting and vote virtually even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your shares of Atlis Class A common stock are held in the street name of your broker, bank, or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Atlis can be sure that the broker, bank, or nominee has not already voted your shares of Atlis Class A common stock.

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Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date or submit a new proxy online or by telephone;
•	you may notify Atlis in writing before the Special Meeting that you have revoked your proxy; or
•	you may attend the Special Meeting virtually, revoke your proxy and vote online as described above.

If your shares are held in “street name” by your broker, bank, or another nominee as of the close of business on the Record Date, you must follow the instructions of your broker, bank, or other nominee to revoke or change your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Atlis Class A common stock, you may contact Atlis Motor Vehicles Inc., 1828 N. Higley Road, Suite 116, Mesa, Arizona 85205, Attn: Annie Pratt or by email at annie@atlismotorvehicles.com.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Holding Company Proposal and the Plan Proposal. Under our Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this Proxy Statement/Prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Atlis stockholders do not have redemption rights in connection with the Holding Company Proposal or the Plan Proposal.

Dissenter Rights

Atlis stockholders do not have dissenter rights in connection with the Holding Company Proposal or the Plan Proposal.

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The Atlis Insiders

As of the Record Date, 33,825,402 shares of Atlis common stock are owned solely by the Atlis Insiders, totaling an aggregate of 91% of the voting power of our outstanding capital stock.

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PROPOSAL NO. 1 – THE Holding Company Proposal

The Board recommends voting “FOR” the Holding Company Proposal

This section of this Proxy Statement/Prospectus describes the Holding Company Proposal. Although we believe that the description in this section covers the material terms of the Holding Company Proposal, this summary may not contain all of the information that is important to you. The summary of the material provisions of the Reorganization Agreement provided below is qualified in its entirety by reference to the Reorganization Agreement. You should carefully read the entire Proxy Statement/Prospectus and the Reorganization Agreement for a more complete understanding of the Holding Company Proposal. Your adoption and approval of the Holding Company Proposal will constitute your adoption and approval of the Reorganization Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus, the reorganization merger, the Holdings certificate of incorporation, which is attached as Appendix B to this Proxy Statement/Prospectus, and the Holdings bylaws, which is attached as Appendix C to this Proxy Statement/Prospectus.

The Reorganization

Atlis currently owns all of the issued and outstanding common stock of Holdings, and Holdings currently owns all of the issued and outstanding common stock of Merger Sub, the subsidiary formed for purposes of completing the proposed reorganization merger. Following the adoption and approval of the Holding Company Proposal by the requisite Atlis stockholders and the satisfaction or waiver of the other conditions specified in the Reorganization Agreement (which are described below), Atlis will merge with Merger Sub.

As a result of the reorganization merger of Atlis and Merger Sub:

•	Atlis will be the surviving corporation, and the separate existence of Merger Sub will cease;

•	each outstanding share of Atlis Class A common stock and each outstanding share of Atlis Class D common stock will automatically convert into one share of Holdings Class A common stock and one share of Holdings Class B common stock, respectively, and the current stockholders of Atlis will become the stockholders of Holdings;

•	Holdings will own all Atlis common stock (and therefore Atlis will become a wholly-owned subsidiary of Holdings), and each share of Holdings common stock now held by Atlis will be cancelled; and

•	Holdings will be the publicly traded holding company of its subsidiaries, including Atlis.

At the effective time of the reorganization merger, the Holdings certificate of incorporation and the Holdings bylaws will be remain the governing documents of Holdings. For a summary of the provisions of the Holdings bylaws, see the section below on page 59 titled “Description of Capital Stock – Description of Holdings Capital Stock”.

Following the reorganization merger, Holdings intends for Atlis (which will, as of that time, be a wholly-owned subsidiary of Holdings) to convert from a Delaware corporation to a Delaware limited liability company. We refer to the reorganization merger and the transactions described in this paragraph collectively as the “reorganization.”

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Following the reorganization, additional steps may be taken to align our corporate structure with our business operations and liability management strategy, but such steps are not considered part of the reorganization for purposes of this Proxy Statement/Prospectus.

Below is a simplified illustration of the current structure of Atlis:

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 Below is a simplified illustration of the structure of Holdings following the reorganization:

The Board of Directors of Holdings following the reorganization merger will consist of the same persons comprising the Board of Atlis immediately prior to the reorganization merger. Similarly, the executive officers of Holdings following the reorganization merger will be the same as those of Atlis immediately prior to the reorganization merger.

Reasons for the Reorganization; Recommendation of the Atlis Board

On April 16, 2023, the Board concluded that the reorganization is advisable, determined that the terms of the Reorganization Agreement are advisable, fair to and in the best interests of Atlis and its stockholders and adopted and approved the Reorganization Agreement.

During the course of its deliberations, the Board consulted with management, outside legal counsel and outside tax and accounting advisors and considered a number of positive factors, including the following:

•	Better aligning our corporate structure with our business objectives, including by organizing and segregating the operations, assets and liabilities of our businesses in an efficient and strategic manner. We believe the reorganization will enable us to realign our existing business segments into different subsidiaries under a holding company structure, which would provide efficiencies to us in managing our businesses.

•	Possible future strategic and business flexibility of the holding company structure. We believe the holding company structure could facilitate future expansion of our business by providing a more flexible structure for acquiring other businesses or entering into joint ventures while continuing to keep the operations and risks of our other businesses separate. In addition, if the cash generated over time by our businesses was determined by the Board to be greater than the amount necessary for the operation or capital needs of those businesses, this cash could be transferred to a separate corporate entity owned by the holding company and invested as the Board believes to be appropriate.

•	Possible future financing flexibility of the holding company structure. We believe that a holding company structure may be beneficial to stockholders in the future because it would provide flexibility as to the types of financing available to us in the capital markets. For example, Holdings would be able to obtain financing and its subsidiaries may be able to obtain separate financing.

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In addition to the positive factors described above, the Board also considered the following potential negative factors associated with the Holding Company Proposal:

•	Costs and expenses associated with implementing the reorganization. Implementing the reorganization may result in substantial direct costs. These costs and expenses are expected to consist primarily of attorneys’ fees, tax advisors’ fees, accountants’ fees, filing fees and financial printing expenses, which are expected to be substantially incurred prior to the vote of our stockholders, as well as costs related to our indebtedness and contractual relationships as detailed immediately below. The reorganization may also result in certain indirect costs by diverting the attention of our management and employees from our business and increasing our administrative costs and expenses. The reorganization may also result in certain state transfer or other taxes.

•	Impact on third-party contracts. Certain of our third-party contracts may include provisions that would permit the third party to terminate or modify the contract, or that would require its consent under the terms of the contract, as a result of the reorganization merger or other aspects of the reorganization. In those situations, we may need to negotiate with the applicable third party to obtain a consent or waiver of a contractual right, and the third party may fail to grant the consent or waiver or impose new terms or conditions that are adverse to us in connection with doing so. Any such terminations, unfavorable renegotiation or changes in the terms of our third-party contracts following the reorganization could have an adverse effect on our business and operations, including product or service availability and cost, and on our financial performance and results of operations.

After careful consideration, the Board has determined that the creation of a holding company structure will benefit our stockholders. The Board has (i) approved the Holding Company Proposal, (ii) determined that the terms of the Reorganization Agreement and the reorganization are advisable, fair to and in the best interests of our stockholders and (iii) adopted and approved the Reorganization Agreement.

The Board recommends a vote “FOR” the adoption and approval of the Holding Company Proposal

What Atlis Stockholders Will Receive in the Reorganization Merger

At the effective time of the reorganization merger, each outstanding share of Atlis Class A common stock and each outstanding share of Atlis Class D common stock will automatically convert into one share of Holdings Class A common stock and one share of Holdings Class B common stock, respectively. Immediately after the completion of the reorganization merger, each Atlis stockholder will own the same number and percentage of shares of Holdings common stock as he, she or it owned of Atlis common stock as of immediately prior to the reorganization merger.

Treatment of Atlis Equity Awards

At the effective time of the reorganization merger, each outstanding option to purchase shares of Atlis Class A common stock, whether vested or unvested, will automatically convert into an option to purchase shares of Holdings Class A common stock (a “Holdings Option”). Each Holdings Option will continue to be subject to terms and conditions consistent with the Employee Stock Option Plan and the applicable Company Option award agreement as in effect immediately prior to the effective time. At the effective time of the reorganization merger, each outstanding Atlis restricted share unit (an “Atlis Restricted Share”), whether vested or unvested, will automatically convert into a restricted stock unit of Holdings (a “Holdings RSU”). Each Holdings RSU will continue to be subject to terms and conditions consistent with the applicable Atlis Restricted Share award agreement as in effect immediately prior to the effective time.

Treatment of Atlis Convertible Notes and Warrants

At the effective time of the reorganization merger, each outstanding Senior Secured Original Issue 10% Discount Convertible Promissory Note (an “Atlis Note”) convertible into shares of Atlis Class A common stock will automatically convert into a Senior Secured Original Issue 10% Discount Convertible Promissory Note convertible into shares of Holdings Class A common stock (a “Holdings Note”). Each Holdings Note will continue to be subject to terms and conditions consistent with the applicable Atlis Note as in effect immediately prior to the effective time. At the effective time of the reorganization merger, each outstanding warrant to purchase shares of Class A common stock (an “Atlis Warrant”) will automatically convert into a warrant to purchase shares of Class A common stock of Holdings (a “Holdings Warrant”). Each Holdings Warrant will continue to be subject to terms and conditions consistent with the applicable Atlis Warrant as in effect immediately prior to the effective time.

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Corporate Name Following the Reorganization Merger

The name of the public company following the reorganization merger will be “Nxu, Inc.”

No Exchange of Stock Certificates

In the reorganization merger, each outstanding share of Atlis Class A common stock and each outstanding share of Atlis Class D common stock will automatically convert into one share of Holdings Class A common stock and one share of Holdings Class B common stock, respectively. Your certificates of Atlis common stock, if any, will represent, before and after the reorganization merger, an equal number of shares of Holdings common stock, and no action with regard to stock certificates, if any, will be required on your part. We expect to send you a notice after the reorganization merger is completed specifying this and other relevant information.

Conditions to Completion of the Reorganization Merger

We will complete the reorganization merger only if each of the following conditions is satisfied or waived:

•	absence of any stop order suspending the effectiveness of the registration statement, of which this Proxy Statement/Prospectus forms a part, relating to the shares of Holdings common stock to be issued in the reorganization merger;

•	adoption and approval of the Holding Company Proposal by the affirmative vote of the issued and outstanding shares of Atlis stock entitled to vote at the Special Meeting;

•	receipt of approval for listing on Nasdaq of shares of Holdings common stock to be issued in the reorganization merger;

•	absence of any order or proceeding that would prohibit or make illegal completion of the reorganization merger; and

•	receipt by Atlis and Holdings of a legal opinion of Winston regarding the qualification of the reorganization as a “reorganization” within the meaning of Section 368 of the Code for U.S. federal income tax purposes.

Effectiveness of the Reorganization Merger

The reorganization merger will become effective on the date we file a Certificate of Merger with the Secretary of State of the State of Delaware or a later date that we specify therein. We will not file the Certificate of Merger unless and until the conditions to the reorganization merger described above have been satisfied or waived. Following the reorganization merger, Holdings intends for Atlis (which will, as of that time, be a wholly-owned subsidiary of Holdings) to convert from a Delaware corporation to a Delaware limited liability company.

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Amendment of the Reorganization Agreement

The Reorganization Agreement may, to the extent permitted by the DGCL, be supplemented, amended or modified at any time prior to the completion of the reorganization merger (even after adoption and approval by our stockholders), by the mutual consent of the parties thereto.

Deferral and Abandonment; Termination of Reorganization Agreement

We may defer or abandon the reorganization merger prior to the effective time of the reorganization merger (including by terminating the Reorganization Agreement) or all or any part of the reorganization, even after adoption and approval by our stockholders, if we determine that for any reason the completion of all or such part of the reorganization would be inadvisable or not in the best interests of our Company and our stockholders.

Board of Directors and Executive Officers of Holdings Following the Reorganization Merger

The Board of Directors of Holdings following the reorganization merger will consist of the same persons comprising the Board of Atlis immediately prior to the reorganization merger. Similarly, the executive officers of Holdings following the reorganization merger will be the same as those of Atlis immediately prior to the reorganization merger. See “Information about Atlis—our Directors” below for additional information.

U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the reorganization that may be relevant to U.S. holders of Atlis common stock who receive shares of Holdings common stock in exchange for Atlis common stock pursuant to the reorganization. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the Internal Revenue Service, all as in effect as of the date hereof and all of which are subject to change or different interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is limited to U.S. holders of Atlis common stock that hold their Atlis common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, U.S. holders having a “functional currency” other than the U.S. dollar, persons subject to special rules applicable to former citizens and residents of the United States, banks or other financial institutions, mutual funds, persons subject to the alternative minimum tax, grantor trusts, real estate investment trusts, subchapter S corporations or other pass-through entities or arrangements (or investors in subchapter S corporations or other pass-through entities or arrangements), insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding Atlis common stock in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, holders other than U.S. holders, or U.S. holders who acquired their Atlis common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan). This discussion does not address any tax considerations arising under the Medicare tax on net investment income or the alternative minimum tax, nor any state, local or foreign tax considerations, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax. Holders should consult their tax advisors as to the particular tax considerations relevant to them of the reorganization, including the applicability of any U.S. federal income and other tax laws, any state, local or non-U.S. tax laws, and any changes (or proposed changes) in tax laws or interpretations thereof.

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If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Atlis common stock, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding Atlis common stock should consult their tax advisors regarding the tax considerations relevant to them of the reorganization.

HOLDERS OF ATLIS COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSIDERATIONS RELEVANT TO THEM OF THE REORGANIZATION, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.

As used herein, the term “U.S. holder” means a beneficial owner of Atlis common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person

Atlis and Holdings intend that, for U.S. federal income tax purposes, the reorganization will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Atlis has received an opinion from Winston to the effect that the reorganization will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and expects to receive a similar opinion at the closing of the reorganization. These opinions are and will be based on customary assumptions, representations and covenants from Atlis. If any of the representations, assumptions or covenants on which the opinions are based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion may be adversely affected and the tax consequences of the reorganization could differ from those described in this Proxy Statement/Prospectus.

Assuming the reorganization qualifies as a “reorganization” within the meaning of Section 368 of the Code, the U.S. federal income tax consequences of the reorganization to U.S. holders will be as follows:

•	a U.S. holder who receives Holdings common stock in exchange for Atlis common stock pursuant to the reorganization merger will not recognize gain or loss;

•	the aggregate tax basis of the Holdings common stock received pursuant to the reorganization merger will be the same as the aggregate tax basis of the Atlis common stock exchanged therefor; and

•	the holding period of the Holdings common stock received in exchange for Atlis common stock pursuant to the reorganization merger will include the holding period of the Atlis common stock exchanged therefor.

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The preceding discussion is intended only as a general discussion of the U.S. federal income tax considerations of the reorganization. It is not a complete analysis or discussion of all potential tax consequences of the reorganization that may be important to particular holders. Holders of Atlis common stock should consult their tax advisors as to the particular tax considerations relevant to them of the reorganization, the applicability and effect of U.S. federal, state, local and non-U.S. tax laws, and any changes (or proposed changes) in tax laws or interpretations thereof.

No Compensation Related to the Reorganization

There are no agreements or understandings, whether written or unwritten, between any director or executive officer and Atlis, Holdings or Merger Sub concerning any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the reorganization.

Anticipated Accounting Treatment

For accounting purposes, the reorganization merger will be treated as a merger of entities under common control. The accounting treatment for such events is similar to the former “pooling of interests method.” Accordingly, the financial position and results of operations of Atlis will be included in the consolidated financial statements of Holdings on the same basis as currently presented.

Authorized Capital Stock

Atlis is authorized to issue of 96,248,541 shares of capital stock, consisting of (1) 54,307,968 authorized shares of Class A common stock, (2) 1 authorized share of Class B common stock, (3) 15,000 authorized shares of Class C common stock, and (4) 41,925,572 authorized shares of Class D common stock, par value $0.0001 per share.

The Holdings certificate of incorporation, which will govern the rights of our stockholders after the reorganization merger, will authorize the issuance of 5,010,000,000 shares of common stock, consisting of (x) 5,000,000,000 authorized shares of common stock, par value $0.0001 per share, including (1) 4,000,000,000 authorized shares of Class A common stock, par value $0.0001 per share, (2) 1,000,000,000 authorized shares of Class B common stock, par value $0.0001 per share, of Holdings, and 10,000,000 shares of preferred stock, par value $0.0001 per share, of Holdings.

Listing of Holdings Common Stock on Nasdaq De-listing and De-registration of Atlis Common Stock

As of April 5, 2023, there were 17,405 holders of record of our Class A common stock. The completion of the reorganization merger is conditioned on the approval for listing of the shares of Holdings common stock issuable in the reorganization merger (and any other shares to be reserved for issuance in connection with the reorganization merger) on Nasdaq. We expect that Holdings common stock will trade under the ticker symbol “NXUI” Following the reorganization merger. In addition, Holdings will become a reporting company under the Exchange Act.

Following the reorganization merger, Atlis common stock will no longer be quoted on Nasdaq and will no longer be registered under the Exchange Act. In addition, Atlis will cease to be a reporting company under the Exchange Act.

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Appraisal Rights

Because Atlis common stock is listed on Nasdaq and Holdings common stock will similarly be listed on Nasdaq following the reorganization merger, holders of Atlis common stock will not have appraisal rights under Delaware law in connection with the reorganization merger.

Regulatory Approvals

The Reorganization is not subject to any regulatory approvals.

Independent Auditors of Holdings

The adoption and approval by the holders of Atlis common stock of the Holding Company Proposal will also constitute ratification of Prager Metis CPAs, LLP as the independent auditors of Holdings for the fiscal year ending December 31, 2023.

Holdings Certificate of Incorporation and Bylaws

The adoption and approval of the Holding Company Proposal by the holders of Atlis common stock will also constitute approval of the terms of the Holdings certificate of incorporation and the Holdings bylaws, which are attached as Appendix B and Appendix C to this Proxy Statement/Prospectus, respectively.

Restrictions on the Sale of Holdings common stock

The shares of Holdings common stock to be issued in the reorganization merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, subject to existing restrictions on certain affiliates of Holdings.

Description of Capital Stock

Both Atlis and Holdings are incorporated in the State of Delaware. As described below, the rights of Holdings stockholders after the completion of the reorganization merger will continue to be governed by the DGCL and common law, and will be governed by the Holdings certificate of incorporation and the Holdings bylaws.

Description of Atlis Capital Stock

General

Our Charter authorizes the issuance of 96,248,541 shares of capital stock, consisting of (1) 54,307,968 authorized shares of Class A common stock, (2) 1 authorized share of Class B common stock, (3) 15,000 authorized shares of Class C common stock, and (4) 41,925,572 authorized shares of Class D common stock, par value $0.0001 per share.

We have two classes of common stock outstanding, Class A common stock and Class D common stock. As of December 31, 2022, there were 9,763,838 shares of Class A common stock outstanding and 31,125,370 shares of Class D common stock outstanding. The rights of the holders of Class A common stock and Class D common stock are identical, except with respect to voting and dividends.

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Dividend Rights

The holders of our Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions. Holders of Class D common stock are not entitled to share in any such dividends or other distributions. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The Board of Directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, in the event that we enter into any debt agreements, our ability to declare dividends will be restricted.

Voting Rights

Holders of our Class A common stock and Class C common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and holders of our Class D common stock are entitled to 10 votes for each share held on all matters submitted to a vote of stockholders. Unless otherwise required by law, holders of our Class B common stock are not entitled to vote on any matter submitted to a vote of stockholders. The holders of our Class A common stock, Class C common stock and Class D common stock vote together as a single class, unless otherwise required by law. Delaware law could require either holders of our Class A common stock, our Class C common stock or our Class D common stock to vote separately as a single class in the following circumstances:

•	if we were to seek to amend our Charter to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and

•	if we were to seek to amend our Charter in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of Class A common stock will be entitled to receive an equal amount per share of all of the Company’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of any then-outstanding preferred stock have been satisfied and after payment or provision for payment of the debts and other liabilities of the Company. In such event, the holders of Class A common stock will be entitled to receive, ratably, on a per share basis, before any payment or distribution is made with respect to the Class A common stock, or Class B common stock, an amount per share in cash equal to $8.24. Holders of Class D common stock are not entitled to receive any portion of any such assets in respect of their shares of Class D common stock.

Preemptive or Other Rights

The Company’s stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to our common stock.

At any time when any shares of Class C common stock are outstanding, stockholders, exclusively and as a separate class, are entitled to elect one director to the Board of Directors.

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Automatic Conversion

Each share of Class C common stock will be automatically converted into one share of Class A common stock upon any sale or transfer of such share of Class C common stock, and such conversion will occur automatically without the need for any further action by the stockholders of such shares and whether or not the certificates representing such shares, if any, are surrendered to the Company or its transfer agent.

Anti-Takeover Provisions of Delaware Law

The DGCL contains provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Board of Directors. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of the Board of Directors or taking other corporate actions, including effecting changes in our management.

The Company’s authorized but unissued common stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Provisions

Our A&R Bylaws require that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our business, (ii) any action asserting a claim of breach of a duty owed by any director, officer, employee, agent or stockholder of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine. In addition, our A&R Bylaws require that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions.

Special Meeting of Stockholders

Atlis Motor Vehicles’ A&R Bylaws provides that special meetings of its stockholders may be called only by the Secretary only at the request of the Chairman of the Board, the Executive Chairman of the Board, by a resolution duly adopted by the affirmative vote of a majority of the Board, or by the affirmative vote of the stockholders owning note less than 25% of the issued and outstanding stock of the Company; provided that the Board approves such stockholder request for a special meeting.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Atlis Motor Vehicles’ voting common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of Atlis Motor Vehicles’ affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Atlis Motor Vehicles is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Atlis Motor Vehicles was required to file reports) preceding the sale.

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Persons who have beneficially owned restricted shares of Atlis Motor Vehicles’ voting common stock for at least six months but who are Atlis Motor Vehicles’ affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of such securities then-outstanding; or
•	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Atlis Motor Vehicles’ affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Listing of Securities

Atlis Motor Vehicles’ Class A common stock is listed for trading on Nasdaq under the symbol “AMV.”

Transfer Agent

The transfer agent for our Class A common stock is American Stock Transfer & Trust Company, LLC. We have agreed to indemnify American Stock Transfer & Trust Company, LLC in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Description of Holdings Capital Stock

General

The Holdings Charter authorizes the issuance of 5,010,000,000 shares, consisting of (x) 5,000,000,000 authorized shares of common stock, including (1) 4,000,000,000 authorized shares of Class A common stock, (2) 1,000,000,000 authorized shares of Class B common stock and (y) 10,000,000 authorized shares of preferred stock, par value $0.0001 per share.

Common Stock

Voting Rights

Each holder of Holdings Class A common stock, as such, shall have the right to one (1) vote per share of Holdings Class A common stock held of record by such holder and each holder of Holdings Class B common stock, as such, shall have the right to ten (10) votes per share of Holdings Class B common stock held of record by such holder. There are no cumulative voting rights.

Dividend Rights

The holders of shares of Holdings Class A common stock and the holders of shares of Holdings Class B common stock shall be entitled to receive, ratably in proportion to the number of shares of Holdings Class A common stock or Holdings Class B common stock, respectively, with respect to any dividends or distributions as may be declared and paid from time to time by Holdings; provided, however, that in the event a dividend is paid in the form of shares of Holdings Class A common stock or Holdings Class B Common Stock, then holders of Holdings Class A common stock shall be entitled to receive shares of Holdings Class A common stock, and holders of Holdings Class B common stock shall be entitled to receive shares of Class B common stock, with holders of shares of Holdings Class A common stock and Holdings Class B common stock receiving, on a per share basis, an identical number of shares of Holdings Class A common stock or Holdings Class B common stock, as applicable.

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Liquidation Rights

Subject to the rights of any then outstanding preferred stock which ranks senior to Holdings common stock, in the event of a liquidation, dissolution or winding up of Holdings, the holders of Holdings Class A common stock will be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of Holdings legally available for distribution to stockholders.

The holders of shares of Holdings Class B common stock, as such, shall not be entitled to receive any assets of Holdings in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Holdings.

Other Rights

There are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to the Holdings common stock.

Anti-Takeover Effects of Delaware Law and Holdings’ Charter and Bylaws

Delaware law, the Holdings Charter and Holdings Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of Holdings. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Holdings to first negotiate with the Holdings’ Board.

Board of Directors; Removal of Directors

The Holdings Charter and the Holdings Bylaws provide that a director may be removed with or without cause and only by the affirmative vote of the holders of at least two-thirds of the votes that all the stockholders would be entitled to cast in an election of directors. Any vacancy on the Holdings’ Board, including a vacancy resulting from an enlargement of the board of directors, may be filled only by the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. At each annual meeting, the entire board will stand for election for a one-year term. The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of Holdings.

Stockholder Action by Written Consent; Special Meetings

The Holdings Charter provides that any action required or permitted to be taken by Holdings’ stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. The Holdings Charter and the Holdings Bylaws also provide that, except as otherwise required by law, special meetings of Holdings’ stockholders can only be called by Holdings’ chairman of the board, chief executive officer or board of directors.

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Advance Notice Requirements for Stockholder Proposals

The Holdings’ Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to Holdings’ secretary of the stockholder’s intention to bring such business before the meeting. This written notice must contain certain information specified in the Holdings’ Bylaws. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of Holdings’ outstanding voting securities.

Delaware Business Combination Statute

Holdings has opted out of Section 203 of the DGCL.

Amendment of Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Holdings’ Bylaws may be amended or repealed by a majority vote of the Holdings Board or by the affirmative vote of the holders of at least two-thirds of the votes which all Holdings stockholders would be entitled to cast in any election of directors. The Holdings Certificate of Incorporation may be amended by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware.

Transfer Agent

We expect that the transfer agent for Holdings common stock will be American Stock Transfer & Trust, Inc.

The Nasdaq Listing

We expect that Holdings common stock will be listed on Nasdaq under the symbol “NXUI.”

VOTE REQUIRED

Approval of the Holding Company Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Atlis stock entitled to vote at the Special Meeting. Approval of the Plan Proposal requires the affirmative vote of the majority of all shares of common stock voted at the meeting. See “Questions and Answers About The Holding Company Proposal” beginning on page 8, “Risk Factors Related to the Holding Company Proposal” beginning on page 17 and “Questions and Answers About These Proxy Materials and the Special Meeting” beginning on page 4.

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PROPOSAL NO. 2 – THE PLAN PROPOSAL

Overview

If the Holding Company Proposal is approved, Holdings will replace Atlis as a publicly-listed corporation (referred to in for purposes of this proposal as “New Atlis”). Assuming the approval and adoption of the Holding Company Proposal, Atlis is asking its stockholders to approve the Nxu, Inc. 2023 Omnibus Incentive Plan (the “Plan”) and the material terms thereunder. The Board adopted the Plan prior to the Special Meeting, subject to stockholder approval at the Special Meeting. The Plan will become effective upon the reorganization assuming approval of this proposal by Atlis stockholders.

After careful consideration, the Board believes that approving the Plan is in the best interests of New Atlis. The Plan promotes ownership in New Atlis by its employees, directors and consultants, and aligns incentives between these service providers and shareholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, New Atlis' common stock. In addition, the Plan also promotes the following purposes: (a) encouraging the profitability and growth of New Atlis through short-term and long-term incentives that are consistent with New Atlis' objectives; (b) providing incentives to participants for excellence in individual performance; (c) promoting teamwork among participants; and (d) providing New Atlis a significant advantage in attracting and retaining key employees, directors and consultants. Therefore, the Board recommends that Atlis stockholders approve the Plan.

Summary of the Plan

The following is a summary of the material features of the Plan. The summary is qualified in its entirety by reference to the complete text of the Plan attached as Appendix D to this Proxy Statement/Prospectus.

Purpose; Types of Awards

The purposes of the Plan are to: (a) encourage the profitability and growth of New Atlis through short-term and long-term incentives that are consistent with New Atlis’ objectives; (b) give participants an incentive for excellence in individual performance; (c) promote teamwork among participants; and (d) give New Atlis a significant advantage in attracting and retaining key employees, directors and consultants. To accomplish this purpose, the Plan permits the granting of awards in the form of incentive share options within the meaning of Section 422 of the Code, nonqualified share options, share appreciation rights (“SARs”), restricted shares, restricted share units, performance-based awards (including performance shares, performance units and performance bonus awards), and other share-based or cash-based awards.

Shares Subject to the Plan

A total of 350 million New Atlis’ common stock will be reserved and available for issuance under the Plan (the “Initial Share Limit”), which includes (i) 250 million shares of common stock available for new issuances under the Plan and (ii) 100 million shares of common stock relating to a portion of outstanding stock options and restricted stock units assumed by Holdings in connection with the reorganization merger. The maximum number of shares that may be issued pursuant to options intended to be incentive share options will be equal to the Initial Share Limit. The aggregate grant date fair market value of New Atlis’ common stock subject to awards granted during any fiscal year to any non-employee director, when taken together with the cash fees paid to such non-employee director during the fiscal year (in each case, with respect to his or her service as a non-employee director), shall not exceed $600,000.

The total number of New Atlis common stock that will be reserved and may be issued under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2024, by a number of shares equal to five percent (5%) of the total number of New Atlis common stock outstanding on the last day of the prior calendar year. The plan administrator may act prior to January 1 of a given year to provide that there will be no increase in the share reserve for that year, or that the increase in the share reserve will be smaller than as provided in the Plan.

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If any New Atlis common stock subject to an award granted under the Plan are forfeited, canceled, settled, surrendered to an “exchange program” (as described below), or otherwise terminated without a distribution of shares, such shares will again become available for issuance under the Plan. The following shares will be available for issuance under the Plan: (i) shares delivered to or withheld to pay withholding taxes or any applicable exercise price, and (ii) shares subject to any exercised stock-settled SAR or options. In addition, any shares tendered to exercise outstanding options or other awards or repurchased on the open market using exercise price proceeds will be available for issuance under the Plan. Any substitute awards shall not reduce the shares authorized for grant under the Plan.

Administration of the Plan

The Plan will be administered by the plan administrator, who is the board of directors of New Atlis or a committee that the board of directors of New Atlis designates. The plan administrator has the power to determine the terms of the awards granted under the Plan, including the exercise price, the number of shares subject to each award, and the exercisability and vesting terms of the awards. The plan administrator also has the power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the Plan. The plan administrator may also institute and determine the terms and conditions of an “exchange program,” which could provide for the surrender or cancellation, transfer, or reduction or increase of exercise price, of outstanding awards, subject to the limitations provided for in the Plan. All decisions made by the administrator pursuant to the provisions of the Plan will be final, conclusive and binding.

Participation

Participation in the Plan will be open to employees, non-employee directors, or consultants, who have been selected as an eligible recipient under the Plan by the plan administrator. Awards of incentive stock options, however, will be limited to employees eligible to receive such form of award under the Code. Following the consummation of the merger, it is expected that approximately 126 employees, 4 consultants and 2 of our non-employee directors will be eligible to participate in the Plan.

Types of Awards

The types of awards that may be made under the Plan are described below. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the plan administrator, subject to the Plan.

Share Options

The Plan provides for grants of both nonqualified and incentive share options. A nonqualified share option entitles the recipient to purchase New Atlis common stock at a fixed exercise price. The exercise price per share will be determined by the compensation committee but such price will never be less than 100% of the fair market value of a share of common stock on the date of grant. Fair market value will generally be the closing price of a share of New Atlis common stock on Nasdaq on the date of grant. Nonqualified share options under the Plan generally must be exercised within ten years from the date of grant. A nonqualified share option is an option that does not meet the qualifications of an incentive share option as described below.

An incentive share option is a share option that meets the requirements of Section 422 of the Code. Incentive share options may be granted only to employees and the aggregate fair market value of a share of New Atlis common stock determined at the time of grant with respect to incentive share options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. No incentive share option may be granted to any person who, at the time of the grant, owns or is deemed to own shares possessing more than 10% of New Atlis’s total combined voting power or that of any of New Atlis’s affiliates unless (i) the option exercise price is at least 110% of the fair market value of the shares subject to the option on the date of grant and (ii) the term of the incentive share option does not exceed five years from the date of grant.

Unless otherwise determined by the plan administrator, each vested and outstanding option granted under the Plan will automatically be exercised on the last business day of the applicable option term, to the extent that, as of such date, (i) the exercise price of such option is less than the fair market value of a share, and (ii) the holder of such option remains actively in service.

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Share Appreciation Rights

A SAR entitles the holder to receive an amount equal to the difference between the fair market value of a share of New Atlis common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share of New Atlis common stock on the grant date), multiplied by the number of New Atlis common stock subject to the SAR (as determined by the plan administrator). Unless otherwise determined by the plan administrator, each vested and outstanding SAR granted under the Plan will automatically be exercised on the last business day of the applicable SAR term, to the extent that, as of such date, (i) the exercise price of such SAR is less than the fair market value of a share, and (ii) the holder of such SAR remains actively in service.

Restricted Shares

A restricted share award is an award of New Atlis common stock that vest in accordance with the terms and conditions established by the plan administrator. The plan administrator will determine in the award agreement whether the participant will be entitled to receive dividends on such restricted shares.

Restricted Share Units

A restricted share unit is a right to receive shares or the cash equivalent of New Atlis common stock at a specified date in the future, subject to forfeiture of such right. If the restricted share unit has not been forfeited, then on the date specified in the restricted share unit grant, New Atlis must deliver to the holder of the restricted share unit unrestricted New Atlis common stock (or, in the plan administrator’s sole discretion, cash equal to the shares that would otherwise be delivered, or partly in cash and partly in shares).

Other Share-Based Awards

We may grant or sell to any participant a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, New Atlis common stock, including unrestricted New Atlis common stock under the Plan or a dividend equivalent. A dividend equivalent is a right to receive payments, based on dividends with respect to New Atlis common stock. To the extent that an award contains a right to receive dividends or dividend equivalents while the award remains unvested, the dividends and dividend equivalents will be accumulated and paid once and to the extent that the underlying award vests.

Other Cash-Based Awards

We may grant cash awards under the Plan, including cash awards as a bonus or upon the attainment of certain performance goals.

Performance-Based Awards

We may grant an award conditioned on satisfaction of certain performance criteria. Such performance-based awards include performance-based restricted shares and restricted share units. Any dividends or dividend equivalents payable or credited to a participant with respect to any unvested performance-based award will be subject to the same performance goals as the shares or units underlying the performance-based award.

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Performance Goals

If the plan administrator determines that an award under the Plan will be earned subject to the achievement of performance goals, the plan administrator may select one or more performance criteria upon which to grant such award, which may include, but are not limited to, any one or more of the following: earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; net revenues; sales; days sales outstanding; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total shareholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of a share of common stock; expense/cost control; working capital; customer satisfaction; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; strategic objective milestones; any other criteria specified by the plan administrator in its sole discretion; or, as applicable, any combination of, or a specified increase or decrease in, any of the foregoing.

Equitable Adjustments

In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, extraordinary dividend, stock split, reverse stock split,, combination or exchange of shares, or other change in corporate structure or payment of any other distribution, the maximum number and kind of New Atlis common stock reserved for issuance or with respect to which awards may be granted under the Plan will be adjusted to reflect such event, and the plan administrator will make such adjustments as it deems appropriate and equitable in the number, kind and exercise price of New Atlis common stock covered by outstanding awards made under the Plan, and in any other matters that relate to awards and that are affected by the changes in the shares referred to in this section.

Change in Control

In the event of any proposed change in control (as defined in the Plan), the plan administrator will take any action as it deems appropriate and equitable to effectuate the purposes of the Plan and to protect the participants who hold outstanding awards under the Plan, which action may include, without limitation, the following: (i) the continuation of any award, if New Atlis is the surviving corporation; (ii) the assumption of any award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any award, provided, however, that any such substitution with respect to options and SARs shall occur in accordance with the requirements of Section 409A of the Code; or (iv) settlement of any award for the change in control price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the change in control price or if the plan administrator determines that the award cannot reasonably become vested pursuant to its terms, such award shall terminate and be canceled without consideration.

Amendment and Termination

The plan administrator may alter, amend, modify, or terminate the Plan at any time, provided that the approval of our shareholders will be obtained for any amendment to the Plan that requires shareholder approval under the rules of the stock exchange(s) on which the New Atlis common stock is then listed or in accordance with other applicable law, including, but not limited to, an increase in the number of New Atlis common stock reserved for issuance, a reduction in the exercise price of options or other entitlements, an extension of the maximum term of any award, or an amendment that grants the plan administrator additional powers to amend the Plan. In addition, no modification of an award will, without the prior written consent of the participant, adversely alter or impair any rights or obligations under any award already granted under the Plan, unless the plan administrator expressly reserved the right to do so at the time of the award.

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Material U.S. Federal Income Tax Effects

The following discussion of certain relevant United States federal income tax effects applicable to certain awards granted under the Plan is only a summary of certain of the United States federal income tax consequences applicable to United States residents under the Plan, and reference is made to the Code for a complete statement of all relevant federal tax provisions. No consideration has been given to the effects of foreign, state, local and other laws (tax or other) on the Plan or on a participant, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are stationed outside the United States may be subject to foreign taxes as a result of the Plan.

Nonqualified Share Options

An optionee subject to United States federal income tax will generally not recognize taxable income for United States federal income tax purposes upon the grant of a nonqualified share option. Rather, at the time of exercise of the nonqualified share option, the optionee will recognize ordinary income, subject to wage and employment tax withholding, and New Atlis will be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. If the shares acquired upon the exercise of a nonqualified share option are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee), depending upon the length of time such shares were held by the optionee.

Incentive Share Options

An optionee subject to United States federal income tax will generally not recognize taxable income for United States federal income tax purposes upon the grant of an incentive share option (within the meaning of Section 422 of the Code) and New Atlis will not be entitled to a deduction at that time. If the incentive share option is exercised during employment or within ninety (90) days following the termination thereof (or within one year following termination, in the case of a termination of employment due to death or disability, as such terms are defined in the Plan), the optionee will not recognize any income and New Atlis will not be entitled to a deduction. The excess of the fair market value of the shares on the exercise date over the exercise price, however, is includible in computing the optionee’s alternative minimum taxable income. Generally, if an optionee disposes of shares acquired by exercising an incentive share option either within two years after the date of grant or one year after the date of exercise, the optionee will recognize ordinary income, and New Atlis will be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the sale price, if lower) over the exercise price. The balance of any gain or loss will generally be treated as a capital gain or loss to the optionee. If the shares are disposed of after the two-year and one-year periods described above, New Atlis will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss.

SARs

A participant subject to United States federal income tax who is granted a SAR will not recognize ordinary income for United States federal income tax purposes upon receipt of the SAR. At the time of exercise, however, the participant will recognize ordinary income, subject to wage and employment tax withholding, equal to the value of any cash received and the fair market value on the date of exercise of any shares received. New Atlis will not be entitled to a deduction upon the grant of a SAR, but generally will be entitled to a deduction for the amount of income the participant recognizes upon the participant’s exercise of the SAR. The participant’s tax basis in any shares received will be the fair market value on the date of exercise and, if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of the shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the participant) depending upon the length of time such shares were held by the participant.

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Restricted Shares

A participant subject to United States federal income tax generally will not be taxed upon the grant of a restricted share award, but rather will recognize ordinary income for United States federal income tax purposes in an amount equal to the fair market value of the shares at the time the restricted stock is no longer subject to a substantial risk of forfeiture (within the meaning of the Code). New Atlis generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal the fair market value of those shares at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the restricted shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. New Atlis generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Restricted Stock Units

A participant subject to United States federal income tax who is granted a restricted share unit will not recognize ordinary income for United States federal income tax purposes upon the receipt of the restricted share unit, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the award is settled into shares, subject to wage and employment tax withholding, and New Atlis will have a corresponding deduction at that time.

Other Share-Based and Other Cash-Based Awards

In the case of other share-based and other cash-based awards, depending on the form of the award, a participant subject to United States federal income tax will not be taxed upon the grant of such an award, but, rather, will recognize ordinary income for United States federal income tax purposes when such an award vests or otherwise is free of restrictions. In any event, New Atlis will be entitled to a deduction at the time when, and in the amount that, a participant recognizes ordinary income.

Tax Effects for New Atlis

In addition to the tax impact to New Atlis described above, New Atlis’s deduction may also be limited by Section 280G or Section 162(m) of the Code. In general, Section 162(m) of the Code denies a publicly held corporation a deduction for United States federal income tax purposes for compensation in excess of $1,000,000 per year per covered employee.

New Plan Benefits

As of the date hereof, no awards have been granted under the Plan. The aggregate number of shares and aggregate total dollar value of potential future awards under the Plan that may be made to any of our named executive officers or to our executive officers, non-executive officer employees or non-executive directors as a group are not yet determinable because the types and amounts of awards and selection of participants are subject to the plan administrator’s future determination.

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Registration with the SEC

If the Plan is approved by our shareholders and becomes effective, New Atlis is expected to file a registration statement on Form S-8 registering the shares reserved for issuance under the Plan as soon as reasonably practicable after becoming eligible to use such form.

Equity Compensation Plan Information

New Atlis did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of December 31, 2022.

Vote Required for Approval

The approval of the Plan Proposal will require the affirmative vote of a majority of the voting power of the outstanding shares of common stock present in person or represented by proxy and entitled to vote thereon at the Special Meeting. Accordingly, if a valid quorum is established, abstentions will have the same effect as a vote against the Plan Proposal and broker non-votes will have no effect on the Plan Proposal.

A copy of the Plan is attached to this Proxy Statement/Prospectus as Appendix D.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE PLAN PROPOSAL

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INFORMATION ABOUT HOLDINGS

Introduction

Our Company

Holdings is a Delaware corporation formed on March 10, 2023.

Facilities

Holdings has occupied 1828 Higley Road, Suite 116, Mesa, AZ 85205 for all its operations. The 42,828 Sq. Ft. industrial facility is occupied solely Holdings and its affiliates. The facility includes both office space and warehouse space.

Legal Proceedings

As of the date hereof, to the knowledge of Holdings’ management, there is no material litigation, arbitration, or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and Holdings’ and the members of Holdings’ management team have not been subject to any such proceedings.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information

As of April 17, 2023, there was no public market for our common stock.

Holders

As of April 17, 2023, there were no holders of record of our common stock.

Dividends

We have never declared or paid any cash dividend and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Our Board has sole discretion whether to pay dividends. If our Board decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant.

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INFORMATION ABOUT ATLIS MOTOR VEHICLES INC.

BUSINESS

The following discussion of our business should be read in conjunction with the financial statements and related notes included elsewhere in this Proxy Statement/Prospectus. Unless the context otherwise requires, with respect to descriptions of the financials and operations of the Company’s assets, references herein to “Atlis,” the “Company,” “we,” “us” or “our” relate to our business as Atlis Motor Vehicles Inc.

Overview

Atlis Motor Vehicles is a vertically integrated, electric vehicle technology company committed to electrifying vehicles and equipment for Work. We define “Work” as industries that contribute to the building, digging, growing, maintaining, moving, hauling, and towing of the goods and services that keep our communities moving forward. We believe that a majority of the electric vehicle solutions have overlooked the Work industry due to limitations of existing electric vehicle battery capabilities. Atlis is purposefully developing products to meet the demands and needs of the Work segment. We also intend to develop an ecosystem of services and adjacent products to support electrification for our intended customer segments.

We believe Atlis technology will be used to power last mile delivery vehicles, pick-up trucks, garbage trucks, cement trucks, vans, RVs, box trucks, light to heavy-duty equipment and more. In addition, our batteries could be used for commercial and residential energy storage devices. At the core of our hardware ecosystem and platform, proprietary battery technology makes the charging of a full-size pickup truck possible in 15-minutes or less. We intend for our modular system platform architecture to be scalable to meet the specific vehicle or equipment application needs of those in construction, mining, and agribusiness field, as well as those with other use cases.

Atlis Motor Vehicles is an early-stage company, primarily engaged in research and development and has not yet scaled production of its products or delivered any products to customers. Of all the products we intend to bring to market, our proprietary battery technology is the furthest along in development and closest to mass production. We are working to deliver battery cells and packs to customers first, while we continue development on the XP Platform, XT Truck, and service offerings. Scaling to reach high-volume production will require significant effort and capital. Additionally, as of the date of this Proxy Statement/Prospectus, we have no actionable plan of operation to commence sales of our products. As such, Atlis will need to build out detailed go-to-market plans as we get closer to customer deliveries and sales.

Production Development Phases

In producing its various products and services, Atlis Motor Vehicles follows a phased development approach comprised of the stages noted below.

Stage 1: “CVT” – Concept Verification and Test. This is the concept verification and test phase of development. Product ideas are evaluated to assess viability and whether or not there is potential to further develop and invest.

Stage 2: “EVT” – Engineering Verification and Test. This is the engineering verification and test phase of development. Validation of the technology within a product is completed.

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Stage 3: “DVT” – Design Verification and Test. This is the design verification phase of development. The product has reached a final design phase and engineering and production teams are validating feasibility of the final product.

Stage 4: “PVT” – Production Verification and Test. This is the production validation phase of development. The product design has been finalized, and the production process is developing and undergoing verification before being sold to customers.

Principal Products and Services

The Work industry is composed of use cases like agriculture, mining, construction, and utilities. These industries are seeking to transition from internal combustion engine (“ICE”) vehicles to electric vehicles, and they need capable vehicles at a competitive cost. When making the switch to electric vehicles, we believe that individuals and businesses will consider numerous factors, including vehicle capability, charging solutions, service and maintenance costs, insurance, and total cost. In the case of vehicles, our target customers are seeking pickup trucks with a range of up to 500 miles, the ability to haul 20,000 to 35,000 pounds and the ability to charge their electric vehicle in less than 15 minutes. The broader needs of our target customers are presented below. The Company plans to address these needs by developing products across three verticals: our proprietary AMV battery cell and pack technology; a modular and scalable electric powered platform; and an electric pickup truck. We believe that the Atlis vertically integrated electric vehicle technology ecosystem will address many of these concerns with its array of products, services, and unique business model.

Our Products

•	AMV Energy 30 pack – We are developing a battery pack technology product. We refer to this battery technology as “AMV Energy.” AMV Energy starts with our “30 pack,” a 30KWh commodity battery pack configuration focused on mobility, equipment, and energy storage and infrastructure applications. The 30 pack will utilize our proprietary battery cell, pack, electronics, and software systems, each of which is currently in development internally. Additionally, the 30 pack will be a highly capable energy storage solution with a wide range of applications. Not only do we expect to utilize the 30 pack in our own products, but we also intend to manufacture and sell the 30 pack as a separate product line to address the growing demand for battery packs from other companies developing electric vehicles. The 30 pack is in the final stages of the DVT phase of development and transitioning to the PVT phase of development. Completion of the 30 pack engineering design and production line is not subject to any currently unknown advances in technology. Competitive manufacturers of vehicle battery packs typically utilize lithium-ion battery cells in either cylindrical or pouch form factor. Our AMV Energy 30 pack’s competitive advantage is our direct cell integration and approach and integration. ATLIS is developing a battery pack system with a completely integrated power management, thermal management, and battery management system. Our AMV Energy Cell is being developed as a purpose-built solution to directly integrate into our AMV Energy 30 pack product. Our efforts are focused on target customers that are looking to deploy packs in 2023. Our ability to deliver these battery packs to customers is entirely dependent on our ability to raise capital.

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•	AMV Energy Cell – We are developing battery cells to be used in our battery packs, which we believe will be capable of charging in 15 minutes or less. This is the same amount of time it normally takes to fill an ICE vehicle with fuel. The AMV Energy Cell will utilize an in-house developed NMC-811 chemistry solution, combined with a proprietary mechanical construction in development, to significantly improve thermal management and reduce electrical resistance. The AMV Energy Cell, when implemented utilizing our AMV proprietary battery pack technology and AMV advanced charging station (the “AMV AAC”) solutions, which are currently under development, will be capable of delivering consistent power from 0% to 100% battery pack usable capacity, while charging from 0% to 100% usable capacity in 15 minutes. We have completed proof of concept testing and demonstrated this capability in publicly available videos published through social media channels. The AMV Energy Cell is currently in the PVT phase of development. This is the last stage of development before customer deliveries begin. The AMV Energy Cell is currently being produced in low volumes at our facility in Mesa, AZ and is not dependent on any currently unknown advances in technology. Atlis is producing the AMV Energy Cell in a mass production pilot program with a daily production target of 30 cells per day. AMV Energy Cells will be used in the 30 pack as well as for testing and validation by potential 30 pack and AMV Energy Cell customers. Production of the AMV Energy Cell will scale as 30 pack, AMV XP, and AMV XT enter production. To ensure we are capable of scaling production output, ATLIS will need to continue to make investments in capital expenses, additional facilities, and team growth for the coming years. Atlis is currently finalizing negotiations in an RFP with Scannell Properties for a 190,000 square foot facility located in Mesa, Arizona. We anticipate that this facility will provide Atlis with an opportunity to complete any tenant improvement activity in order to stand up manufacturing operations by the third quarter of 2023. Additionally, Atlis has earmarked capital investment to ramp cell production over the course of 2023 and fund battery pack assembly equipment. As part of this effort, ATLIS may make significant investments in equipment through 2023, 2024, 2025, and for the foreseeable future. ATLIS plans to continue securing MOUs and LOIs for additional battery pack demand and will work to expand production output in order to deliver on that demand as quickly as the facilities allow. Industry standard battery cells utilize lithium-ion battery cells in either cylindrical or pouch form factor. Our AMV Energy Cell is being developed to specifically address concerns with energy density by volume and weight when packaged into a battery pack through the physical cube design. The AMV Energy Cell utilizes a minimalistic approach in cell structure by eliminating excess volume and space. The AMV Cell is being developed to maximize thermal heat transfer, or energy transfer, into and out of the cell through a proprietary mechanical construction. The battery cells they use cannot meet the same fast-charging capabilities or cycle life as we expect to see in the AMV Energy Cell.

•	AMV AAC – We are developing our proprietary AMV Advanced charging station. The AMV AAC is intended to be capable of delivering up to 1.5MW of continuous power, deployable in standalone form as a drop-in direct-grid connection solution. The AMV AAC is a proprietary charging solution, utilizing strategic partnerships, to provide charging capabilities to AMV XT, AMV XP, and non-Atlis branded electric vehicle utilizing CCS 2.0 (Combined Charging System 2.0). We are also developing larger AAC 1.5MW charging locations for pull-thru large vehicle applications. Current readily available electric vehicle charging stations from other companies range from 50kW to 250kW. We expect charging costs to be covered as part of our “vehicle-as-a-service” business model described below. The AMV AAC is still in the research and development phase and is not yet in production. Atlis has completed the concept and EVT phase of development. Atlis is currently working through the DVT phase of development for the AMV AAC charging system. The AMV AAC is expected to complete the PVT phase as early as 2023. Our ability to execute this plan is dependent on our ability to raise the necessary capital. Engineering design of the AMV AAC is not yet complete, and we expect to encounter unforeseen engineering challenges or to be reliant on any unknown advances in technology. The AMV AAC is intended to be the world’s first, greater than 1 Megawatt, direct current charging solution with single phase, and 3 phase AC options through a single inlet and charging handle. This is a unique technology solution that current has not been shown in the market and creates the opportunity for a singular charging solution, eliminating fragmentation with multiple standards for vehicles, equipment, and commercial systems today.

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•	AMV XP – The AMV XP aims to provide a scalable technology solution with a connected cloud, mobile, service, and charging ecosystem that will provide positive workflows and customer experiences moving forward. The AMV XP is a proprietary modular vehicle system, or electric skateboard, providing all technology, software, and mobility technology required to develop a vehicle. The AMV XP utilizes our proprietary battery, electronics hardware, mechanical, and software technologies to create a modular vehicle platform that may be utilized by vehicle coach builders and vehicle OEMS to develop new vehicle solutions for niche- and mass-market opportunities while leveraging the network of capabilities and services that we will provide. The AMV XP is the only work-focused electric vehicle skateboard platform currently in development. We expect that the production start of AMV XP will follow AMV Cell, 30 pack, and AMV AAC production start. The engineering design of AMV XP is not yet complete, and we expect to encounter unforeseen engineering challenges or to be reliant on any unknown advances in technology. The AMV XP has completed the CVT phase of development and Atlis has produced a functioning concept demonstrated during 2021 on our social media channels and is currently beginning the EVT phase of development. The AMV XP is expected to complete the DVT phase of development as early as 2024. Our ability to execute is dependent on our ability to raise the necessary capital. The AMV XP is intended to be a universal, connected, complete vehicle hardware and mechanical architecture system, created so niche and low volume vehicle and OEM manufacturers can develop an electric vehicle solution for their specific target market, while leveraging the ATLIS ecosystem of charging, maintenance, connectivity, cloud services, and service solutions.

•	AMV XT pickup truck – The AMV XT pickup truck is intended to be our flagship vehicle and a 100% electric full-sized work truck. The development effort is focused on delivering a full-sized light to medium duty truck capable of meeting the demand of work centric customer applications. The AMV XT pickup truck will be our market entry solution into the world of Work and is intended to be just the beginning of a long line of vehicle solutions constructed using our AMV XP platform. We intend to provide up to 500 miles of range utilizing our battery cell and pack technology, up to 35,000 pounds of towing capacity utilizing our AMV XP Platform, and a simplistic operational approach with fleet connectivity that utilizes our software and cloud service solutions. The AMV XT has completed the CVT phase of development and pending available funding is expected to begin the EVT phase of development as early as 2023. AMV XT is still in the research and development phase and is not yet in production. We expect that the start of AMV XT production will follow commencement of AMV Cell, 30 pack, AMV AAC, and AMV XP production. The final engineering design of AMV XT is not yet complete, and we expect to encounter unforeseen engineering challenges or to be reliant on any unknown advances in technology.

Beyond our products and solutions in development, we believe the largest competitive advantage ATLIS has is our culture. Our company culture embodies the idea that a transition to electrification and a sustainable future does not require compromise. We are unwilling to bend in our belief and when a technology does not exist, we find creative and innovative ways of developing solutions to solve these great challenges. Our team is built of a diverse group of individuals with a singular focus, to power the future of work through an ecosystem of technologies and products that bring daily value to those who build, dig, grow, and maintain.

The execution of our vision is highly dependent on two factors: our ability to raise the necessary capital required to bring all products and services to market and, more specifically, our ability to successfully deliver the AMV Energy Cell and AMV Energy 30 pack. The AMV Energy Cell and AMV Energy 30 pack are instrumental in many ways to the success of the Company and its vision. Our successful implementation of the AMV Energy Cell and AMV Energy 30 pack would allow us to tackle a key challenge that we face in the industry, the lack of available and accessible battery technology. Thus, we have focused our attention on developing our own battery technology through the AMV Energy Cell and AMV Energy 30 pack in order to mitigate the external risk created from a lack of suitable and available battery technology in the market.

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Additionally, our ability to scale high volume vehicle mobility and energy storage solutions is highly dependent on our success with the AMV Energy Cell and AMV Energy 30 pack. As there is a limited supply of these materials, any disruption from competitors or any disruption to material and cell availability can impact the Company’s ability to succeed in these programs.

While we remain optimistic in our ability to bring the AMV Energy Cell and AMV Energy 30 pack to market, these two programs carry high technical challenges due to the fact that the intellectual property required for the programs to successfully run must be developed, as it cannot be purchased nor is it readily available in the market. Atlis appreciates the importance of overcoming this challenge and is accordingly focusing the majority of its efforts on completing its AMV Energy Cell and AMV Energy 30 pack

Our Services

•	Atlis Cloud Services – Atlis Cloud Services is intended to tie the entire customer experience together across vehicles, charging, and energy systems. We are developing Atlis Cloud Services to bring a seamless customer experience for Atlis customers across all of our business verticals. We intend for this to include the customer facing portal that provides purchasing, customer service, repair and maintenance services, and charging across desktop, mobile, and vehicle interfaces. Development of Atlis Cloud Services requires extensive front-end and back-end software development, and the software engineering team at Atlis is in the process of developing the foundational architecture. Atlis Cloud Services is still in the research and development phase and is currently in the EVT phase of development. We intend to launch parts of the Atlis Cloud Services to support initial AMV AAC deployments and AMV Energy Solutions as early as 2023, while additional features and improvements will be made continuously as part of Atlis’ software development efforts following the initial launch.

•	Atlis Subscription – Atlis subscription is a subscription-based financing approach to marketing and selling product solutions to end customers. We believe the future of the Work industry is a flexible subscription model that allows our customers to focus on business execution while we ensure the infrastructure and products that power work provide a seamless operational experience. The Atlis subscription service is intended to provide a selectable set of services the customer can include or add to existing services. Expected solutions include fleet management, energy storage, charging, and future vehicle applications. The AMV XT subscription is still in the research and development phase and is expected to include charging, maintenance, charging, vehicle purchase, and insurance.

Our Market Opportunity

We have a tiered approach that encompasses the following foundational markets. Each phased business vertical, starting with the energy vertical, will employ both single use point of sale models as well as a longer-term strategic subscription ownership schedule.

•	AMV Ecosystem – This opportunity represents the combined ecosystem opportunity and yearly recurring revenue opportunity for Atlis. We believe this recurring revenue opportunity for Energy, Mobility, Equipment, and Services represents the full-circle solution for commercial and individual consumer or individual commercial customers. This opportunity represents, across the targeted Energy and XP/XT mobility markets, a significant and growing yearly recurring revenue opportunity for the foreseeable future.

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•	AMV Vehicle Batteries – According to Fairfield Market Research, the global vehicle battery market includes a total opportunity of over 2 TWH of battery capacity needed in the year 2030 for light to heavy duty vehicles. This segment has historically been dominated by the commercial vehicle segments, which typically carry significantly more stored energy than consumer vehicles. The global vehicle battery market is expected to exhibit steady growth and reach revenue of more than $43.4 billion by 2030.

•	AMV Energy – AMV energy storage is being developed on our proprietary battery technology. We will market our AMV energy storage solutions with the energy market, which encompasses an approximate $360B market opportunity in energy storage, infrastructure, and charging solutions according to Wood Mackenzie. The Atlis energy vertical represents a foundational pillar in the mobility, equipment, and energy production or storage sectors.

•	AMV XP and AMV XT – The second and tier of our market leverages energy and vehicle technology solutions for mass- and niche-mobility markets focused on coach build construction methods. This market opportunity includes commercial, vocational, and recreational vehicles in the Class 2 to Class 6 markets, and represents an approximately 1,400,000 vehicles to be sold by 2030. The light duty electric truck market for Class 2 and 3 vehicle segments is currently dominated by the Ford F250 to F450, the GMC 2500 to 4500, and the Ram 2500 to 4500 vehicles with internal combustion and diesel engines. The current automakers are foregoing electric vehicle offerings in this segment until 2030, but with an internally estimated 400,000 yearly vehicle demand by 2030, we believe this segment represents an untouched opportunity to leverage our AMV energy cell cell and 30 pack technology to make electrification of these vehicle segments possible.

Competitive Strengths

Our competitive strengths include:

•	Vertical Integration. By taking a vertically integrated approach to development, Atlis is engineering solutions from the ground up. Atlis is starting at the battery cell and building up to battery packs, XP Platform, and ultimately the XT Truck. By developing from cell to vehicle, Atlis’ product offering, development costs, pricing, and success is not dependent on Tier 1 suppliers.

•	Fast-Charging Atlis Battery Tech with Superior Cycle Life. Atlis battery technology is being designed to charge in 15 minutes or less and sustain performance for as long as 1 million miles of vehicle life. This provides customers with a battery option that has faster charging times and longer utility in comparison to our competitors’ batteries which on average charge in over 45 minutes and last half as long. Atlis has developed a battery technology that is industry competitive in terms of energy density through chemistry development of proprietary coating mixtures. However, the main differentiation in the Atlis battery technology is the terminal sizing of the battery cells themselves, which can enable a much higher current intake at a cell level which would enable faster charging times. This has been applied to both the pouch cell product in the early production phase as well as a proposed prismatic style cell with a target of development finalization in early 2023.

•	Robust Intellectual Property Portfolio. As of December 31, 2022, Atlis has one issued and 32 pending U.S. patents. Our issued patent is effective until April 9, 2039. For all other patents, the rights and duration are pending grant of the patent by the U.S. Patent and Trademark Office.

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•	Subscription-based Business Model. Atlis subscription is a subscription-based financing approach to marketing and selling product solutions to end customers. We believe the future of the Work industry is a flexible subscription model that allows our customers to focus on business execution while we ensure the infrastructure and products that power work provide a seamless operational experience. This is designed to provide predictable monthly costs for customers.

•	A Team with Deep Experience in Disruption. Atlis’ leadership team is made up of individuals with experience in developing products or working in companies that have disrupted traditional industries. Instead of building a team with traditional automotive experience, Atlis has prioritized innovation as a requirement when recruiting talent.

•	Magnetic Brand with an Engaged Community. Atlis has built a social media following of over 120,000 combined followers across Facebook, Instagram, LinkedIn, and YouTube. This community is highly engaged in Atlis’ progress and updates, and many of them have even participated in one of our previous equity crowdfunding offerings. This community base is a resource for Atlis to test new ideas, validate product-market fit, and solicit feedback from a community that we believe is representative of our future customer base.

•	First Principles Approach to Solving Problems. Atlis has built a culture within its team of solving problems by starting first with engineering principles. Atlis does not accept traditional solutions as the only way, and this mindset is what has resulted in the innovative solutions Atlis is developing today.

•	Company Core Values & Culture. Atlis has three Core Values: “Transparency”, “Team First”, and “Make it Happen”. These three foundational beliefs make Atlis a very unique company. Atlis has been dedicated to Transparency from its inception, as can be seen in the YouTube videos and social media updates that the company publishes on a regular basis. This level of transparency and authenticity sets Atlis apart from other companies in the electric vehicle and battery industries. “Team First” is a commitment to always do what is best for the team over any one individual, holding Atlis to a high standard of performance management internally. Finally, “Make It Happen” instills in the team a relentlessness and perseverance that has resulted in Atlis delivering results with far less resources than our competitors.

•	Made in the USA. Atlis plans to build its products in-house in its facility in Mesa, AZ. As Atlis scales production output, we may need to expand into additional or alternative facilities. Atlis intends to keep manufacturing in the United States, which will likely make Atlis one of the only American companies building electric vehicle batteries on US soil.

Product Development

Since its incorporation in 2016, Atlis has been focused on research and development. The business strategy, battery intellectual property, and initial truck design were created by the founding team. In March 2018 Atlis launched its first Regulation CF campaign to fund further development of the battery technology and hire the concept team to develop the XP Platform and XT pickup truck designs. In October 2018 Atlis completed a proof-of-concept prototype battery pack that demonstrated a full charge in less than 15 minutes. In 2019 Atlis completed a proof-of-concept prototype build of the XP Platform. Progress slowed due to lapses in available funding until Atlis was able to launch a second Regulation CF campaign in December 2019 to fund an initial production facility and hiring additional engineering team members to finalize design of the AMV Battery cell, XT pickup truck, and XP Platform. In August 2020, Atlis launched a Regulation A+ campaign. Funds from the Regulation A+ campaign were put to use in facility expansion and continued growth of Atlis technical development teams. In September 2021, Atlis launched a Regulation CF campaign. Funds from the Regulation CF campaign were utilized to continue scaling AMV Cube Cell production and growth of engineering technical and development teams. Atlis is currently working to scale the pilot production capability for AMV Cube Cell. Atlis intends to continue growth investments in scaling AMV Cube Cell manufacturing capabilities. Atlis is currently in the process of finalizing engineering designs for the XP platform and XT pickup truck. Once design phase is complete the XP Platform and XT pickup truck prototypes will complete a thorough validation and testing phase before entering production. Product safety and validation testing will be very thorough and will likely require design changes in order to meet necessary requirements. These changes are an anticipated hurdle of the test phase.

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Implications of Being an Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2022, as amended;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and pay ratio; and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

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We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues are $1.07 billion or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Class A common stock that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Class A common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Class A common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Controlled Company Exemption

Our Chief Executive Officer, Mark Hanchett, beneficially owns and controls a majority of the combined voting power of our common stock. As a result, we are a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq. Our stockholders do not have the same protections afforded to stockholders of companies that are subject to such requirements. Mark Hanchett also serves as the Chairman of the Board of AMV.

How We Will Generate Revenue

The Company plans to generate revenue through the sale of our products which include our AMV Battery Pack and Cube Cell, the XP platform and the XT pickup truck. Revenue is recognized when both parties to the contract have approved the contract, the rights and obligations of the parties are identified, payment terms are identified, and collectability of consideration is probable.

The approach Atlis has taken is to develop the baseline technological framework for all future product offerings. The development of the battery cell and its integration into a battery pack, both slated for ramp up of manufacturing in 2023, are the foundational pieces. During this phase, Atlis will be concurrently developing a unique rolling chassis/skateboard concept (XP platform) which utilizes the Atlis power systems technology as well as some other proprietary systems – battery active balancing, drive units, brake and steering by wire systems. The target build of a functional prototype for this product will occur as early as the fourth quarter of 2023. Once functional confirmation is achieved, the product can then be further built into low volume prototypes for advanced vehicle testing and homologation. From there, the XP platform will then be operationalized in a production environment with the intent of providing commercial revenue against forecasted demand as early as the year 2025. The addition of a ‘top hat’ (XT truck – exterior vehicle structure with proprietary user interface/experience (UI/UX)) will be a target product launch as early as the year 2025 with manufacturing and ramp up as early as the year 2026.

To date, Atlis has not yet generated any revenue from sales of the AMV Battery, XT pickup truck or XP platform. We plan to bring our battery technology to market first, followed by our XP platform and then the XT pickup truck. Atlis has built a pilot production line for the AMV Cube Cell and AMV Pouch Cell, and is working to scale production of battery cells and battery packs. Our production-level prototypes are going through internal testing and validation, with customer and third-party validation to follow soon after. The development and launch of the battery cell and its integration into a battery pack, both slated for manufacturing ramp in 2023, are the foundational pieces. We have received non-binding Letters of Intent (“LOI’s”) and Memoranda of Understanding (“MOUs”) from customers for battery packs , and we continue to explore sales opportunities for additional battery pack customers. We intend to begin delivery of early customer orders as early as 2023.

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The AMV XP Platform and XT Pickup truck products are in research and development stage. The Company has produced a working prototype of the XP Platform and the XT pickup truck. We expect to finalize development of the production model and begin producing trucks for delivery in the coming years.

Atlis signed an Amended Collaboration Agreement on July 28, 2022 with an Australian company called Australian Manufactured Vehicles (“AUSEV”) to jointly develop a right-hand drive version of the XT pickup truck. Under the terms of the AUSEV agreement, Atlis agrees to supply XT pickup trucks in limited volume of prototype and test vehicles in 2024, up to a total of 19,000 production intent XT pickup trucks beginning in 2026 through 2027, contingent upon production capacity, funding, and raw material availability. Atlis and AUSEV also agreed to explore the implementation of Atlis Charging Stations, energy storage, and product support in the AUSEV distribution territory. The AUSEV agreement requires the parties to enter into binding definitive supply agreements. The AUSEV agreement has an initial term of five (5) years from August 28, 2021. Upon expiration of the initial term, the AUSEV agreement will automatically renew for an additional two-year term unless either party notifies the other party in writing of its intent to terminate, at least 90 days prior to such expiration.

Atlis has received substantial interest in its product with over 40,000 non-binding reservations for the AMV XT submitted on the Company’s website. In addition, with each investment in Atlis, our investors have reserved the opportunity to purchase a vehicle as part of our reservation queue. Reservations from email addresses that bounce have been removed, and each reservation is counted as one vehicle unless an Atlis representative speaks to the reservation holder and validates the request for multiple vehicles. These reservations are non-binding, non-deposit, and require no down payment or reservation fee. While a subset of these reservations will convert to sales, we do not have a reasonable projection for the reservation to sales conversion rate at this time. This expressed interest should not be taken as a guarantee of sale.

Industry

Energy and Battery

The electric vehicle battery industry is rapidly growing as original equipment manufacturers “OEMs” target transition to completely electric product offerings, some as soon as 2025. Electric vehicle batteries are in high demand, and smaller companies are not able to secure battery supply for their production targets from the larger battery manufacturers. According to Wood Mackenzie, by 2030 the 2.3 TWh global need for electric vehicle batteries is 77% higher than the forecasted supply of 1.3 GWh. Atlis intends to supply battery cells and packs to help fill this gap in supply.

Pickup Trucks

Pickup trucks have been the top three best-selling vehicles in the United States for the past five years. Altogether, including the new and used truck market, vehicle up-fitter market, and charging opportunity, the total market opportunity for manufacturers in the pickup truck space is north of $241 billion. Atlis intends to capture the largest market share of the electric work truck market. Our proprietary battery technology is being designed to allow us to deliver unprecedented range and charge times.

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Target Market Demographics

Atlis is developing battery technology intended to power vehicle, heavy equipment, and energy storage markets. Our target customers are consumer and commercial customers seeking energy storage solutions, vehicle manufacturers selling 20,000 and below vehicles per year looking for battery pack systems between 1.5KWh to over 300KWh in capacity, and equipment manufacturers looking for battery storage solutions to electrify their equipment systems which traditionally run off of ICE vehicles.

We are developing technology that will power Work. Our target customers for the AMV XT pickup truck are work vehicle fleet owners and individual buyers, and our target customers for the AMV XP Platform are work vehicle and upfit vehicle manufacturers. We intend to add value for customers across multiple target industries, including construction, agriculture, and logistics.

The AMV XT pickup truck will be Atlis’s flagship product, designed for up to 500 miles of range, up to 35,000 lbs. fifth wheel towing capability, and 15-minute charge time from 0-100%. The AMV XT pickup truck will be the first application of our core product offering, the AMV XP Platform, our electric vehicle technology platform that is currently in development and is being designed for applications with work vehicles: RVs, box trucks, delivery vehicles, tractors, construction equipment, and beyond. Our modular design is intended to allow the AMV XP Platform to easily accommodate the sizes, shapes, and use cases of a variety of different work vehicles.

Geographic Sales Territory

Ultimately, Atlis is developing a technology platform that is intended to add value across the globe, and our long-term vision includes expansion to the rest of the world. Although our initial focus is to manufacture and sell our products in the United States, we believe a strong interest from international markets allows us quick expansion paths in the future. The Company has signed an agreement with an Australian company called Australian Manufactured Vehicles for XT pickup trucks. We have registered interest in battery packs for vehicles and energy storage solutions in France and New Zealand as well as interest in our XP platform and XT pickup trucks from South American distributors.

Distribution Channels

Our hardware and services will be facilitated online via our Company’s website. Our intent is to allow fleet and consumer customers to purchase the AMV XP Platform, AMV XT pickup truck, and Atlis advanced charging solutions online. Our advanced charging infrastructure will allow users to be able to purchase electricity at our charging stations. This purchase will be conducted through the cloud-based mobile application and website we plan to build.

Supply Chain

As we begin our production ramp, we have been keeping close contact through our supply chain to ensure we can satisfy our production plans. We have shared our 3-year production forecast, based on our current non-binding reservation and LOI engagements, with our raw material suppliers to confirm their capability to support our build plan. Our ability to meet this demand is heavily dependent on our ability to raise the necessary capital. We have a dozen key suppliers for our raw materials, and most of them are large global companies geared toward supporting Li-Ion battery manufacturing with multi-site and international presence. Our suppliers have their ability to support our requested demand. As electric vehicle production increases globally, our suppliers continue to invest in growing their own production capacity over the next few years. In addition, some suppliers view our demand as a small percentage of their total output and confirm that even with their existing available capacity, they can satisfy our needs.

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We are actively exploring opportunities to enter into master supply agreements (“MSA”) with some of our key suppliers. This strategy will strengthen our supply base and allow us to leverage our expected volume growth to achieve more favorable pricing for our raw materials. Most of our suppliers have agreed to establishing an MSA.

Finally, we are paying close attention to the global geopolitical situation. Atlis is not dissimilar to most other manufacturing companies where a large portion of the supply chain is based in China. Currently, approximately 75% of our raw material is supplied directly or indirectly from China. Therefore, we intend to explore opportunities in parallel for alternative suppliers in Europe and North America to strengthen our supplier diversity.

Growth Strategy

We plan to take a strategic approach to scale. First we plan to bring the AMV Battery to market to drive early revenue as we work towards the launch of the XP Platform and XT pickup truck.

Our near future strategy is to focus on execution. We are completing testing and design for manufacturing the AMV battery. From there, we plan to stand up production and begin ramping battery cell and pack manufacturing. We are also standing up battery pack manufacturing in parallel to battery cell manufacturing to meet current projected customer demand where customers have signed an LOI and MOU for battery pack requests for the calendar year 2022. We have received LOIs and MOUs from 7 customers for over 9500 battery packs at various sizes from 30kwh to 150kwh. We are continuing the design work to deliver our production prototype of the XP Platform and intend to deliver hand-built XT pickup trucks to follow.

We plan to leverage our active social media presence, influencer marketing and customer word of mouth to generate additional interest in our products.

We intend to develop a dedicated sales team to pursue large fleet customers. We intend for fleet purchases and fleet management to be completed through Atlis Cloud Services and connected vehicle systems.

Regulatory Approval of Principal Products or Services

We will be subject to extensive regulatory requirements that we plan to comply with to begin distribution of our AMV Battery, XP, and XT products. Our batteries, and the sale of electric vehicles and motor vehicles in general, are subject to regulation under international, federal, state, and local laws, including export and import control laws. Compliance with changing regulations could be time consuming, burdensome, and expensive. To the extent compliance with new and existing regulations is cost prohibitive, our business prospects, financial condition, and operating results would be adversely affected. We are also subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to manufacture with alternative technologies and materials. Obtaining necessary regulatory approvals is critical to Atlis successfully launching its AMV Cell, AMV Battery, AMV XP, and AMV XT products. See “Risk Factors” for more information.

EPA Emissions and Certificate of Conformity

The U.S. Clean Air Act requires that we obtain a Certificate of Conformity issued by the Environmental Protection Agency (the “EPA”) certifying that certain of our vehicles comply with all applicable emissions and related certification requirements. A Certificate of Conformity is required for vehicles sold in states covered by the Clean Air Act’s standards. A California Executive Order issued by the California Air Resources Board (“CARB”) is also required for vehicles sold in California and states that have adopted California’s stricter standards for emissions controls related to new vehicles and engines sold in such states. States that have adopted the California standards, as approved by the EPA, also recognize the CARB Executive Order for sales of vehicles. In addition to California, there are several other states that have either adopted or are in the process of adopting the stricter California standards, including New York, Massachusetts, Vermont, Maine, Pennsylvania, Connecticut, Rhode Island, Washington, Oregon, New Jersey, Maryland, Delaware and Colorado.

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Vehicle Safety and Testing

Our vehicles will be subject to, and will be required to comply with, numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), including applicable U.S. federal motor vehicle safety standards (“FMVSS”). We intend that the AMV XT pickup truck will fully comply with all applicable FMVSSs without the need for any exemptions, and expect future Atlis vehicles to either fully comply or comply with limited exemptions related to new technologies. Additionally, there are regulatory changes being considered for several FMVSSs, and while we anticipate compliance, there is no assurance until final regulation changes are enacted.

As a manufacturer, Atlis will need to self-certify that its vehicles meet all applicable FMVSSs, as well as the NHTSA bumper standard, or otherwise are exempt, before the vehicles can be imported or sold in the U.S. Numerous FMVSSs will apply to Atlis’s vehicles, such as crash-worthiness requirements, crash avoidance requirements and electric vehicle requirements. We will also be required to comply with other federal laws administered by NHTSA, including Theft Prevention Act requirements, consumer information labeling requirements, Early Warning Reporting requirements regarding warranty claims, field reports, death and injury reports and foreign recalls and owner’s manual requirements.

The Automobile information and Disclosure Act requires manufacturers of motor vehicles to disclose certain information regarding the manufacturer’s suggested retail price, optional equipment and pricing. In addition, this law allows inclusion of crash test ratings as determined by NHTSA if such tests are conducted.

Atlis’s vehicles that may be sold outside of the U.S. are subject to similar foreign safety, environmental and other regulations. Many of those regulations are different from those applicable in the U.S. and may require redesign and/or retesting.

Employees

As of December 31, 2022, Atlis had a total of 93 full time employees.

Liquidity and Capital Resources

As of December 31, 2022, Atlis had a balance of approximately $2.7 million in cash available. As of December 31, 2022, Atlis has $260,000 in revolving credit with Divvy.

Property

Atlis has occupied 1828 Higley Road, Suite 116, Mesa, AZ 85205 for all its operations. The 42,828 Sq. Ft. industrial facility is occupied solely by Atlis and its affiliates. The facility includes both office space and warehouse space.

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Intellectual Property

As of December 31, 2022, we have one issued patent and 32 pending U.S. patent applications. Our issued patent is effective until April 9, 2039. For all other patents, the rights and duration are pending grant of the patent by the U.S. Patent and Trademark Office.

Legal Proceedings

No active legal proceedings are currently pending to which the Company or any of its property are subject.

Market Price of and Dividends on Atlis Motor Vehicle’s Common Equity and Related Stockholder Matters

Market Information

Atlis Motor Vehicles’ Class A common stock is listed for trading on Nasdaq under the symbol “AMV.” As of April 11, 2023, the closing price of our Class A common stock as reported on Nasdaq was $0.58.

Holders

As of April 5, 2023, there were 17,405 holders of record of our Class A common stock.

Dividends

We have never declared or paid any cash dividend and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Our Board has sole discretion whether to pay dividends. If our Board decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ATLIS MOTOR VEHICLES INC.

You should read the following discussion of our results of operations and financial condition in conjunction with the “Risk Factors” above and our Consolidated Financial Statements and related Notes thereto included in this Proxy Statement/Prospectus. See also the discussion of “Forward-Looking Statements” above.

Company Overview

Atlis Motor Vehicles, Inc (AMV) is a technology company developing next-generation battery solutions to electrify commercial vehicles and equipment for Work and to provide the EV infrastructure needed to facilitate adoption to Electric Vehicles. We define “Work” as industries that contribute to the building, digging, growing, maintaining, moving, hauling, and towing of the goods and services that keep our communities moving forward. We believe that widespread adoption of EVs for Work requires high performing battery and pack solutions that can effectively compete with legacy diesel-based products. Atlis designs, engineers, and plans to build proprietary AMV battery cells and packs, 1 megawatt (MW) plus charging stations, energy storage solutions to support infrastructure and a suite of software and services designed to allow an easy transition from diesel to electric for our target segment.

The Company was incorporated in the State of Delaware on November 9, 2016, and maintains its headquarters in Mesa, Arizona. Atlis is a pre-revenue development stage company with a goal to design, develop and produce a range of EV solutions and suite services and products designed to accelerate the adoption of Evs in the Work industry. We have incurred losses from operations and have had negative cash flows from operating activities since our inception. The Company’s current operating plan indicates that it will continue to incur losses from operations and generate negative cash flows from operating activities given expenses related to the completion of its ongoing research and development activities.

During the year ended December 31, 2022, the company achieved important milestones and we believe we have built the foundation on which we plan to grow our company.

•	We designed and implemented pilot production of the AMV battery and built a dry room to assemble batteries in-house under strictly controlled environments.

•	We raised approximately $15 million through various crowdfunding campaigns.

•	We became a publicly listed company under the ticker AMV on Nasdaq public market on September 27, 2022

•	We secured the first tranche of $10 million in funding from a $20 million total facility raised with certain institutional investors.

We plan to continue executing our goals for 2023 and to pursue further development of our energy and vehicle products. We believe that our continued development and execution will lead to revenue generation in 2023.

Company and Industry Outlook

We are focused on capturing the Work market, a portion of the electric vehicle opportunity that we believe is not fully serviced by current electric vehicle manufacturers. Individuals and companies that make up the Work segment require work vehicles and equipment that are comparable in performance to their existing diesel-powered vehicles and equipment. In the case of vehicles, our target customers are seeking pickup trucks with a range of up to 500 miles, the ability to haul 20,000 to 35,000 pounds and the ability to charge their electric vehicle in less than 15 minutes. The broader needs of our target customers are presented below. The Company plans to address these needs by developing products across three verticals, our proprietary AMV battery cell and pack technology, charging infrastructure, energy storage solutions, a modular and scalable electric powered platform and an electric pickup truck. Each phased business vertical, starting with the energy vertical, will employ both single use point of sale models as well as a longer-term strategic subscription ownership schedule.

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We plan to take a strategic approach to scale. First, we plan to bring the AMV Battery to market to drive early revenue as we work toward the launch of the XP Platform and XT pickup truck.

Our near future strategy is to focus on execution. We are completing testing and design for manufacturing the AMV battery cell. From there, we plan to stand up production and begin ramping battery cell and pack manufacturing. We are also standing up battery pack manufacturing in parallel to battery cell manufacturing to meet current projected customer demand where customers have signed letters of intent and memoranda of understanding for battery pack requests. We then plan to commercialize our AMV XP Platform through fiscal year 2025 and finally, begin production of our production intent AMV XT Pickup trucks and related AMV Ecosystem in fiscal year 2026 and beyond.

As mentioned above, we are currently a pre-revenue company. During the fiscal year ended December 31, 2022, we received deposits for production of battery packs and hardware in the amount of $523 thousand for planned delivery at a later date. We expect to incur a loss on this project and on our early customer deliveries. Additionally, until we obtain sufficient capital to efficiently scale our production capabilities and increase production volume, we expect to incur losses on each product we sell.

We will continue to seek additional capital to fund our production goals. We pursued a public listing via registration of our Regulation A Class A shares with the SEC and listing on Nasdaq on September 27, 2022. The registration of Regulation A Class A shares allowed for already issued shares to be traded on the open market. Although this direct offering and listing on Nasdaq did not result in any capital infusion into the Company, it allows Atlis access to capital markets as a vehicle for fund raising. In November 2022, the company entered into a Securities Purchase agreement with certain institutional investors for up to $20 million in convertible debt and warrants. The Company received net proceeds of $9 million in November related to the first tranche. The Company received an additional $9 million in January 2023 related to the second tranche of funding. Additionally, on February 21, 2023, the Company consummated a public offering for an aggregate of 8.3 million units of the Company’s stock at an offering price of 1.56 per Unit resulting in gross proceeds of approximately $13 million. Each unit consists of (i) one share of Class A common stock, (ii) 0.65 Series A warrants to purchase 0.65 shares of Class A common stock and (iii) 0.75 Series B warrants to purchase 0.75 shares of Class A common stock, each such Warrant being exercisable from time to time for one share of Class A common stock at an exercise price of $1.56. See the Notes to consolidated financial statements contained elsewhere in this Proxy Statement/Prospectus for more information. The Company intends to continue obtaining additional capital through the public markets and other means. There can be no assurance that we will obtain a sufficient level of capital through these channels in the time frames needed to sustain or grow the business or on terms agreeable to us.

The ongoing conflict in Russia and Ukraine has resulted in economic disruption globally. In response to the conflict, governments have imposed sanctions and other restrictive actions against Russia. This conflict has also resulted in increased costs of materials and other supply chain challenges. While some of our suppliers source materials from this region, as well as other countries globally, we have not been materially impacted by these events. We plan to continue to source raw materials from suppliers outside of the United States and we expect the volume of these activities to increase as we begin production. Our management team works closely with our vendors to ensure they have an adequate supply of the materials and equipment we will need for production and to find alternative solutions in areas where there are supply chain constraints. While we are working to minimize the potential future impact related to these events, we cannot be certain that all inventory or equipment we need for production will be able to be delivered in time for production plans. The extent of the adverse impacts of the ongoing conflict on the broader global economy cannot be predicted and could negatively impact our business and results of operations in the future. Limited supply availability could lead to unforeseen cost and delivery challenges in relation to our operational and production plans for 2023.

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At the end of the period, inflation was the highest in the United States in over 30 years. Cost inflation has been a significant challenge across all aspects of our business, and we anticipate it to persist. Our ability to attract skilled engineering talent and to eventually generate revenue and ultimately positive cash flow can be adversely impacted by sudden increases in specific costs, such as increases in material and labor. In addition, measures used to combat inflation, such as increases in interest rates, could also have an impact on our ability to obtain adequate terms for equipment and material financing. There can be no assurance that inflation will not affect our future results or our speed to market.

Segment Information

The Company evaluated segment reporting in accordance with Accounting Standards Codification 280 – Segment Reporting (“ASC 280”) and concluded that Atlis is comprised of one operating segment. The Company reports segment information based on the operating results regularly reviewed by the chief operating decision maker to make decisions about resource allocation and the performance of the business.

Results of Operations

Year ended December 31, 2022, compared to the year ended December 31, 2021

The following table sets forth certain statement of operations data for the year ended December 31, 2022, and December 31, 2021 (certain amounts may not calculate due to rounding):

	2022	% of Total Expenses	2021		% of Total Expenses	Change
	(Dollar amounts in thousands)
Revenue	$-	-%	$		-%	$
Operating expenses:
Stock based compensation	41,502	60		123,245	92		(81,743)
Research and Development	9,648	14		4,429	3		5,219
General and administrative	12,353	18		3,329	3		9,024
Advertising	5,297	8		2,678	2		2,619
Total operating expenses	68,800	100		133,681	100		(64,881)
Operating loss	(68,800)			(133,681)			(64,881)
Other income:
Other income/(expense)	(1,881)			(55)			(1,826)
Total other income/(expense)	(1,881)			(55)			(1,826)
Net loss	$(70,681)%			$(133,736)	-%		$(63,055)

Stock based compensation. Stock based compensation decreased $81.8 million from $123.2 million during the year of 2021 to $41.5 million in the year of 2022 as a result of the vesting of stock options for employees and executives including $12.8 million of expense in the period ended December 31, 2022 and $121 million in the twelve months of the prior year period related to stock options for the Company’s President and its Chief Executive Officer. The prior year period included approximately $115 million of one time incremental compensation expense related to the conversion of stock grants to stock options offered to employees in August of 2021. See Note 11 to the Notes to consolidated financial statements elsewhere in this Proxy Statement/Prospectus. Our non-cash stock compensation expenses are expected to remain elevated in the future since it is a crucial element of our comprehensive employee compensation and management incentive plan.

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Research and development. Research and development related to employee compensation increased $3.3 million from 2021 compared to the current year as the Company continued to ramp up development on its core products. Additionally, research and development related to materials and equipment increased $1.9 million from 2021 to 2022 as a result of increased purchases of materials and equipment to support battery and platform development during 2022. We expect to continue to invest heavily in our R&D as we work toward bringing our products to market.

General and administrative. General and administrative expenses related to employee compensation increased from $1.2 million in 2021 to $3.8 million in 2022, of which $2.6 million was from increased salaries and benefits from increased headcount. Additionally, other General and administrative expenses increased from $2.1 million in 2021 to $8.6 million in 2022, of which the company incurred $5.2 million in expenses related to legal and professional services in preparation for the Company’s public offering.

Advertising. Advertising increased by $2.6 million from $2.7 million in the 2021 to $5.3 million in the 2022 as the Company worked to increase awareness of its products with consumers and to support the Company’s crowd funding campaigns through its various social media outlets. We expect our advertising costs to decline as a percent of total operational expenses as the company no longer engages in Regulation A marketing.

Other income/(expense). Other income (expense) decreased by $1.8 Million from fiscal year 2021 to fiscal year 2022 as a result of changes in the fair value of the Company’s convertible long term debt and warrant liability. These obligations were entered into during the fourth quarter of the year ended December 31, 2022.

Liquidity and Capital Resources

For the Year Ended December 31, 2022, Compared to December 31, 2021

The table below sets forth a summary of our cash flows for the years ended December 31, 2022, and 2021 (in thousands):

	December 31,
	2022	2021
Net cash used in operating activities	$(23,450)	$(11,188)
Net cash used in investing activities	(1,557)	(1,031)
Net cash provided by financing activities	24,562	15,322

As disclosed in Note 1 of the Notes to the audited condensed consolidated financial statements included elsewhere in this Proxy Statement/Prospectus, the accompanying audited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern.

During the year ended December 31, 2022, the Company incurred a net loss of approximately $70.7 million and had net cash used in operating activities of $23.5 million. On December 31, 2022, the Company had $2.7 million in cash and an accumulated deficit of approximately $218.6 million.

During the year, the Company raised capital through stock sales and crowdfunded investment campaigns as well as through convertible debt. During the year ended December 31, 2022, the Company raised $15.3 million from the sale of common stock through its Regulation A+ offering and the exercise of stock options and an additional $9 million from the first tranche related to its convertible debt agreement. The Company cannot provide any assurance that unforeseen circumstances that could occur at any time within the next twelve months or thereafter will not increase the need for the Company to raise additional capital on an immediate basis.

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These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date these financial statements are issued. We believe that the Company currently has sufficient cash resources to fund its plan of operations for up to the next two quarters. Company management is addressing this risk by pursuing all available options for funding including accessing the public markets through public listing. On September 27, 2022, the Company registered its Regulation A Class A shares with the SEC and listed on Nasdaq under the ticker symbol “AMV.” Additionally, as disclosed in Note 14 of the Notes to the condensed consolidated financial statements included elsewhere in this Proxy Statement/Prospectus, in January 2023, the company received the second tranche of funding related to its convertible debt agreement entered into on November 4, 2022. Net proceeds were $9 million. Further, in February 2023, the company consummated a public offering of approximately 8.3 million units of Company stock at an effective public offering price of $1.56 per unit for gross proceeds of approximately $13 million. Each unit consists of (i) one share of Class A common stock, (ii) 0.65 Series A warrants to purchase 0.65 shares of Class A common stock and (iii) 0.75 Series B warrants to purchase 0.75 shares of Class A common stock, each such warrant being exercisable from time to time for one share of Class A common stock at an exercise price of $1.56. The Company plans to continue considering all avenues available to it in order to obtain the necessary capital to be able to continue as a going concern and to execute on our business objectives including but not limited to debt financing, private placements, and equity lines of credit. The Company’s success is dependent upon achieving its strategic and financial objectives, including continuing to acquire capital through public markets.

Net cash used in operating activities. Net cash used in operating activities during the year ended December 31, 2022, was $23.5 million. The use of cash resulted primarily from a net loss of $70.7 million, offset by employee and non-employee stock based compensation expense of $41.5 million, changes in working capital, changes in the fair value of convertible debt and warrant liabilities and forgiveness of the PPP loan.

Net cash used in operating activities during the year ended December 31, 2021, of $11.1 million resulted primarily from a net loss of $133.7 million, offset by employee and non employee stock compensation of $123 million, and net changes in working capital.

Net cash used in investing activities. Net cash used in investing activities for the years ended December 31, 2022, and 2021, was $1.6 million and $1.0 million, respectively. Cash used in investing activities was related to purchases of property and equipment during each period.

Net cash provided by financing activities. Net cash provided by financing activities of $24.6 million during the year ended December 31, 2022, primarily consisted of proceeds from stock issuance from our Regulation A+ offering and crowd funding campaigns as well as proceeds from issuance of $9 million convertible debt and the conversion of $260 thousand in employee stock options during the period.

Net cash provided by financing activities of $15.3 million for the year ended December 31, 2021, primarily consisted of proceeds from stock issuance of $14.9 million and receipt of $397 thousand in proceeds from the PPP loan. This loan was forgiven in April of 2022.

Because our working capital requirements depend upon numerous factors there can be no assurance that our current cash resources will be sufficient to fund our operations. Thus, we will require immediate additional financing to fund future operations. There can be no assurance, however, that we will be able to obtain funds on acceptable terms, if at all.

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We have contractual lease obligations for our facility with an initial five year lease term. The agreement includes one or more options to renew with renewal terms that can extend the lease term by five years or more. For additional information related to these obligations, see Note 8 to the Consolidated Financial Statements. In addition, we also have obligations under our convertible debt facility to repay the remaining balance not converted into equity at the maturity date two years from issuance. See Note 12 to the Consolidated Financial Statements.

Critical Accounting Estimates

Our significant accounting policies are discussed in Note 2 – Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements included in this Proxy Statement/Prospectus. We consider the accounting policies described below to be critical in preparing our consolidated financial statements. These policies require us to make estimates and judgments that affect the reported amounts of certain assets, liabilities, expenses and related disclosures of contingencies. Our assumptions, estimates and judgments are based on historical experience, current trends and other factors to be relevant at the time we prepare the consolidated financial statements. Although our estimates and assumptions are reasonable, we cannot determine future events. Consequently, actual results could differ materially from our assumptions and estimates.

Stock Based Compensation

As disclosed in Note 11 of the Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus, the Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation – Stock Compensation. Under the fair value recognition provisions of this topic, stock based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period, which is the vesting period.

We have granted stock-based awards consisting primarily of incentive and non-qualified stock options to employees, members of our board of directors and non-employees. Stock options generally vest over three years at a rate of 33.33% each year beginning one year after the grant date, with the exception of stock options granted to our Chief Executive Officer and our President which vest on the first of each month through December 1, 2024. Stock options generally expire 10 years from the grant date and are exercisable when the options vest. Stock-based compensation expense for stock options is generally recognized on a straight-line basis over the requisite service period based on the estimated fair value of the awards on the grant date. Forfeitures are accounted for as they occur in accordance with ASC 718-10-35-3. We estimate the fair value of stock options granted using the Black-Scholes option-pricing model. Calculating the fair value of stock option awards using the Black-Scholes option pricing model requires the input of certain subjective assumptions, including the fair value of the underlying common stock, expected common stock price volatility, expected dividend yield of our common stock, risk-free interest rates, and the expected option term. The assumptions used in the Black-Scholes option-pricing model is estimated as described below. Other reasonable assumptions could have a material impact on our stock based compensation expense and therefore, our operational results.

Fair value of common stock – Historically, the fair value of our common stock was estimated using a 409a valuation performed by a third party because our common stock had not yet been publicly traded. The 409a valuation included certain inputs and assumptions related to the Company’s projections of future earnings and growth.

Expected Volatility – The volatility rate was determined by using an average of historical volatilities of selected peers deemed to be comparable to our business corresponding to the expected option term as we did not have sufficient history of trading on our common stock prior to our public offering.

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Dividend Yield – The expected dividend yield was zero as we have never declared or paid cash dividends and have no plans to do so in the foreseeable future.

Risk Free Interest Rate – The risk-free interest rate was based on the U.S. Treasury yield curve in effect at that time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected option term.

Expected Option Term – The expected option term represented the period that the Company’s options were expected to be outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior.

We continue to use judgement in evaluating the expected volatility over the expected option term and the expected option term utilized in our stock-based compensation expense calculation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may refine our estimates of the expected volatility over the expected option term, which could materially impact our future stock-based compensation expense.

Convertible Debt and Warrants

As disclosed in Note 12 of the Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus, the Company elected the fair value options for its convertible debt and warrant liability in accordance with ASC 815 and 820. As a result, the Company’s convertible debt instrument and warrant liabilities require the use of the Monte Carlo valuation model to determine fair value. Calculating the fair value of convertible debt and warrants utilizing this model requires the input of certain subjective assumptions, including the expected share price at conversion/exercise, equity volatility, dividend yield, expected life and risk free rate. Other reasonable assumptions related to the inputs used in the calculation could have a material impact on the fair market value of our convertible debt and warrants and therefore, our operational results.

Expected Volatility – The volatility rate was determined by using an average of historical volatilities of selected peers deemed to be comparable to our business corresponding to the expected option term as we did not have sufficient history of trading on our common stock at the time of valuation.

Dividend Yield – The expected dividend yield was zero as we have never declared or paid cash dividends and have no plans to do so in the foreseeable future.

Expected Life – The expected life represented the period that the Company’s debt or warrants were expected to be outstanding and is based on historical experience of similar instruments, giving consideration to the contractual terms and expectations of future conversions or exercises.

Risk Free Interest Rate – The risk-free interest rate was based on the U.S. Treasury Bond for the expected life.

Roll Forward Discount Rate – Calculated by incorporating the market adjustment factor to the implied discount rate calculated as at the transaction date and based on 92.5% of the average of the three lowest closing prices for the 10 trading days prior to the date of value. Simulated closing prices were used as a proxy for the projected Volume Weighted Average Price.

We continue to use judgement in evaluating the expected volatility and the expected term utilized in our calculation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may refine our estimates of the expected volatility over the expected term, which could materially impact the fair market value of these instruments in the future.

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Recent Accounting Pronouncements

See Note 2 of the “Notes to Consolidated Financial Statements” included elsewhere in this Proxy Statement/Prospectus for recent accounting pronouncements.

Emerging Growth Company Status

As a public reporting company under the Exchange Act, we are required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act”) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1.0 billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, though if the market value of our common stock that is held by non-affiliates exceeds $700 million, we would cease to be an “emerging growth company.”

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MANAGEMENT

The directors and executive officers of Atlis Motor Vehicles as of April 17, 2023 include:

Name	Age	Position
Mark Hanchett	42	Chief Executive Officer and Chairman of the Board
Annie Pratt	30	President and Director
Apoorv Dwivedi	42	Chief Financial Officer
Benoit Le Bourgeois	45	Vice President of User Experience
Kate Sieker	43	Vice President of People
David Apps	51	Vice President of Operations
Britt Ide	51	Director
Caryn Nightengale	48	Director

Mark Hanchett, Chief Executive Officer – Mark Hanchett has over ten years of product development experience with 16 successful electromechanical and software product launches that have already created significant change in the world. Mark Hanchett brings a passion for solving hard problems in product strategy, design, manufacturing, and business operations, while continuously driving a focus on the best possible customer experience. Mark has served as Founder, Director, and CEO of Atlis since inception in 2016. Before starting Atlis, Mark was a director at Axon Enterprise Inc from 2012 to 2017, leading teams in the development of innovative hardware and software products for law enforcement. From 2007 to 2012 he served as a senior mechanical engineer and project manager leading cross-functional teams through design and development of innovative conductive electrical weapons at Axon Enterprise Inc.

Annie Pratt, President – Annie is a creative problem solver with a background in product management, design, and business. After studying Product Design at Stanford’s design school, she kicked off her career as a Product Manager at Axon Enterprise from 2014-2016, launching in-car video solutions for law enforcement. From 2016-2019 she served as the Director of Consumer Products at Axon, where she built an independent business unit on its own P&L with dedicated sales, customer service, marketing, product development, manufacturing, and quality functions. That Consumer business unit doubled both revenue and profit in three years. Annie joined Atlis as Chief of Staff in 2019 and has served as the company’s President since April 2020, where she has run marketing, sales, finance, people operations, and legal functions.

Apoorv Dwivedi, Chief Financial Officer – Apoorv leads our finance function and ensures that Atlis continues to optimize capital and resources as we grow. He brings extensive finance and corporate strategy experience from Fortune 100 companies across multiple industries that include automotive, technology, financial services, retail, and industrial. Prior to Atlis, from 2019 to 2022, Apoorv was the Director of Finance for Cox Automotive where he successfully ran the Manheim Logistics business. From 2018 to 2019, Apoorv was Director of Presales within the finance solutions group at Workiva. From 2010 to 2017, he held corporate finance roles at the General Electric Company across both the GE Capital and GE Industrial businesses. Apoorv began his career at ABN-AMRO, N.A. and was instrumental in building one of the first data analytics teams at Sears Holdings Company. Apoorv earned his Bachelors in Finance from Loyola University – Chicago and his MBA from Yale School of Management.

Benoit Le Bourgeois, Vice President of User Experience – Ben has over 20 years of experience in automotive infotainment, connectivity, and user experience development. Since joining Atlis in 2020, Ben has run all hardware, software, and user experience engineering efforts. Prior to Atlis, Ben was Head of Connectivity at Byton from 2016-2020.

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Kate Sieker, Vice President of People – Kate is passionate about people, building companies & communities, and inspiring others to harness their unique strengths and potential, both in and out of the office. She has been working with startups since 2005 and has served as the Head of Talent and People for companies based in Silicon Valley, Boston, Austin, Denver, New York and Phoenix. She has earned a Bachelors in Psychology from Rogers Williams University and a Masters from Northeastern University in Corporate and Organizational Communication with a dual focus on Human Resource Management. Additionally, Kate lends her time and talent to support the entrepreneurial community in Arizona. She runs the umbrella organization for Phoenix Startup Week, #yesPHX, ThrivePHX, StartupTogetherAZ and April is for Entrepreneurs in Arizona.

David Apps, Vice President of Operations – David joined Atlis with 23 years of OEM automotive industry experience in operations and manufacturing engineering. He has served a key role with the launch of 3 greenfield factory projects as well as numerous vehicle launches. Passionate with the electrification of transportation, David has spent the last 9 years of his career in the electric vehicle industry. David joined Tesla in Operations at Fremont in 2013 helping to improve production throughput on the Model S in stamping and body. David later supported the launch and ramp up of both the Model X and the 3. After leaving Tesla, David took on a leadership role in advanced manufacturing engineering at Byton, a Chinese based electric vehicle startup – coordinating vehicle design and manufacturability reviews while supporting the build of a greenfield factory in Nanjing, China. David joined Atlis after 2 years at Nikola Motors, where he led the team to develop manufacturing process and equipment in support of new factory construction in Coolidge, Arizona. Hailing from southwestern Ontario, David holds a Bachelor of Applied Science in Mechanical Engineering as well as a Bachelor of Arts from the University of Toronto.

Britt Ide, Director – As a Board Director for Atlis since 2021, Britt brings a deep background and many connections to help Atlis grow. She is an experienced private and public board director (e.g., Nasdaq: NorthWestern Energy 2017-Present and CleanTech Acquisition Corp 2021-Present) with deep expertise in the clean energy and cleantech sectors. Her degrees include BS Mechanical Engineering, MS Environmental Engineering, and a Juris Doctor. She has extensive experience in corporate governance, ESG (environmental, social, and governance), M&A, and executive development. Britt was appointed by the US Secretary of the Department of Energy to serve as an Ambassador for the Clean Energy, Education, and Empowerment program. Ms. Ide’s significant familiarity with our industry and business and financial expertise make her an ideal candidate to serve on our board and serve as a member of our Audit Committee.

Caryn Nightengale, Director – Caryn Nightengale is seasoned executive with an extensive background in operations, fiscal management, corporate development, and investment banking. Most recently, from 2019-2022 Caryn was the Chief Financial Officer of Wisk Aero LLC, manufacturer of a self-flying air taxi. Prior to joining Wisk, Caryn served as the Chief Financial Officer of Liquid Robotics from 2017-2019, a sustainability-focused robotics company. Previously, she was an internal strategic advisor to senior leadership of The Boeing Company, and she was an investment banking advisor at BMO Capital Markets. In both roles, Caryn leveraged her financial and strategic expertise to accelerate growth through M&A, joint venture, equity, venture capital and debt transactions. Caryn earned an MBA from the Tuck School of Business at Dartmouth College and a BS in Economics from The Wharton School, University of Pennsylvania with a major in finance and a minor in Japanese Studies. Caryn serves on the Penn Athletics Board of Advisors, the Penn Basketball Board of Directors, and is Vice Chairperson of the MBA Council at the Tuck School of Business at Dartmouth. Ms. Nightengale brings extensive business and financial expertise to our board. For this reason, we believe she is an ideal candidate to serve on our board and serve as our Audit Committee Chairman.

 The management of Holdings will be identical to the management of Atlis as set forth above if the Holding Company Proposal is approved.

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Controlled Company

Mr. Hanchett holds more than 50% of the voting power of the Company’s voting securities for the election of directors. As a result, the Company is, and expects to continue to be, a controlled company within the meaning of the Nasdaq rules, and, as a result, we qualify for exemptions from certain corporate governance requirements.

Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

•	the requirement that a majority of the Board of Directors consist of independent directors;

•	the requirement that a listed company have a nominating and governance committee that is composed of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must comply with the exchange’s other corporate governance standards. These include having and audit committee and the special meetings of independent or non-management directors.

Independence of Directors

Under the listing rules of Nasdaq, the Company is not required to have a majority of independent directors serving on the Board, for so long as the Company is considered a controlled company within the meaning of the Nasdaq corporate governance standards. The Board has determined Mses. Ide and Nightengale are independent within the meaning of Nasdaq Marketplace Rule 5605(a)(2).

Committees of the Board

Audit Committee

Our Audit Committee consists of Mses. Ide and Nightengale with Ms. Nightengale serving as chairperson resulting in two independent directors as members of the audit committee. Our Board of Directors has determined that the chairperson of the audit committee can read and understand financial statements and will ensure that each member seated in the future will be able to, read and understand fundamental financial statements and qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq. As a controlled company, we remain subject to rules of Sarbanes-Oxley and Nasdaq that require us to have an audit committee composed entirely of independent directors, subject to certain “phase-in” provisions for newly public companies, which we plan to utilize. Under these rules, we must have at least one independent director on our audit committee by the date our Class A common stock is listed on Nasdaq, at least two independent directors on our audit committee within 90 days of the listing date, and at least three independent directors on our audit committee within one year of the listing date.

Our audit committee will assist our Board of Directors with its oversight of the integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence, and performance of the independent registered public accounting firm; the design and implementation of our risk assessment and risk management. Among other things, our audit committee will be responsible for reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures. The audit committee also will discuss with our management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of our financial statements, and the results of the audit, quarterly reviews of our financial statements and, as appropriate, will initiate inquiries into certain aspects of our financial affairs. Our audit committee will be responsible for establishing and overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee will have direct responsibility for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. Our audit committee will have sole authority to approve the hiring and discharging of our independent registered public accounting firm, all audit engagement terms and fees, and all permissible non-audit engagements with the independent auditor. Our audit committee will review and oversee all related person transactions in accordance with our policies and procedures.

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Our written audit committee charter can be found on the Company website.

Compensation Committee

Because we are a “controlled company”, we will not be required to, and do not intend to have a fully independent compensation committee. If and when we are no longer a “controlled company” within the meaning of Nasdaq’s corporate governance standards, we will be required to establish a compensation committee. This committee would assist our Board of Directors with its oversight of the forms and amount of compensation for our executive officers (including officers reporting under Section 16 of the Exchange Act), the administration of our equity and non-equity incentive plans for employees and other service providers and certain other matters related to our compensation programs. Our compensation committee, among other responsibilities, will evaluate the performance of our Chief Executive Officer and, in consultation with him, will evaluate the performance of our other executive officers (including officers reporting under Section 16 of the Exchange Act).

Upon formation of a compensation committee, we would expect to adopt a compensation committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the applicable Nasdaq or market corporate governance standards.

Nominating and Corporate Governance Committee

Because we are a “controlled company”, we will not be required to, and do not currently expect to, have a nominating and corporate governance committee. If and when we are no longer a “controlled company” within the meaning of Nasdaq’s corporate governance standards, we will be required to establish a nominating and corporate governance committee. We anticipate that such a nominating and corporate governance committee would consist of three directors who will be “independent” under the rules of the SEC. This committee would identify, evaluate and recommend qualified nominees to serve on our board of directors, develop and oversee our internal corporate governance processes and maintain a management succession plan.

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Upon formation of a nominating and corporate governance committee, we would expect to adopt a nominating and corporate governance committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards

Code of Business Ethics and Conduct Policy

Our Board has adopted a Code of Business Ethics and Conduct Policy applicable to the Company’s directors, officers and employees in accordance with applicable securities laws and the corporate governance rules of Nasdaq. Copies of our Code of Business Ethics and Conduct Policy are available on our Company website. The information on our website is not a part of this Proxy Statement/Prospectus. Any amendments to or waivers of certain provisions of our Code of Conduct may be made only by our Board and will be disclosed on our corporate website promptly following the date of such amendment or waiver as required by applicable securities laws and the corporate governance rules of Nasdaq.

EXECUTIVE COMPENSATION

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section describes the material components of the executive compensation program for our Chief Executive Officer and our two other most highly compensated executive officers whom we refer to as our “Named Executive Officers” or “NEOs”.

Introduction

For the year ended December 31, 2022, the Company’s Named Executive Officers were:

●	Mark Hanchett, Chief Executive Officer;
●	Annie Pratt, President; and
●	Apoorv Dwivedi, Chief Financial Officer.

The objective of the Company’s compensation program is to provide a total compensation package to each Named Executive Officer that will enable the Company to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our stockholders, encourage individual and collective contributions to the successful execution of our short and long-term business strategies, and reward our Named Executive Officers for favorable performance.

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to the Company by our Named Executive Officers for the year ended December 31, 2022. Additional information on our Named Executive Officers’ annual compensation for the year ended December 31, 2022 is provided in the narrative sections following the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Mark Hanchett, Chief Executive Officer	2022	200,000	-	-	200,000
	2021	167,692	4,380,061	121,891,436	126,439,189
Annie Pratt, President	2022	200,000	-	-	200,000
	2021	167,692	4,986,133	41,420,328	46,574,153
Apoorv Dwivedi, Chief Financial Officer(4)	2022	200,000	770,000	1,651,190	2,621,190

(1)	The amounts reported in the “Salary” column for Mr. Hanchett and Ms. Pratt represent the portion of each NEO’s base salary paid in cash.

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(2)	The amounts reported in the “Stock Awards” and “Option Awards” columns for 2022 represent the aggregate grant date fair value of restricted share units and stock options awarded pursuant to Mr. Dwivedi’s offer letter (described under the “Agreements with our Named Executive Officers”), plus the aggregate incremental fair value associated with the modifications thereto (described under “Equity Incentive Compensation”), calculated in accordance with FASB ASC Topic 718. As of December 31, 2022, the achievement of the performance vesting condition with respect to 180,000 of the performance-based options was not considered probable, and therefore no associated expenses were recognized and such performance-based options are not reflected in this column. Since the performance vesting condition with respect to 100,000 of the performance-based options became probable when the condition was obtained in September 2022, compensation expense was recognized for this tranche of options and such performance-based options are reflected in this column. Assuming achievement of all performance-based vesting conditions with respect to the performance-based options granted in 2022 to Mr. Dwivedi, the aggregate grant date fair value of such performance-based options would be $1,807,400. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of Mr. Dwivedi’s restricted share units and stock options, please see the summary of our significant accounting policies under the “Management Discussion and Analysis” section, filed herewith.
(3)	Because Mr. Dwivedi was not an NEO before 2021, only his 2022 compensation is reported in the table.

Narrative Disclosure to Summary Compensation Table

Agreements with our Named Executive Officers

All of our Named Executive Officers are employees-at-will and we have not entered into any employment, severance, change in control or similar agreements with any of them, nor are we otherwise currently responsible for any payment upon the termination of their employment. Ms. Pratt and Mr. Dwivedi have entered into the Company’s standard confidentiality agreement that generally applies to all salaried employees. Treatment of option awards upon the termination of a Named Executive Officer’s employment or a change in control is described in more detail below under the section titled “Potential Payments Upon Termination or Change in Control.”

In 2021, Mr. Hanchett and Ms. Pratt each received a letter that superseded any prior offer letter or compensation arrangement with the Company. The letters provided that each executive would receive 70% of their base salary in cash and 30% of their base salary as a stock award (“Salary Stock Award”), granted each bi-weekly payroll period (“Hybrid Base Salary”), plus an additional stock award equal to 15% of the Named Executive Officer’s base salary paid on the same schedule as the Salary Stock Award (“Additional Stock Award”). The Hybrid Base Salary and Additional Stock Award were paid from January 1, 2021 until July 11, 2021, after which point both Mr. Hanchett and Ms. Pratt’s base salaries were paid in cash for the remainder of 2021. With respect to their Salary Stock Awards and Additional Stock Awards, both Mr. Hanchett and Ms. Pratt received 420.09 shares of Class A common stock for each bi-weekly pay period the Hybrid Base Salary was in effect.

On June 8, 2022, Mr. Dwivedi received an offer letter that superseded a prior offer letter dated as of November 24, 2021 (the “Amended Dwivedi Letter”). The superseding letter provides for: (i) Mr. Dwivedi’s employment as Chief Financial Officer beginning January 17, 2022 (the “Dwivedi Start Date”); (ii) an initial base salary of $200,000 per year; (iii) a restatement the Company’s promise to award 110,000 restricted share units and 490,000 stock options of Class A common stock, subject to the vesting conditions and certain modifications set forth below under the section titled “Equity Incentive Compensation”; and (iv) Mr. Dwivedi’s eligibility to participate in the standard benefits plans made available to the Company’s executive employees.

Base Salary

Each Named Executive Officer’s base salary is a fixed component of annual compensation for performing specific job duties and functions. The annual base salary rate for each of the Named Executive Officers was established at levels commensurate with historical compensation with any adjustments deemed necessary to attract and retain individuals with superior talent appropriate and relative to their expertise and experience. For 2022, our Named Executive Officers’ base salary rates were $200,000, $200,000 and $200,000 for Mr. Hanchett, Ms. Pratt and Mr. Dwivedi, respectively. For a description of the Hybrid Base Salary paid in 2021, see “Agreements with our Named Executive Officers.”

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Annual Bonus

Annual cash incentive awards are used to motivate and reward our employees. We do not maintain a formal annual cash incentive award plan. Instead, such awards are determined on a discretionary basis and are generally based on individual and Company performance. We intend to adopt a formal bonus plan in which certain of our employees, including the Named Executive Officers, will be eligible to participate going forward but have not done so as of the date of this prospectus. For 2022, no Named Executive Officer was determined to have earned a discretionary cash bonus.

Equity Incentive Compensation

Equity incentive compensation is used to promote performance-based pay that aligns the interests of our executive officers with the long-term interests of our equity-owners and to enhance executive retention. Historically, the Company has made stock awards to each of the Named Executive Officers on a fully vested basis or subject to monthly or annual ratable vesting.

In August 2021, the Board approved the Employee Stock Option Plan (the “Equity Compensation Plan”), which was shortly thereafter implemented by the Company. The Equity Compensation Plan authorizes a committee of the Board to issue grants of stock options to employees, non-employee directors and consultants as a component of overall compensation. On August 23, 2021, the Board determined it was in the best interests of the Company and its stockholders to modify employees prior stock awards. Under the Equity Compensation Plan, employees could elect to convert their stock awards into nonqualified stock options at a weighted average conversion ratio for every one stock award (for Mr. Hanchett – 1:1 option to share ratio for the first 10 million shares, 6.64 option to share ratio thereafter; and Ms. Pratt – 6.64 option to share ratio). A condition of the conversion was the relinquishment of all stock awards previously awarded through the August 24, 2021 conversion date. Mr. Hanchett and Ms. Pratt elected to convert their prior stock awards into options, including the Hybrid Stock Award, Additional Stock Award and certain stock award grants of Class A common stock made to Mr. Hanchett (869,537 shares) and Ms. Pratt (991,483 shares) in the first half of 2021 for services provided to the Company. The option awards were generally subject to time-vesting conditions, as set forth in the footnotes to the “Outstanding Equity Awards at 2022 Fiscal Year-End” table.

In addition, pursuant to certain Assignment of Stock agreements entered into by Mr. Hanchett and Ms. Pratt, the Company assigned 17,803,675 fully vested shares and 5,671,695 fully vested shares, respectively, of Class D common stock, and 12,300,000 restricted share units and 6,150,000 restricted share units, respectively, of Class D common stock, on August 27, 2021. The restricted share units are subject to the vesting conditions set forth in the footnotes to the “Outstanding Equity Awards at 2022 Fiscal Year-End” table. For a description of our Class D common stock, see Note 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2021, filed herewith.

With respect to Mr. Dwivedi’s equity incentive compensation, the Amended Dwivedi Letter provides for a promise to award 490,000 stock options to purchase shares of Class A common stock, subject to the following vesting schedule: (i) 210,000 options shall vest as follows, subject to Mr. Dwivedi’s continued service through each of the following vesting dates: (a) 20,000 vested options on the 6-month anniversary of the Dwivedi Start Date, (b) 30,000 vested options on the 12-month anniversary of the Dwivedi Start Date and (c) 40,000 vested options on each successive 6-month anniversary thereafter, ending on the 36-month anniversary of the Dwivedi Start Date and (ii) 280,000 options shall vest as follows, subject to the Company meeting the following milestones after the Dwivedi Start Date: (a) 40,000 vested options upon raising $150 million, (b) 40,000 vested options upon recognizing $50 million in revenue, (c) 100,000 vested options upon recognizing $500 million in revenue and (d) 100,000 vested options upon becoming a publicly-traded Company. In connection with entering into the Amended Dwivedi Letter, the Company modified Mr. Dwivedi’s stock option awards’ strike price from $12.74 to $7.00 to align with the Company’s then-current Code Section 409A third-party common stock valuation.

The Dwivedi Letter also provides for a promise to award 110,000 restricted share units of Class A common stock (the “Dwivedi RSUs”). The Dwivedi Letter provides that for the Dwivedi RSUs to vest, both of the following vesting conditions must be met: (i) the Company’s completion of a “liquidation event” (which was achieved when the Company became publicly traded in September 2022) and (ii) Mr. Dwivedi’s continued service through each of the following vesting dates: (a) 20,000 shares on the 6-month anniversary of the Dwivedi Start Date, (b) 30,000 shares on the 12-month anniversary of the Dwivedi Start Date, (c) 30,000 shares on the 24-month anniversary of the Dwivedi Start Date and (d) 30,000 shares on the 36-month anniversary of the Dwivedi Start Date. In connection with entering into the Amended Dwivedi Letter, the Company modified the Dwivedi RSUs to allow for vesting in connection with a “liquidation event.”

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Other Compensation Elements

We offer participation in broad-based retirement, health and welfare plans to all of our employees. We have not maintained, and do not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan. We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code whereby employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. We currently do not provide matching contributions under the plan. In addition, we do not provide perquisites to our Named Executive Officers.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2022.

		Option Awards(1)					Stock Awards
Name		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested (#)(3)
Mark Hanchett		22,903,675	7,200,000	-	7.00	8/24/2031	7,200,000	0
Annie Pratt		8,221,695	3,600,000	-	7.00	8/24/2031	3,600,000	0
Apoorv Dwivedi	(4)	20,000	190,000	-	7.00	1/17/2032	-	-
	(5)	100,000	-	180,000	7.00	6/8/2032	90,000	292,500
(1)	All option awards reflected in this table for Mr. Hanchett and Ms. Pratt were granted under the Company’s Equity Compensation Plan on August 24, 2021. For Mr. Hanchett and Ms. Pratt, their option awards vest or vested as follows: (i) 17,803,676 options and 5,671,696 options, respectively, on August 24, 2021; (ii) 375,000 options and 187,500 options, respectively, vesting monthly on the first of the month from September 1, 2021 through December 1, 2021; and (iii) 300,000 options and 150,000 options, respectively, vesting monthly on the first of the month starting January 1, 2022 through December 1, 2024.
(2)	All outstanding restricted share units of Class D common stock were granted on August 27, 2021. Mr. Hanchett and Ms. Pratt’s restricted share units of Class D common stock vest or vested as follows: (i) 375,000 units and 187,500 units, respectively, vesting monthly on the first of the month from September 1, 2021 through December 1, 2021; and (ii) 300,000 units and 150,000 units, respectively, vesting monthly on the first of the month starting January 1, 2022 through December 1, 2024.

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(3)	The amount listed for Mr. Hanchett and Ms. Pratt reflects the market value per share of our Class D common stock determined by our Board as of December 31, 2022, multiplied by the amount shown in the column for the number of shares underlying unvested awards. For a description of some of the factors the Board used in determining the market value of our Class D common stock, the summary of our significant accounting policies under the “Management Discussion and Analysis” section, filed herewith. The amount listed for Mr. Dwivedi reflects the market value per share the Company’s common stock on the NASDAQ Global Market of $3.25 per share on the last trading day of the year (December 30, 2022.
(4)	The options in this row have a grant date of January 17, 2022. Of the 190,000 stock options that remain unexercisable as of December 31, 2022, 30,000 stock options vest on January 17, 2023 and the remainder vest in installments of 40,000 every six months thereafter.
(5)	The equity awards in this row have a grant date of January 1, 2022. The options vested on the date the Company became publicly-traded in September 2022. Of the 180,000 stock options that remain unexercisable as of December 31, 2022, 40,000 stock options vest upon the Company raising $150 million, 40,000 stock options vest upon the Company recognizing $50 million in revenue and 100,000 stock options vest upon the Company recognizing $500 million in revenue. Of the 90,000 restricted share units that remain unvested, 30,000 shares vest on the 12-month anniversary of the Dwivedi Start Date, 30,000 shares vest on the 24-month anniversary of the Dwivedi Start Date and 30,000 shares vest on the 36-month anniversary of the Dwivedi Start Date.

Potential Payments Upon Termination or Change in Control

As described above under the section titled “Narrative Disclosure to Summary Compensation Table-Employment Agreements,” we have not entered into any employment, severance, change in control or similar agreements with any of our Named Executive Officers, nor are we otherwise currently responsible for any payment upon the termination of any of our Named Executive Officers for any reason.

A Named Executive Officer’s outstanding, unvested option awards will be forfeited and immediately terminate in the event of a Named Executive Officer’s termination of employment for any reason. A Named Executives Officer’s outstanding, unvested option awards will become 100% vested upon the consummation of a “change in control” (as defined under the Equity Compensation Plan). Options which are vested as of a Named Executive Officer’s cessation of service as an employee will generally remain exercisable through their expiration date, unless the Named Executive Officer’s cessation of service as an employee is due to death or disability, in which case the vested options only remain exercisable through the earlier of (i) the 12-month anniversary of the Named Executive Officer’s death or disability or (ii) the expiration date of the options.

DIRECTOR COMPENSATION

Director Compensation Table

The following table provides information concerning the compensation of the Company’s non-employee directors who served on the Company’s Board during fiscal year ending December 31, 2022. Mark Hanchett and Annie Pratt also served as directors of the Company during fiscal year ending December 31, 2022, but did not receive any additional compensation with respect to such Board service.

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Total ($)
Caryn Nightengale	20,000	232,560	252,560
Britt Ide	22,000	-	22,000
(1)	Ms. Ide joined the Company’s Board on February 19, 2021. Ms. Nightengale and Mr. Nelson joined the Company’s Board on July 1, 2022 and February 1, 2022, respectively. Mr. Nelson resigned from his Board service to pursue another opportunity on May 9, 2022.

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(2)	The amounts reported in the “Option Awards” column represent the aggregate grant date fair value associated with the 2022 grant of 36,000 nonqualified stock options to Ms. Nightengale and the 2022 grant of 300,000 and 18,750 nonqualified stock options to Mr. Nelson, respectively, and have been calculated in accordance with FASB ASC Topic 718. Mr. Nelson forfeited his 300,000 stock option award in connection with his Board resignation, which had a grant date fair value of $1,188,000. Ms. Nightengale, Ms. Ide and Mr. Nelson held 36,000, 54,000 and 18,750 outstanding options, respectively, as of December 31, 2022.

Director Compensation Program

Prior to his resignation, the Company entered into a Non-Employee Director Agreement with Mr. Nelson, effective February 1, 2022 (the “Nelson Agreement”), which is substantially similar to the Ide Agreement and the Nightengale Agreement described below, and which terminated following his resignation. Mr. Nelson served just over three months with the Board, during which he attended one Board meeting and was paid $1,000. Under the terms of the Nelson Agreement and in connection with his resignation, Mr. Nelson forfeited his original incentive equity award of 300,000 nonqualified stock options, and received 18,750 fully vested nonqualified stock options, representing his receipt of 6,250 options for each full month of completed Board service. Mr. Nelson is not owed any additional compensation from the Company in connection with his Board service in 2022.

The Company initially entered into a Non-Employee Director Agreement with Ms. Ide, effective February 19, 2021, that was later superseded by a Non-Employee Director Agreement dated August 30, 2021 (the “Ide Agreement”), a Board of Directors Agreement, effective as of July 1, 2022, with Caryn Nightengale who joined the Company’s Board in 2022 (the “Nightengale Agreement”), and a Board of Directors Agreement, effective as of February 1, 2022, with Mark Nelson who joined the Company’s Board in 2022 (the “Nelson Agreement”).

The Ide Agreement and the Nightengale Agreement were each later superseded when the Company entered into a Board of Directors Agreement with Mses. Ide and Nightengale, respectively, effective as of September 27, 2022 (the “A&R Director Agreements”). The A&R Director Agreements will have an initial term lasting from the effective date until the earlier of the 12-month anniversary thereof or the date of the Company’s annual shareholder meeting, subject to each director’s election by the Company’s shareholders. If a director is re-elected, the agreement will continue to renew at each annual shareholder meeting, until the director is not re-elected, resigns, or is otherwise removed from the Board. The A&R Director Agreements also provide for the following material terms (the descriptions of which are qualified in their entirety by reference to the respective A&R Director Agreements): (i) cash fees in the amount of a $10,000 quarterly stipend, payable until the Company’s 2023 annual shareholders; (ii) a quarterly award of restricted share units having a grant date fair value of $40,000, for each quarter from the effective date until the Company’s 2023 annual shareholder meeting (“Quarterly RSUs”); (iii) a one-time special award of restricted share units having a grant date fair value of $25,000, in recognition of the director’s efforts related to the Company’s public listing (“Special RSUs”); (iv) an indemnification provision, which includes the obligation of the Company to maintain directors and officers insurance; and (v) a provision providing for attorneys’ fees if ever any proceeding commences between the parties relating to the terms of the agreement. The A&R Director Agreements also provide for certain confidentiality and non-disclosure covenants in favor of the Company and a mutual non-disparagement provision.

The amounts reflected in the above “Director Compensation Table” were made under the Ide Agreement and Nightengale Agreement, as well as the A&R Director Agreements, which in relevant part provided for cash fees of $1,000 per Board meeting attended by each director and the option award grants reflected above, each of which were fully vested on the date of grant.

In order for the Quarterly RSUs and Special RSUs described herein (the “RSU Awards”) to be granted, the director must provide continuous service through each of the following events: (i) successful completion of a reorganization transaction (the resulting entity, “Pubco”), (ii) approval of an equity incentive plan by the Pubco’s stockholders; and (iii) approval of the terms and conditions of the RSU Awards by the Pubco’s board of directors. Provided the terms of the awards are approved by the Pubco’s board of directors, generally, it is intended for the RSU Awards to be granted on the final trading day of the first week after the Pubco’s equity plan is approved, and shall be fully vested on such date.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of shares of our common stock as of April 10, 2023 by:

•	each person who is known by the Company to own beneficially more than 5% of the outstanding shares of any class of the Company’s common stock;
•	each of the Company’s current named executive officers and directors; and
•	all current executive officers and directors of the Company, as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date, including but not limited to the right to acquire through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that may be acquired by that person within 60 days thereafter are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the common stock shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The beneficial ownership of voting securities of the Company is based on 33,136,398 and 33,825,372 shares of Atlis Motor Vehicles’ Class A common stock and Class D common stock, respectively, issued and outstanding as of April 10, 2023.

Name of Beneficial Ownership(1)	Class A Shares		% of Class	Class D Shares		% of Class	Combined Voting Power(2)

Mark Hanchett	24,703,706	(3)	42.7%	24,703,676	(4)	73.0%	66.5%
Annie Pratt	9,121,696	(5)	21.6%	9,121,696	(6)	27.0%	24.6%
Apoorv Dwivedi	200,000	(7)	*	-		-	*
Britt Ide	54,030	(8)	*	-		-	*
Caryn Nightengale	36,000	(9)	*	-		-	*
Directors and executive officers as a group (8 individuals)	34,274,439	(10)	50.8%	33,825,372		100.0%	91.1%

* Represents beneficial ownership of less than 1%.

(1)	The business address of each of the individuals is c/o Atlis Motor Vehicles Inc., 1828 N Higley Rd., Suite 116, Mesa, Arizona 85205.

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(2)	Represents the percentage of voting power with respect to all shares of the Company’s outstanding capital stock voting together as a single class. Does not include shares underlying stock options that are currently exercisable or exercisable within 60 days of April 10, 2023. The holders of our Class D common stock are entitled to 10 votes per share and the holders of our Class A common stock are entitled to one vote per share.

(3)	Includes 24,703,676 shares of Class A common stock underlying options that are currently exercisable or are exercisable within 60 days.

(4)	Includes 600,000 restricted stock units that vest within 60 days.

(5)	Represents 9,121,696 shares of Class A common stock underlying options that are currently exercisable or are exercisable within 60 days.

(6)	Includes 300,000 restricted stock units that vest within 60 days.

(7)	Includes 150,000 shares of Class A common stock underlying options that are currently exercisable or are exercisable within 60 days.

(8)	Includes 54,000 shares of Class A common stock underlying options that are currently exercisable.

(9)	Represents 36,000 shares of Class A common stock underlying options that are currently exercisable or are exercisable within 60 days.

(10)	Includes 34,224,379 shares of Class A common stock underlying options that are currently exercisable or are exercisable within 60 days.

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Validity of Shares

The validity of the Holdings common stock to be issued to Atlis stockholders in the reorganization merger will be passed upon by Winston & Strawn LLP, Houston, Texas.

Experts

The financial statements of Atlis Motor Vehicles Inc. appearing elsewhere in this Proxy Statement/Prospectus have been audited by Prager Metis CPAs LLP, an independent registered public accounting firm, as stated in their report appearing therein (which report expresses an unqualified opinion and includes an explanatory paragraph as to the Company’s ability to continue as a going concern). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Householding of Proxy Materials

Only one copy of our proxy materials is being delivered to two or more stockholders who share an address unless we have received contrary instructions from one or more of the stockholders. However, upon request by any stockholder, we will promptly deliver one or more additional copies of this Proxy Statement/Prospectus to stockholders at a shared address to which a single copy of the documents was delivered. Accordingly, stockholders should contact us by making a written or oral request directed to Atlis Motor Vehicles Inc., 1828 N Higley Rd., Suite 116, Mesa, Arizona 85205, Telephone: (408) 674-9027, if they wish to receive any additional copies of our proxy materials for the Special Meeting or in the future.

Stockholders who share an address and are currently receiving multiple copies of our proxy materials may contact us at the same phone number or address if they wish to receive a single copy of our proxy materials in the future.

OTHER MATTERS

The Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the Notice of Special Meeting to Stockholders may be transacted at the Special Meeting.

Where You Can Find Additional Information

Holdings filed a registration statement on Form S-4 to register with the SEC the shares of Holdings common stock that our stockholders will receive in connection with the reorganization merger if the reorganization merger is completed. This Proxy Statement/Prospectus is a part of that registration statement and constitutes a Proxy Statement/Prospectus of Holdings and a Proxy Statement of Atlis for the Special Meeting.

This Proxy Statement/Prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements this Proxy Statement/Prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its website.

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Atlis is a Delaware corporation. Atlis’s headquarters are located at 1828 N Higley Rd., Suite 116, Mesa, Arizona 85205, Telephone: (408) 674-9027. Atlis files annual, quarterly and current reports and amendments to these reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, like Atlis, that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

Atlis also makes its filings available free of charge through its Internet website, as soon as reasonably practicable after filing such material electronically with, or furnishing such material, to the SEC. The content of Atlis’s website is not incorporated by reference herein and are not deemed to be part of this Proxy Statement/Prospectus.

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ATLIS MOTOR VEHICLES INC.

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Atlis Motor Vehicles, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Atlis Motor Vehicles, Inc. (the Company) as of December 31, 2022 and 2021, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements were prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, as of December 31, 2022, the Company had recurring losses from operations and an accumulated deficit. These conditions, among others, raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Prager Metis CPAs, LLP

We have served as the Company’s auditor since 2020.

El Segundo California

March 16, 2023

F-2

ATLIS MOTOR VEHICLES INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	December 31, 2022	December 31, 2021

ASSETS
Current assets:
Cash	$2,701	$3,146
Prepaid expenses and other assets	966	290
Total current assets	3,667	3,436

Property and equipment, net	2,441	980
Intangible assets, net	10	11

Right-of-use assets	798	-
Security deposits	101	90
Vendor deposits	21	96

TOTAL ASSETS	$7,038	$4,613

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,523	$66
Accrued expenses	1,686	167
Payroll tax liabilities	10	57
Contract Liability	523	-
Paycheck protection program loan	-	397
Current portion of deferred rent	-	22
Current portion of finance lease liability	157	-
Current portion of lease liability	344	-
Total current liabilities	4,243	709

Deferred rent	-	104
Lease liability, net of current portion	558	-
Warrant liability, at fair value	374	-
Convertible debt, at fair value	10,911	-

Total liabilities	16,086	813
Commitments and contingencies (Note 9)

Stockholders’ equity (deficit)
Class C Stock, par value $0.0001; 15,000 shares authorized; no shares issued and outstanding at December 31, 2022; 5,000 shares issued and outstanding at December 31, 2021.	-	-
Class D Stock, par value $0.0001; 41,925,572 authorized; 31,125,370 issued and outstanding at December 31, 2022; 25,725,370 issued and outstanding at December 31, 2021.	3	2
Class A Common stock, par value $0.0001; 54,307,968 shares authorized; 9,763,838 issued and outstanding as of December 31, 2022; 6,854,576 issued and outstanding as of December 31, 2021.	1	1
Additional paid-in capital	209,564	151,733
Accumulated deficit	(218,616)	(147,936)

Total stockholders’ equity (deficit)	(9,048)	3,800

Total liabilities and stockholders’ equity (deficit)	$7,038	$4,613

The accompanying notes are an integral part of these consolidated financial statements.

F-3

ATLIS MOTOR VEHICLES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per-share data)

	Years Ended December 31,
	2022	2021

Revenue	$-	$-

Operating expenses:
Stock based compensation	41,502	123,245
Research and development	9,648	4,429
General and administrative	12,353	3,329
Advertising	5,297	2,678
Total operating expenses	68,800	133,681

Operating loss	(68,800)	(133,681)

Other income (expense):
Paycheck protection program forgiveness	397	-
Loss on disposal of property and equipment	(152)	-
Interest expense	(7)	-
Other income	166	(55)
Net loss on convertible debt and warrant liability	(2,285)	-
Total other income (expense)	(1,881)	(55)

Net Loss	$(70,681)	$(133,736)

Loss per share, basic	$(8.88)	$(10.77)

Weighted average number of common shares outstanding used in computing loss per share:	7,961,009	12,417,226

The accompanying notes are an integral part of these consolidated financial statements.

F-4

ATLIS MOTOR VEHICLES INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share data)

	Common Stock
	Class A		Class C		Class D
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount		Securities Receivable	Additional Paid- in Capital	Accumulated Equity (Deficit)	Total
Balance at December 31, 2020	14,845,067	$2	-	$-	-	$		$-	$13,378	$(14,199)	$(819)
Common Stock issued for cash	1,977,009								14,542		14,542
Series D Stock Issued					25,725,370		2				2
Founder Class A shares relinquished	(10,000,000)	(1)									(1)
Shares issued for services and rent guarantees	32,500		5,000	1					568		569
Stock based compensation									123,245		123,245
Net Loss								-		(133,736)	(133,736)
Balance at December 31, 2021	6,854,576	$1	5,000	$1	25,725,370		$2	$-	$151,733	$(147,935)	$3,802

Common Stock issued for cash	2,475,616	-							15,302		15,302
Shares issued for services and rent guarantees	151,546	-	5,000	-				-	89	-	89
Series D Stock Issued					5,400,000		1				1
Exchange of Class C to Class A	75,000	-	(10,000)	(1)					572		571
Stock based compensation	170,000	-							41,608		41,608
Options exercised to stock	37,100	-							260		260
Net Loss										(70,681)	(70,681)
Balance at December 31, 2022	9,763,838	$1	-	$-	31,125,370		$3	$-	$209,564	$(218,616)	$(9,048)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

ATLIS MOTOR VEHICLES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(70,681)	$(133,736)
Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	348	89
Employee stock based compensation	41,502	123,245
Non-employee stock compensation	768	186
Forgiveness of Paycheck Protection Loan	(397)	(93)
Loss on the fair value of Convertible debt and Warrant liability	2,285
Loss on the sale of property and equipment	152	-

Changes in assets and liabilities:
Prepaid expenses and other current assets	(676)	(285)
Accounts payable	1,211	(56)
Accrued expenses	1,520	70
Payroll tax liabilities	(47)	(555)
Net change in operating lease assets and liabilities	(22)	-
Contract liability	523	-
Deferred rent		(12)
Security deposits	(11)	(3)
Vendor deposits	75	(38)

Net cash used in operating activities	(23,450)	(11,188)

Cash flows from investing activities:
Purchases of property and equipment	(1,787)	(1,019)
Addition of intangible assets	-	(12)
Proceeds from sale of property and equipment	230	-

Net cash used in investing activities	(1,557)	(1,031)

Cash flows from financing activities
Proceeds from stock issuance	15,302	14,925
Proceeds from the issuance of convertible debt	9,000	-
Proceeds from exercised stock options	260	-
Proceeds from paycheck protection loan	-	397

Net cash provided by financing activities	24,562	15,322

Net (decrease) increase in cash	(445)	3,103
Cash, beginning of period	3,146	43
Cash, end of period	$2,701	$3,146
Supplemental disclosure of cash flow information:
Cash paid for interest	$7	$1
Supplemental disclosures of non-cash activity:
Purchases on account related to property and equipment	$232	$-
Incremental expense on Class C to Class A stock exchange	$572	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

ATLIS MOTOR VEHICLES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Basis of Presentation

Organization

Atlis Motor Vehicles Inc. (the “Company,” “AMV” or “Atlis”), a Delaware corporation based in Mesa, Arizona, was incorporated in 2016. ATLIS is a vertically integrated, electric vehicle technology ecosystem company committed to electrifying vehicles and equipment for Work. The Company is developing three products to meet the needs of our target customer, proprietary AMV battery cell and pack technology, a modular and scalable electric powered platform and an electric pickup truck. The AMV battery technology is the core of the Company’s hardware platform and is designed to be capable of charging a full-size pickup in less than 15 minutes.

Basis of Presentation

The Company’s financial statements are prepared in conformity with U.S. generally accepted accounting principles (GAAP), which requires us to make estimates based on assumptions about current, and for some estimates, future economic and market conditions which affect reported amounts and related disclosures in our financial statements. Although our estimates contemplate current and expected future conditions, it is reasonably possible that actual conditions could differ from our expectations, which could materially affect our results of operations, our financial position and cash flows.

The presentation of certain prior period amounts have been adjusted to reflect current period classifications and presentation. Specifically, Research and development costs now include Research and development related employee compensation as well as Research and development, materials and equipment. General and administrative expenses include employee compensation specific to general and administrative expenses as well as Legal and other general and administrative expenses.

References to amounts in the consolidated financial statement sections are in thousands, except share and per share data, unless otherwise specified.

Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

During the year ended December 31, 2022, the Company incurred a net loss of $70.7 million and had net cash flows used in operating activities of $23.5 million. On December 31, 2022, the Company had $2.7 million in cash and an accumulated deficit of $218.6 million.

The Company cannot provide any assurance that unforeseen circumstances that could occur at any time within the next twelve months or thereafter will not increase the need for the Company to raise additional capital on an immediate basis. Additionally, Company cannot provide any assurance that access to capital will be readily available when needed.

These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date these financial statements are issued. Company management is addressing this risk by pursuing all available options for funding including accessing the public markets through public listing. On September 27, 2022, the Company registered its Regulation A Class A shares with the SEC and listed on Nasdaq under the ticker symbol “AMV.” Additionally, as disclosed in Note 14, in January 2023, the company received the second tranche of funding related to its convertible debt agreement entered into on November 4, 2022. Net proceeds were $9 million. Further, in February 2023, the company consummated a public offering of 8.3 million units of Company stock at an effective public offering price of $1.56 per unit for gross proceeds of approximately $13 million. Each unit consists of (i) one share of Class A common stock, (ii) 0.65 Series A warrants to purchase 0.65 shares of Class A common stock and (iii) 0.75 Series B warrants to purchase 0.75 shares of Class A common stock, each such warrant being exercisable from time to time for one share of Class A common stock at an exercise price of $1.56. The Company plans to continue considering all avenues available to it in order to obtain the necessary capital to be able to continue as a going concern and to execute on our business objectives including but not limited to debt financing, private placements, and equity lines of credit. The Company’s success is dependent upon achieving its strategic and financial objectives, including continuing to acquire capital through public markets.

F-7

Change in Accounting Policy

The Company has opted for an effective adoption date of January 1, 2022, for the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases. At the transition date, the operating lease ROU asset and operating lease liability were $1.1 million and $1.2 million, respectively. The difference between the ROU asset and operating lease liability is due to deferred rent and prepaid rent balances that were reclassified as a component of the ROU asset at the transition date. The Company recorded a right of use asset, current portion of lease liability and lease liability, net of current portion in the amounts of $798 thousand, $344 thousand and $558 thousand, in the condensed consolidated balance sheets at December 31, 2022. See Note 8 for more information.

2.	Summary of Significant Accounting Policies

Recent Accounting Pronouncements and Summary of Significant Accounting Policies

Recent Accounting Pronouncements

In December 2019, the FASB issued Accounting Standards Update, Simplifying the Accounting for Income Taxes which amends ASC 740 Income Taxes (“ASC 740”). This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021.  The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted.  The Company does not expect this update to have a material impact on its consolidated financial statements.

In August 2020, the FASB issued Accounting Standards Update 2020-06 (ASU 2020-06). ASU 2020-06 eliminates the beneficial conversion feature and cash conversion models in Accounting Standards Codification 470-20 that require separate accounting for embedded conversion features in convertible instruments. The new guidance also eliminates some of the conditions that must be met for equity classification under ASC 815-40-25. The standard is effective for smaller reporting companies for annual periods beginning after December 15, 2023. Early adoption is permitted. The Company has chosen to early adopt this standard for the period ended December 31, 2022.

The Company has reviewed all recently issued accounting pronouncements and concluded that they were either not applicable or not expected to have a material impact on its consolidated financial statements.

Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Due to uncertainties, actual results could differ from the estimates and assumptions used in preparation of the consolidated financial statements.

Segment Reporting

The Company evaluated segment reporting in accordance with Accounting Standards Codification 280 – Segment Reporting (“ASC 280”) and concluded that ATLIS is comprised of one operating segment. The Company reports segment information based on the operating results regularly reviewed by the chief operating decision maker to make decisions about resource allocation and the performance of the business.

Concentration of Credit Risks

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents.

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased to be cash equivalents.

The Company’s cash and cash equivalents accounts are held at a financial institution and are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250 thousand. From time to time, the Company’s bank balances exceed the FDIC insurance limit. To reduce its risk associated with the failure of such financial institutions, the Company periodically evaluates the credit quality of the financial institution in which it holds deposits.

F-8

Advertising

The Company began utilizing media networks, including, but not limited to online and social media presence to build awareness for the product and brand. Advertising costs for the year ended December 31, 2022, were $5.3 million. Advertising costs for the year ended December 31, 2021, were $2.7 million.

Income Taxes

Income taxes are accounted for in accordance with the provisions of ASC 740. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, but no less than quarterly, to reduce deferred tax assets to the amounts expected to be realized.

Property and Equipment

Property and equipment are carried at cost. Depreciation is calculated using the straight-line method over the estimated useful life of each asset. Estimated useful lives for significant classes of assets are currently 5 years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized according to their estimated useful lives or over the lease term for leasehold improvements. The Company capitalizes property and equipment with an initial value over $2,500.

Long-Lived Assets

In accordance with ASC 360-10, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such facts and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. Depending on the asset, estimated fair market value may be determined either by use of the discounted cash flow model or by reference to estimated selling values of assets in similar condition. There were no impairment charges for the years ended December 31, 2022, or December 31, 2021.

Research and Development Expenses

Research and development costs are charged to operations when incurred and are included in Operating expenses on the consolidated statements of operations. The Company recorded $9.6 million in Research and development expenses for the year ended December 31, 2022 of which $6 million was related to employee compensation and $3.6 million was related to materials and equipment purchases, primarily related to battery and platform research and development activities. In the year ended December 31, 2021, the Company recorded $2.8 million and $1.6 million in Research and development employee compensation and materials and equipment, respectively for a total of $4.4 million for the year ended December 31, 2021.

General and administrative expenses

General and administrative costs include salaries related to non-production and non research and development employees, legal and other professional fees, rent and other general expenses incurred by the company. The company recorded $12.4 million in general and administrative expenses consisting of $3.8 million in employee compensation and $8.6 million in legal and other expenses for the year ended December 31, 2022. The Company recorded $3.3 million in general and administrative expenses in the year ended December 31, 2021 consisting of $1.2 million in employee compensation and $2.1 million in legal and other expenses.

Stock Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation. Under the fair value recognition provisions of this topic, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period, which is the vesting period. Forfeitures are accounted for as they occur in accordance with ASC 718-10-35-3.

The Company uses the Black-Scholes option-pricing method for valuing stock option awards. Calculating the fair value of stock option awards requires the input of subjective assumptions. Other reasonable assumptions could have a material impact on the Company’s stock-based compensation expense and therefore, its operational results.

F-9

Stock Issued for Services

The Company periodically grants common stock awards to non-employees in exchange for services. The fair value of the stock-based compensation awards granted is based on the fair value of the award on the grant date. Stock-based payments are recorded on the consolidated statements of operations in the same manner and to the same financial statement line item as it would have been had such settlement been made in cash.

Contract Liability

The Company defers the recognition of revenue when cash payments are received or due in advance of satisfying its performance obligations, including amounts which are refundable. The Company recorded no Contract Liability at December 31, 2021 and $523 thousand at December 31, 2022.

Other income, net

Other income primarily consists of realized and unrealized gains and losses on convertible debt and warrant liabilities, gains and losses on the sale of property and equipment and gains on forgiveness of the Company’s Paycheck Protection Program.

Fair Value of Financial Instruments.

Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 - Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets and liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the balance sheets as of December 31, 2022, and 2021. The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses are estimated to approximate the carrying values as of December 31, 2022, and 2021, due to the short maturities of such instruments.

There were no transfers between Levels 1, 2 or 3 during the year ended December 31, 2022, or for the year ended December 31, 2021.

3.	Property and Equipment

Property and equipment consist of the following (in thousands):

	As of December 31,
	2022	2021

Leasehold improvements	$261	$130
Office equipment	114	64
Tools and plant equipment	2,354	830
Vehicles	70	59

Less—Accumulated depreciation	(358)	(103)
Property and equipment, net	$2,441	$980

F-10

Depreciation expense for the years ended December 31, 2022, and December 31, 2021, were $348 thousand and $89 thousand, respectively. Property and equipment include tools and plant equipment obtained under capital lease in the amount of $232 thousand. The equipment is being depreciated over 5 years. The capital lease was entered into on July 1, 2022, and is payable over 18 months at 7% interest with monthly installments of $14 thousand. The company had an outstanding balance of $157 thousand on the capital lease at December 31, 2022

4.	Intangible Assets

Intangible assets consist of the following (in thousands):

	As of December 31,
	2022	2021
Patents	$12	$12
Less—Accumulated amortization	(2)	(1)
Intangible assets, net	$10	$11

The Company recorded amortization expense related to patent number 11.069.945 on July 20, 2021. The Company amortizes patents using the straight-line method over the estimated useful life of the patent, which is ten 10 years. The Company recorded amortization expense of $1 thousand during the year ended December 31, 2022. The Company recorded amortization expense of $1 thousand for the year ended December 31, 2021.

5.	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company recorded a valuation allowance due to the uncertainty of future realization of federal and state net operating loss carryforwards.

Deferred income tax assets are comprised of the following at December 31, 2022, and 2021 (in thousands):

	2022	2021
Deferred income tax assets:	$51,919	$34,912
Valuation allowance	(51,919)	(34,912)
Net total	$-	$-

At December 31, 2021, the Company had net operating loss carryforwards of approximately $16.5 million which will carryforward through 2037. The Company’s current year net operating loss will carry forward indefinitely.

In December 2017, the U.S. Tax Cuts and Jobs Act of 2017 ("Tax Act") was enacted into law which significantly revises the Internal Revenue Code of 1986, as amended. The newly enacted federal income tax law, among other things, contains significant changes to corporate taxation, including a flat corporate tax rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted taxable income, limitation of the deduction for newly generated net operating losses to 80% of current year taxable income and elimination of net operating loss ("NOL") carrybacks, future taxation of certain classes of offshore earnings regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits beginning in 2018.

The Company generated an income tax benefit of $14.9 million for the year ended December 31, 2022. The Company has increased its valuation allowance accordingly as the Company's ability to generate sufficient taxable income to utilize its net operating loss carry forwards is uncertain. The Company’s deferred tax balances primarily consist of its operating loss carryforwards.

Reconciliation between the statutory rate and the effective tax rate is as follows as of December 31, 2022, and 2021:

	2022	2021
Effective Tax Rate Reconciliation:

Federal statutory tax rate	21%	21%
State taxes, net of federal benefit	-%	-%
Change in valuation allowance	(21%)	(21%)
Effective Tax Rate	-%	-%

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense. At December 31, 2022, and 2021 the Company did not have any unrecognized uncertain tax positions or any associated interest and penalties.

F-11

The Company's federal income tax returns for tax years ended December 31, 2019, and beyond remain subject to examination by the Internal Revenue Service. The returns for Arizona, the Company's most significant state tax jurisdiction, remain subject to examination by the Arizona Department of Revenue for tax years ended December 31, 2017, and beyond.

6.	Paycheck Protection Program Loan

On February 11, 2021, The Company was granted a loan from Washington Federal Bank, in the aggregate amount of $397 thousand, pursuant to the Paycheck Protection Program (“PPP”). The loan was granted under the provisions of the second offering of PPP loans by the Small Business Association. The loan, which was in the form of a Note dated February 11, 2021, issued to the Company, was to mature February 11, 2026, and bore an interest at a rate of 1.0% annually. The Note was allowed to be prepaid by the Borrower at any time prior to the maturity with no prepayment penalties. Funds from the loan were to only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities and interest on other debit obligations incurred before February 15, 2020. On April 13, 2022, the Company received notice that the note was fully forgiven. As a result, the Company recorded Other income in the amount of $397 thousand in its condensed consolidated statements of operations for the year ended December 31, 2022.

On April 5, 2020, The Company was granted a loan from Washington Federal Bank, in the aggregate amount of $93 thousand, pursuant to the PPP under Division A, Title 1 of the CARES Act, which was enacted March 27, 2020. This PPP note was fully forgiven on July 12, 2021.

7.	Net Loss per Share

Net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period, excluding shares of Class D common stock as these shares do not participate in the earnings of the Company. For the years ended December 31, 2022, and 2021, respectively, the Company’s basic and diluted net loss per share were the same because the Company generated a net loss for each period and potentially dilutive securities are excluded from diluted net loss per share as a result of their anti-dilutive impact. The Company’s basic net loss per share was $8.88 and $10.77 for the years ended December 31, 2022, and 2021, respectively. Potentially dilutive securities represented approximately 55.9 million (consisting of 45.7 million options and RSUs, 231 thousand warrants, and 10 million shares related to convertible debt) and 46.8 million options and RSUs for the years ended December 31, 2022, and 2021, respectively.

8.	Leases

Operating Lease

The Company adopted ASC 842, Leases (“ASC 842”), on January 1, 2022. Consequently, financial information has not been updated for dates and periods before this date. Additionally, the Company chose to elect certain relief options offered in ASC 842 including the package of practical expedients, the option to account for separate lease and non-lease components as a single unit, and the option to exclude right-of-use assets and lease liabilities that arise from short term leases (i.e., leases with terms of twelve months or less). Under ASC 842, the Company determines if an arrangement is a lease at inception. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date of the lease based on the present value of lease payments over the lease term. The Company’s lease consists of mixed-use office and warehouse space in Mesa, Arizona. The Company’s lease evaluation may include options to terminate the lease when it is reasonably certain that the Company will exercise such options. When readily determinable, the Company uses the implicit rate in determining the present value of lease payments. The ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for amortization of the ROU asset is recognized on a straight-line basis over the lease term. The Company’s lease agreements do not contain any material residual value guarantees, material restrictions or covenants. The Company had a weighted average remaining lease term of 5 years and a weighted average discount rate of 3.25%, which was determined based on the United States Prime borrowing rate at the lease commencement date, as the rate implicit in the lease was not readily determinable.

The Company’s aggregate lease maturities as of December 31, 2022, are as follows (in thousands):

Year
2023	$368
2024	379
2025	194
Total minimum lease payments	941
Less imputed interest	(39)
Total operating lease liabilities	$902

F-12

Financing Lease

The Company entered into a capital lease agreement on July 1, 2022, with a vendor to purchase equipment to be used in research and development. The terms of the note are 18 months at 7% interest payable in monthly installments of $14 thousand. The Company recorded a total of $157 thousand in the current portion of Lease liability line item in the condensed consolidated balance sheets at December 31, 2022, in relation to this agreement.

The following table provides information about the financial statement classification of our lease expenses reported within the Consolidated Statements of Comprehensive Income for the years ended December 31, 2022 and December 31, 2021 (in thousands):

		2022	2021
Lease Expense Category:	Classification

Operating Lease Expense	General and administrative expenses Legal and other	$335	$457
Finance lease expense:
Amortization of leased assets	General and administrative expenses Legal and Other	23	-
Interest on lease liabilities	Interest expense	7	-
Total lease expense		$365	$457

9.	Commitments and Contingencies

Registration Rights

The holders of the 2022 convertible note that was issued will have registration rights to require the Company to register the sale of its debt securities held by them pursuant to a registration rights agreement to be signed in conjunction with the convertible note.

Legal Proceedings

The Company is not currently subject to any material legal proceedings, nor, to the Company’s knowledge, are any material legal proceedings threatened against the Company. From time to time, the Company may be a party to certain legal or regulatory proceedings in the ordinary course of business. While the outcome of any such future legal or regulatory proceedings cannot be predicted with certainty, management does not expect that any such future proceedings will have a material effect on the Company’s financial condition or results of operations.

10.	Vendor Deposits

During 2021, the Company paid $60 thousand to Salt River Project, an Arizona utility company, as a refundable deposit for engineering services for implementation of additional electricity capacity to facilitate the development of the Company’s 1.5MW charging capabilities. In 2022, this contract was cancelled, and the deposit was refunded. Additionally, the Company recorded a total of $38 thousand in 2021 for deposits on equipment purchases to be delivered at future dates. At December 31, 2022, the company had total Vendor deposits of $20 thousand related to deposits on equipment.

11.	Stock Based Compensation and Common Stock

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation, (“ASC 718”). Under the fair value recognition provisions of this topic, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period, which is the vesting period.

Prior to and up until the quarter ended September 30, 2021, the Company awarded employees grants in common stock as part of employee compensation, which typically vested over four years. Upon vesting, the company recorded employee stock compensation to additional paid-in-capital as the shares were vested but not issued. The share value was calculated based on the most recent funding event. Subsequently, the Company changed its accounting policy to value company shares based on appraisal of fair market value that considered all available information material to the value of the Company, including the present value of anticipated future cash flows and other relevant factors such as a discount for lack of marketability. The same method was applied retrospectively to value stock grant awards in prior years.

On August 24, 2021, the Company offered employees the option to convert their vested stock grants into stock options at weighted average conversion ratio of approximately 6.64 options for every share grant. A condition of the conversion was the relinquishment of all prior awarded stock through the August 24, 2021, conversion date. Although not all, a majority of former and current employees at the time elected to convert their shares to options. The Company accounted for this transaction as a modification as per ASC 718. As a result, the company recorded approximately $115 million of incremental compensation expense as of December 31, 2021. The originally vested stock grants were unissued as of the modification date with the exception of 10,000,000 Class A shares held by the Company’s Chief Executive Officer, who subsequently relinquished these on August 24, 2021.

F-13

On August 24,2021, the Company issued 25,725,370 Class D stock to the Company’s Chief Executive Officer and the President.

Between August 24, 2021, and December 31, 2021, the Company awarded 578,400 stock options to new employees, non-employees and to our Board of Directors.

On June 17, 2022, the Company agreed with a third party who provided a rent guarantee to the Company’s landlord on the Company’s building in Mesa, Arizona to exchange 75,000 shares of Class A common stock for 10,000 shares of Class C common stock. The Company recorded General and Administrative expenses of $572 thousand on the Company’s Condensed Consolidated Statements of operations for the year ended December 31, 2022, resulting from consideration provided for the loss of perquisites afforded to the Class C shareholder.

The Company recorded $41.5 million and $123.2 million in stock based compensation expense for the years ended December 31, 2022, and 2021, respectively.

The Company uses the Black-Scholes option-pricing method for valuing stock option awards. Calculating the fair value of stock option awards requires the input of subjective assumptions. Other reasonable assumptions could provide differing results. The fair value of stock options at the grant date was determined using the following assumptions for the years ended December 31, 2022, and 2021.

	Years ended December 31,
	2022	2021

Expected average life (years)	7.0	7.0
Expected volatility	75.33%	73.56%
Risk-free interest rate	1.65%	0.06%
Expected dividend yield	-%	-%

Compensation expense was determined by applying the Black-Scholes model on the appraised value of the underlying share price for each stock on the grant date.

A summary of the Company’s outstanding stock options and restricted stock units (“RSU”) as of December 31, 2022, and changes during the year is presented below:

	Options			RSUs
	Shares	Weighted average exercise price	Weighted average contractual term (in years)	Shares	Weighted average grant date fair value
Outstanding, December 31, 2021	45,486,067	$7.00	7	1,344,657	$-
Granted	946,800		7	110,000	7.00
Exercised	(37,100)	-		-	-
Forfeited	(899,063)	7.00		(7,456)	-
Shares issued	-			(1,278,858)
Unissued shares converted to options	78,343			(78,343)
Expired	-	-		-	-
Outstanding, December 31, 2022	45,575,047	$7.00	7	90,000	7.00
Exercisable, December 31, 2022	33,425,287	$7.00	7	-	-

F-14

Common Stock

The total number of shares of common stock the Company has authority to issue is 96,248,541 at $0.0001 par value per share.

In 2021 and 2022, the Company issued Class D shares of Common Stock. These shares are not traded openly or available for sale to the public. Class D shares are offered only to the President and the Chief Executive Officer of the Company. Each class D share of common stock is granted ten votes compared to Class A shares of common stock which are granted one vote per share. The shares of Class D Stock are not entitled to receive any dividends or any distribution on a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Class D shares are not convertible, are deemed to have no economic value, and upon a holder’s cessation of service to the Company, such holder shall, on the one-year anniversary of such cessation, surrender to the Company for no consideration all shares of Class D Stock owned by such holder. Class D stock were issued to the Chief Executive Officer and President in the amount of 31,125,370 shares as of December 31, 2022.

The breakdown of common stock by class at December 31, 2022, and December 31, 2021, were as follows:

	December 31,
	2022	2021

Class A	9,763,838	6,854,576
Class C	-	5,000
Class D	31,125,370	25,725,370
Total Shares Outstanding	40,889,208	32,584,946

12.	Convertible Debt and Warrant Liability

On November 4, 2022, the Company issued the first tranche of the 10% Original Issue Discount Convertible Notes in the aggregate principal amount of $10.0 million for gross proceeds of $9.0 million to various investors. These convertible notes have a maturity date of 24 months from the issuance date. The convertible notes earn interest at a rate of 10% per annum which will only accrue upon an event of default. The convertible notes are convertible solely in common stock of the Company at a conversion price of (a) $15 per share or (b) 92.5% of the average of the three lowest daily VWAP of the Common Stock during the ten trading day period, whichever is lower.  These convertible notes are secured by a first priority security interest in all of the assets of the Company.

The Company elected the fair value option to account for the 2022 Convertible Notes. As such, the Company recorded the 2022 Convertible Notes at fair value and will subsequently measure them to fair value at each reporting date. Changes in fair value were recognized as a component of other income (expense), net in the consolidated statements of operations. Losses as a result in changes in fair value of the Company’s convertible notes during the year ended December 31, 2022 were as follows (in thousands):

Years ended December 31,
2022

Balance at the beginning of the year	$-
Convertible Debt issued during the period	7,034
Unrealized loss	3,877
Convertible Debt Liability at the end of the year	$10,911

As a result of applying the fair value option, direct costs and fees related to the convertible notes were expensed as incurred and were not deferred.

The following table provides the fair value and contractual principal balance outstanding of the 2022 Convertible debt accounted for under the fair value option as of December 31, 2022:

Amount
Convertible debt fair value	$10,911
2022 Convertible Notes, contractual principal outstanding	$10,000
Fair value less unpaid principal balance	$911

All convertible notes and warrants, by written agreement, provide for a beneficial ownership limitation cap of 4.99% shares of the total issued and outstanding common stock of the Company, at any given time.

F-15

Warrant Liability

In connection with the issuance of the convertible note, the investors received a number of warrants equal to 30% of the face value of the convertible note divided by the VWAP prior to the applicable closing date. The Common Stock Warrants entitles the holder to purchase one share of the Company’s Class A ordinary shares at the exercise price of a) $15 per share or (b) 92.5% of the average of the three lowest daily VWAP of the Common Stock during the ten trading day period, whichever is lower.  There are 231,312 warrants issued upon closing of the first tranche of the Convertible Note which have a five-year exercise period from the issuance date.

The Company recorded the Warrants at fair value and subsequently remeasured them to fair value at the reporting date. Changes in fair value were recognized as a component of other income (expense), net in the consolidated statements of operations. The Company recognized a gain in the consolidated statements of operations in relation to these instruments for fiscal year 2022 as follows (in thousands). There were no warrants exercised as of December 31, 2022.

Years ended December 31,
2022

Balance at the beginning of the year	$-
Warrants issued during the period	1,966
Unrealized Gain	(1,592)
Warrant Liability at the end of the year	$374

13.	Fair Value

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The company had no such instruments at December 31, 2021:

Description:	Level	December 31, 2022
Liabilities:
Warrant liability	3	$374
Convertible Notes	3	$10,911

Warrant Liability

The Common Stock Warrants are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting period. Changes in the fair value of the Warrants are recorded in the statements of operations each period. Changes in fair value of the liability resulting from the cumulative changes in instrument- specific credit risk will be presented in accumulated other comprehensive income.

The Common Stock Warrants were valued using a Monte Carlo simulation model, which is considered to be a Level 3 fair value measurement. Inherent in an options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The following table provides quantitative information regarding Level 3 fair value measurements for Common Stock Warrants as of December 31, 2022.

December 31, 2022
Exercise price	$15.00
Share price	$3.25
Volatility	85%
Expected life	4.84
Risk-free rate	4.01%
Dividend yield	-

F-16

Convertible Note

The Company accounts for its convertible note under ASC 815, Derivatives and Hedging (“ASC 815”). Under 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. The Company has made such election for its convertible note. Using the fair value option, the convertible note, in its entirety, is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the note are recognized as non-cash change in the fair value of the convertible note in the statements of operations. Changes in fair value of the liability resulting from the cumulative changes in instrument- specific credit risk will be presented in accumulated other comprehensive income. The fair value of the conversion feature of the note was valued utilizing the Monte Carlo simulation model.

The estimated fair value of the Convertible Notes was based on the following significant inputs:

December 31, 2022
Risk-free interest rate	4.46%
Time to expiration (in years)	1.84
Expected volatility	85%
Dividend yield	-
Stock price	$3.25
Face value	$10,000,000
Fixed conversion rate	$15.00
Roll-forward discount rate	5.11%

13.	Subsequent Events

On January 5, 2023, the Company entered into an amendment to the Securities Purchase Agreement dated November 3, 2022, pursuant to which the Company and each Investor agreed, among other things, to amend the terms and conditions of the second tranche of funding and terminate the third tranche of funding contemplated under the Purchase Agreement.

The Purchase Agreement Amendment provides that, with respect to the Second Tranche, at any time prior to the earlier to occur of (x) April 5, 2024 and (y) the twentieth (20th) trading day following the effectiveness of the resale registration statement covering the resale of all of the shares of the Company’s Class A common stock issuable under the first tranche of funding (the “First Tranche”), which closed upon signing of the Purchase Agreement, each Investor shall have the right, severally and not jointly, to purchase a base allocation of $5.0 million in Senior Secured Original Issue 10% Discount Convertible Promissory Notes (the “Notes”), which are convertible into shares of the Company’s Class A common stock, and warrants (the “Warrants”) to purchase a number of shares of the Company’s Class A common stock equal to 30% of the face value of the Notes divided by the volume weighted average price at one or more Second Tranche closings (with a total base allocation of $10.0 million, in the aggregate, for all Investors) and, solely with respect to the initial Second Tranche closing, up to an additional $5.0 million in additional Notes and related Warrants pursuant to oversubscription rights, to the extent then available. In connection with the Purchase Agreement Amendment, the Company also issued a Warrant to each Investor purchase up to an aggregate of 268,980 shares of the Company’s Class A common stock.

Concurrently with the Purchase Agreement Amendment, the Company also entered into an amendment (the “Registration Rights Agreement Amendment”) to the Registration Rights Agreement, dated as of November 3, 2022, with each Investor, pursuant to which the Company agreed to file a registration statement (a “Registration Statement”) with the Securities and Exchange Commission registering the resale of the shares of the Company’s Class A common stock issuable under the First Tranche within 20 days after the closing of the First Tranche and registering the resale of the shares of the Company’s Class A common stock issuable under the Second Tranche within two trading days after the closing of the Second Tranche, as applicable, and to cause any such Registration Statement to become effective within 60 days after filing. On January 27, 2023, the investors exercised their rights to purchase the allowable amounts under the agreement. The Company received net proceeds of $9 million in the transaction.

F-17

On February 21, 2023, the Company consummated a public offering of an aggregate of 8.3 million units at an effective public offering price of $1.56 per unit, resulting in aggregate gross proceeds of approximately $13 million. Each unit consists of (i) one share of Class A common stock, $0.0001 par value per share (“Class A common stock”), of the Company , (ii) 0.65 Series A warrants to purchase 0.65 shares of Class A common stock (the “Series A Warrants”) and (iii) 0.75 Series B warrants to purchase 0.75 shares of Class A common stock (the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”), each such Warrant being exercisable from time to time for one share of Class A common stock at an exercise price of $1.56. The Series A Warrants were immediately exercisable and will expire five (5) years after the date of issuance. The Series B Warrants will not be exercisable  until after the date the Company effects a corporate reorganization of the Company or until after the date stockholder approval is obtained to have a sufficient number of shares of Class A common stock authorized to permit the exercise in full of the Series B Warrants, and will then expire five (5) years after the date of such corporate reorganization or stockholder approval, as applicable. The shares of Class A common stock and Warrants included in each Unit were issued separately and were immediately separable upon issuance. The Company intends to use the net proceeds of the offering primarily for general corporate purposes, which may include, but is not limited to, research and development and operations, capital equipment and raw materials. In addition, the Company may be required to use up to 40% of the gross proceeds from the offering to prepay its outstanding convertible notes at the option of the holders of such notes.

On March 13, 2023, the Company received a notice from The Nasdaq stating that, based on Nasdaq’s review of the Company’s Market Value of Listed Securities (“MVLS”) for the last 38 consecutive business days, the Company no longer meets the minimum MVLS requirement of $50 million for continued listing of the Company’s Class A common stock on Nasdaq under Nasdaq Listing Rule 5450(b)(2)(A) (the “MLVS Rule”).

The Notice has no immediate effect on the listing of the Company’s Class A common stock on Nasdaq and, in accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company will have 180 calendar days, or until September 11, 2023, to regain compliance with the MVLS Rule. To regain compliance with the MLVS Rule, the MVLS for the Company’s shares of Class A common stock must be at least $50 million for a minimum of 10 consecutive business days at any time during this 180-day period. If the Company regains compliance with the MLVS Rule, Nasdaq will provide the Company with written confirmation and will close the matter.

If the Company does not regain compliance by September 11, 2023, Nasdaq will provide notice that the Company’s shares of Class A common stock are subject to delisting. In the event of such notification, the Nasdaq rules permit the Company an opportunity to appeal Nasdaq’s determination.

There can be no assurance that the Company will be able to regain compliance with the MVLS requirement or maintain compliance with the other Nasdaq listing requirements. The Company is monitoring the MLVS of its shares of Class A common stock and will consider options available to it to potentially achieve compliance. The Company may be eligible to transfer to The Nasdaq Capital Market before the expiry of the 180-day period. To qualify, the Company would be required to meet the continued listing requirements for The Nasdaq Capital Market.

F-18

APPENDIX A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), entered into as of April 16, 2023, by and among Atlis Motor Vehicles Inc., a Delaware corporation (the “Company”), Nxu, Inc., a Delaware corporation (“Holdco”) and a direct, wholly owned subsidiary of the Company, and Atlis Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a direct, wholly owned subsidiary of Holdco.

RECITALS

WHEREAS, on the date hereof, the Company has the authority to issue 96,248,541 shares, par value $0.0001 per share, consisting of: (i) 54,307,968 shares of Class A Common Stock, (the “Class A Stock”); (ii) 1 share of Class B Common Stock (“Class B Stock”), and (iii) 41,925,572 shares of Class D Common Stock (“Class D Stock”, together with Class A Stock and Class B Stock, the “Company Stock”).

WHEREAS, on the date hereof, Holdco has the authority to issue 5,010,000,000 shares, consisting of (x) 5,000,000,000 authorized shares of common stock, including (1) 4,000,000,000 authorized shares of Class A Common Stock (“Holdco Class A Stock”), (2) 1,000,000,000 authorized shares of Class B common stock (“Holdco Class B Stock” and together with Class A Stock, “Holdco Stock”) and (y) 10,000,000 authorized shares of preferred stock, par value $0.0001 per share.

WHEREAS, as of the date hereof, Merger Sub has the authority to issue 1,000 shares of common stock, par value $0.0001 (the “Merger Sub Common Stock”), all of which are issued and outstanding on the date hereof and owned by Holdco.

WHEREAS, Holdco and Merger Sub are newly formed corporations organized for the sole purpose of participating in the transactions herein contemplated and actions related thereto, own no assets (other than Holdco’s ownership of Merger Sub and nominal capital) and have taken no actions other than those necessary or advisable to organize the corporations and to effect the transactions herein contemplated and actions related thereto.

WHEREAS, the Company desires to reorganize into a holding company structure pursuant to Section 251(a) of the DGCL, under which Holdco would become a holding company, by the merger of Merger Sub with and into the Company, with each issued and outstanding share of Company Stock being converted into Holdco Stock.

WHEREAS, the boards of directors of Holdco and the Company have (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and (ii) resolved to submit the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, to the holders of at least a majority of the votes represented by the outstanding voting shares of capital stock.

WHEREAS, following the Merger, the Company will convert to a Delaware limited liability company pursuant to Section 266 of the DGCL and Section 18-214 of the DLLCA (the “Conversion”).

WHEREAS, for U.S. federal income tax purposes, the parties intend that (i) the Merger, taken together with the Conversion, qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) this Agreement shall constitute, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

106

WHEREAS, the board of directors of Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, (ii) resolved to submit the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, to its sole stockholder, and (iii) resolved to recommend to its sole stockholder that it approve the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdco and Merger Sub hereby agree as follows:

1.       THE MERGER. In accordance with Section 251(a) of the DGCL and subject to, and upon the terms and conditions of, this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement and in Section 259 of the DGCL.

2.       EFFECTIVE TIME. As soon as practicable on or after the date hereof, the Company shall file a certificate of merger executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware (the “Secretary of State”) and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State or at such later date and time as the parties shall agree and specify in the certificate of merger (the date and time the Merger becomes effective being referred to herein as the “Effective Time”).

3.       CERTIFICATE OF INCORPORATION. At the Effective Time, Holdco’s Certificate of Incorporation in effect immediately prior to the Effective Time shall continue to be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided therein or by the DGCL.

4.       BYLAWS. At the Effective Time, Holdco’s Bylaws in effect immediately prior to the Effective Time shall continue to constitute the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter amended as provided therein or by applicable law.

5.       DIRECTORS. The directors of the Company in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

6.       OFFICERS. The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

107

7.       ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

8.       CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, Merger Sub, the Company or any holder of any securities thereof:

(a)       Conversion of Company Stock. Each share of Class A Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable shares of Holdco Class A Stock. Each share of Class D Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable shares of Holdco Class B Stock. There is no Class B Stock outstanding immediately prior to the Effective Time.

(b)       Conversion of Company Stock Held as Treasury Stock. Each share of Class A Stock held in the Company’s treasury, if any, shall be converted into one validly issued, fully paid and nonassessable shares of Holdco Class A Stock, and each share of Class D Stock held in the Company’s treasury, if any, shall be converted into one validly issued, fully paid and nonassessable shares of Holdco Class B Stock, all to be held immediately after completion of the Merger in the treasury of Holdco.

(c)       Cancellation of Class B Stock. Immediately prior to the Effective Time, no Class B Stock is outstanding. All authorized shares of Class B Stock shall be cancelled upon completion of the Merger.

(d)       Conversion of Capital Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.0001 per share, of the Surviving Corporation.

(e)       Rights of Certificate Holders. Upon conversion thereof in accordance with this Section 8. all shares of Company Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect to such shares of Company Stock, except, in all cases, as set forth in Section 9 herein. In addition, each certificate that, immediately prior to the Effective Time, evidenced shares of Company Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the equivalent Holdco Stock in accordance with the conversions set forth herein.

108

9.       CERTIFICATES. At and after the Effective Time until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate which immediately prior thereto represented shares of Company Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of the applicable Holdco Stock into which the shares of Company Stock represented by such certificate have been converted as herein provided and shall be so registered on the books and records of Holdco and its transfer agent. At and after the Effective Time, shares of capital stock of Holdco that are represented by outstanding certificates of the Company pursuant to the immediately preceding sentence shall continue to be represented by certificates as provided therein and shall not be uncertificated unless and until a valid certificate representing such shares pursuant to the immediately preceding sentence is delivered to Holdco at its registered office in the State of Delaware, its principal place of business, or an officer or agent of Holdco having custody of books and records of Holdco, at which time such certificate shall be canceled and, Holdco shall issue to such holder a certificate representing the applicable shares of capital stock of Holdco as set forth in the immediately preceding sentence. If any certificate that prior to the Effective Time represented shares of Company Stock shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the person or entity claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such person or entity to Holdco, in form and substance reasonably satisfactory to Holdco, against any claim that may be made against it with respect to such certificate, Holdco shall issue to such person or entity, in exchange for such lost, stolen or destroyed certificate, certificated shares of Holdco Stock in accordance with the procedures set forth in the preceding sentence.

10.       HOLDCO SHARES. Prior to the Effective Time, the Company and Holdco shall take any and all actions as are necessary to ensure that each share of capital stock of Holdco that is owned by the Company immediately prior to the Effective Time shall be cancelled and cease to be outstanding at the Effective Time, and no payment shall be made therefor, and the Company, by execution of this Agreement, agrees to forfeit such shares and relinquish any rights to such shares.

11.       EQUITY PLANS AND AWARDS. At the Effective Time, each option to purchase shares of Company Stock (a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Holdco, Merger Sub, the Company or any holder of any securities thereof, be assumed and converted into an option to purchase shares of Holdco Class A Stock (a “Holdco Option”) equal to the number of shares of Company Stock subject to such Company Option immediately prior to the Effective Time. Except as otherwise provided in this Section 11, each Holdco Option shall continue to be subject to terms and conditions consistent with the Employee Stock Option Plan and the applicable Company Option award agreement as in effect immediately prior to the Effective Time. At the Effective Time, each Company restricted share unit (a “Company Restricted Share”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Holdco, Merger Sub, the Company or any holder of any securities thereof, be assumed and converted into a restricted stock unit (a “Holdco RSU”) with respect to a number of Holdco Class A Stock equal to the number of shares of Company Stock subject to such Company Restricted Share immediately prior to the Effective Time. Except as otherwise provided in this Section 11, each Holdco RSU shall continue to be subject to terms and conditions consistent with the applicable Company Restricted Share award agreement as in effect immediately prior to the Effective Time. Prior to the Effective Time, the Company’s board of directors (or appropriate committee thereof) shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Company Options and the Company Restricted Shares as contemplated by this Section 11.

12.       NO APPRAISAL RIGHTS. In accordance with the DGCL, no appraisal rights shall be available to any holder of shares of Company Stock in connection with the Merger.

13.       TERMINATION. This Agreement may be terminated, and the Merger and the other transactions provided for herein and the exhibits hereto may be abandoned, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, at any time prior to the Effective Time, by action of the board of directors of the Company. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and neither the Company, Holdco, Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination or abandonment.

14.       AMENDMENTS. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, by the mutual consent of the parties to this Agreement by action by their respective boards of directors; provided, however, that, no amendment shall be effected subsequent to the adoption of this Agreement by the sole stockholder of Merger Sub that by law requires further approval or authorization by the sole stockholder of Merger Sub or the stockholders of the Company without such further approval or authorization. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

15.       GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

16.       COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

17.       ENTIRE AGREEMENT. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

18.       SEVERABILITY. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[Signature Page Follows]

109

IN WITNESS WHEREOF, the Company, Holdco and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ATLIS MOTOR VEHICLES INC.

By:	/s/ Mark Hanchett
Name:	Mark Hanchett
Title:	Chief Executive Officer

ATLIS MERGER SUB INC.

By:	/s/ Mark Hanchett
Name:	Mark Hanchett
Title:	Chief Executive Officer

NXU, INC.

By:	/s/ Mark Hanchett
Name:	Mark Hanchett
Title:	Chief Executive Officer

110

APPENDIX B

CERTIFICATE OF INCORPORATION OF NXU, INC.

CERTIFICATE OF INCORPORATION OF

NXU, INC.

ARTICLE I

NAME

The name of the corporation is “Nxu, Inc.” (hereinafter called the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 5,010,000,000 shares, consisting of (x) 5,000,000,000 authorized shares of common stock, par value $0.0001 per share, including (1) 4,000,000,000 authorized shares of Class A Common Stock, par value $0.0001 per share, (“Class A Common Stock”), (2) 1,000,000,000 authorized shares of Class B common stock, par value $0.0001 per share, (“Class B Common Stock” and together with Class A Common Stock, “Common Stock”) and (y) 10,000,000 authorized shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

The following is a statement of the designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	CLASS A COMMON STOCK AND CLASS B COMMON STOCK.

Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article IV refer to sections and subsections of Part A of this Article IV.

1.       Equal Status; General. Except as otherwise provided in this Certificate of Incorporation (as amended and/or restated from time to time, including pursuant to any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights, privileges and powers, rank equally, share ratably and be identical in all respects and as to all matters. The voting, dividend, liquidation and other rights, powers and preferences of the holders of Class A Common Stock and Class B Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

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2.       Voting. Except as otherwise required by applicable law, at all meetings of stockholders and on all matters submitted to a vote of stockholders of the Corporation generally, each holder of Class A Common Stock, as such, shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock, as such, shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder. Except as otherwise required by applicable law or provided in this Certificate of Incorporation, the holders of shares of Class A Common Stock and Class B Common Stock, as such, shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation generally, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, as the same may be amended and/or restated from time to time (the “Bylaws”), and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are exclusively entitled, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or applicable law. There shall be no cumulative voting. In no event shall the shares of any Class A Common Stock or Class B Common Stock be split, divided, or combined unless the outstanding shares of Class A Common Stock or Class B Common Stock, as applicable, be proportionately split, divided, or combined.

3.       Dividend and Distribution Rights. Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Class A Common Stock shall be entitled to receive, ratably in proportion to the number of shares of Class A Common Stock held by them, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall be entitled to receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), and holders of Class B Common Stock shall be entitled to receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

4.       Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class is concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

5.       Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon a Liquidation Event, whether voluntary or involuntary, holders of Class A Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such Liquidation Event is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any such liquidation, dissolution, distribution of assets or winding up pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be “distribution to stockholders” for the purpose of this Part A, Section 5; provided, further, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such consolidation, merger or other transaction if the only difference in the per share consideration to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

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6.       Protective Provisions. Unless such action is first approved by the affirmative vote (or written consent) of the holders of two-thirds (2/3rd) of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Certificate of Incorporation or the Bylaws, the Corporation shall not, whether by merger, consolidation, certificate of designation or otherwise amend, alter, repeal or waive any provision of Part A of this Article IV (or adopt any provision inconsistent therewith), or, authorize, or issue any shares of, any class or series of capital stock of the Corporation entitling the holder thereof to more than (1) vote for each share thereof or entitling any class or series of securities to designate or elect directors as a class or series separate from the Class A Common Stock and Class B Common Stock.

7.       Definitions. For purposes of this Certificate of Incorporation:

“Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its Parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its Parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction; and (iii) a recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its Parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its Parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction.

“Fiduciary” means a Person who (a) is an executor, personal representative, administrator, trustee, manager, managing member, general partner, director, officer or any other agent of a Person and (b) manages, controls or otherwise has decision-making authority with respect to such Person, but, in each case, only to the extent that such Person may be removed, directly or indirectly, and replaced with another Fiduciary.

“Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Change of Control Transaction.

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“Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

“Requisite Stockholder Consent” means (i) prior to the Voting Threshold Date, the action at a meeting or by written consent (to the extent permitted under this Certificate of Incorporation) of the holders of a majority in voting power of the shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders, and (ii) on and after the Voting Threshold Date, the action at a meeting or by written consent (to the extent permitted under this Certificate of Incorporation) of the holders of two-thirds (2/3rds) of the voting power of the shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders.

“Voting Threshold Date” means the first date on which the issued and outstanding shares of Class B Common Stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders.

B.	PREFERRED STOCK

Subject to Article IV, Part A, Section 6, Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Subject to Article IV, Part A, Section 6, authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL (a “Preferred Stock Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

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ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change, adopt or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with Articles IV, V, VI, VII, VIII, IX, X, XI and XII; provided further the Corporation shall not, without the prior affirmative vote of the holders of two-thirds (2/3rd) of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of Class B Common Stock or other rights, powers, preferences or privileges of the shares of Class B Common Stock; (2) to provide for each share of Class A Common Stock to have more than one (1) vote per share or any rights to a separate class vote of the holders of shares of Class A Common Stock other than as provided by this Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact or affect the rights, powers, preferences or privileges of the shares of Class B Common Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A Common Stock; provided further, so long as any shares of Class A Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Class A Common Stock so as to affect them adversely; or (2) to provide for each share of Class B Common Stock to have more than ten (10) votes per share or any rights to a separate class vote of the holders of shares of Class B Common Stock other than as provided by this Certificate of Incorporation or required by the DGCL. For the avoidance of doubt, (i) nothing in the immediately preceding provisos shall limit the rights of the Board as specified in Article IV, Section B (as qualified by Article IV, Section 6) or Article VI of this Certificate of Incorporation, and (ii) notwithstanding anything in this Article V to the contrary, any amendment to a provision that contemplates a specific approval requirement by the stockholders (or any class of capital stock of the Corporation) in this Certificate of Incorporation (including the definition of Requisite Stockholder Consent and Voting Threshold Date) shall require the greater of (x) the specific approval requirement by the stockholders (or any class of capital stock of the Corporation) contemplated in such provision, and (y) the approval requirements contemplated by this Article V.

ARTICLE VI

AMENDMENT OF THE BYLAWS

In furtherance and not in limitation of the powers conferred upon it by the DGCL, and subject to the terms of any series of Preferred Stock, the Board shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the Requisite Stockholder Consent.

ARTICLE VII

CORPORATE OPPORTUNITIES

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee or officer of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE VIII

BOARD OF DIRECTORS

This Article VIII is inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

(A)       General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

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(B)       Number of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of the directors of the Corporation shall be fixed from time to time by the Board; provided, further, that unless otherwise approved by the Requisite Stockholder Consent, the number of the directors shall not exceed nine (9). For the avoidance of doubt, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

(C)       Tenure. The directors shall be elected or appointed for a term of office continuing until the next annual meeting of stockholders of the Corporation. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. Any director may resign at any time upon notice to the Corporation given in writing by any electronic transmission permitted in the Corporation’s Bylaws or in accordance with applicable law.

(D)       Vacancies; Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled: (i) prior to the Voting Threshold Date, solely by the stockholders of the Corporation with the Requisite Stockholder Consent unless any such vacancy or newly created directorships remains unfilled for at least sixty (60) days, in which case such vacancy or newly created directorships may also be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director; or (ii) on or after the Voting Threshold Date solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.

(E)       Removal. Subject to the rights of the holders of any series of Preferred Stock expressly set forth in a Preferred Stock Designation adopted in compliance with this Certificate of Incorporation, any director or the entire Board may be removed from office at any time with or without cause and for any or no reason only with and immediately upon the Requisite Stockholder Consent.

(F)       Committees. Pursuant to the Bylaws of the Corporation, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

(G)       Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

(H)       Preferred Stock Directors. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to and in accordance with the provisions of Article IV hereof or any Preferred Stock Designation, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of authorized directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to and in accordance with the provisions of Article IV hereof or any Preferred Stock Designation, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, all such additional directors elected by the holders of such stock, or elected or appointed to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors shall automatically cease to be qualified as directors, the terms of office of all such directors shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

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ARTICLE IX

ELECTION OF DIRECTORS

Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot. The vote required for election of a director by the stockholders at a meeting of stockholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, (i) the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election, and (ii) stockholders shall not be permitted to vote against a nominee. An election shall be considered contested if, as the tenth (10th) preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, there are more nominees for election than directorships on the Board to be filled by election at the meeting.

ARTICLE X

LIMITATION OF DIRECTOR LIABILITY

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this Article X shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article X shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE XI

INDEMNIFICATION

The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE XII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING

Subject to the terms of any series of Preferred Stock and as expressly provided for in Article IV, Section 9 of this Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided, that prior to the Voting Threshold Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested.

ARTICLE XIII

SPECIAL MEETING OF STOCKHOLDERS

Special meetings of stockholders for any purpose or purposes may be called at any time by the Board, the Chairperson of the Board or the Chief Executive Officer of the Corporation, and may not be called by another other Person or Persons; provided that special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of the Corporation collectively holding shares of capital stock of the Corporation with voting power sufficient to provide the Requisite Stockholder Consent. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

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ARTICLE XIV

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (i) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, (3) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of this Certificate of Incorporation or the Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine and (ii) notwithstanding anything to the contrary herein, but subject to the foregoing provisions of this Article XIV, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than the applicable courts specified in the immediately preceding sentence (a “Foreign Action”) in the name of any stockholder, such stockholder shall, to the fullest extent permitted by applicable law, be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. This provision will not apply to claims arising under the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal jurisdiction. Any Person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIV.

ARTICTLE XV

MISCELLANEOUS

1.       Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the Bylaws or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.

2.       Notice of Provisions. To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the Bylaws and (c) any amendment to this Certificate of Incorporation or the Bylaws enacted or adopted in accordance with this Certificate of Incorporation, the Bylaws and applicable law.

3.       Opt-Out of Section 203 of the DGCL. The Corporation shall not be governed by Section 203 of the

DGCL.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Certificate of Incorporation has been executed this 10th day of March, 2023.

Nxu, Inc.

/s/ Annie Pratt
Name: Annie Pratt
Table: Sole Incorporator
1828 N. Higley Rd, Suite 116
Mesa, AZ 85205

Signature Page to Certificate of Incorporation

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APPENDIX C

BYLAWS OF NXU, INC.

BYLAWS

OF

NXU, INC.

Adopted on March 27, 2023

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3.8	Vice Presidents	136
3.9	Secretary and Assistant Secretaries	136
3.10	Treasurer and Assistant Treasurers	137
3.11	Salaries	137
3.12	Delegation of Authority	137

ARTICLE IV CAPITAL STOCK		137

4.1	Stock Certificates; Uncertificated Shares	137
4.2	Transfers	138
4.3	Lost, Stolen or Destroyed Certificates	139
4.4	Record Date	139
4.5	Regulations	139

ARTICLE V GENERAL PROVISIONS		139

5.1	Fiscal Year	139
5.2	Corporate Seal	139
5.3	Waiver of Notice	140
5.4	Voting of Securities	140
5.5	Evidence of Authority	140
5.6	Certificate of Incorporation	140
5.7	Severability	140
5.8	Pronouns	140
5.9	Electronic Transmission	140

ARTICLE VI AMENDMENTS		140

ARTICLE VII INDEMNIFICATION AND ADVANCEMENT		141

7.1	Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation	141
7.2	Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation	141
7.3	Authorization of Indemnification	142
7.4	Good Faith Defined	142
7.5	Right of Claimant to Bring Suit	142
7.6	Expenses Payable in Advance	143
7.7	Nonexclusivity of Indemnification and Advancement of Expenses	143
7.8	Insurance	143
7.9	Certain Definitions	143
7.10	Survival of Indemnification and Advancement of Expenses	144
7.11	Limitation on Indemnification	144
7.12	Contract Rights	144

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ARTICLE I

STOCKHOLDERS

1.1       Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors (the “Board”) of Nxu, Inc. (the “Corporation”), the Chairperson of the Board or the Chief Executive Officer or, if not so designated, at the principal office of the Corporation.

1.2       Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board, the Chairperson of the Board or the Chief Executive Officer. The Corporation may postpone, recess, reschedule or cancel any previously scheduled annual meeting of stockholders.

1.3       Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board, the Chairperson of the Board or the Chief Executive Officer, and may not be called by any other person or persons; Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The Corporation may postpone, reschedule or cancel any previously scheduled meeting of stockholders. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation's notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication.

1.4       Notice of Meetings. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders given by the Corporation shall be effective if given by electronic transmission in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.

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1.5       Voting List. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, that such list shall not be required to contain the electronic mail address or other electronic contact information of any stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger contemplated by this Section 1.5 shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.5 or entitled to vote in person or by proxy at any meeting of stockholders.

1.6       Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.7       Adjournments. Any meeting of stockholders may be adjourned from time to time to any other time and to the same or some other place at which a meeting of stockholders may be held under these Bylaws by the Board, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, by a majority of the votes cast by stockholders present or represented at the meeting and entitled to vote thereon, although less than a quorum. It shall not be necessary to notify any stockholder of any adjournment of thirty (30) days or less if the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for determination of stockholders entitled to vote at the adjourned meeting (in which case the Board shall fix the same or an earlier date as the record date for determining stockholders entitled to notice of such adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record as of such date). At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

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1.8       Voting and Proxies. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize another person or persons to vote for such stockholder by proxy. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting. Proxies shall be filed with the Secretary of the Corporation (the “Secretary”). No such proxy shall be voted upon after three years from its date, unless the proxy expressly provides for a longer period. A proxy may be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation.

1.9       Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by a majority of the votes cast by the holders of all of the shares of stock present in person or represented by proxy at the meeting and voting affirmatively or negatively on such matter (or if one or more class, classes or series of stock are entitled to vote as a separate class or series, then a majority of the votes cast by the holders of the shares of stock of such class, classes or series entitled to vote as a separate class or series present or represented by proxy at the meeting and voting affirmatively or negatively on such matter), except when a different or minimum vote is required by law, regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, in which case such different or minimum vote shall be the required vote on such matter. When a quorum is present at any meeting, in any election by stockholders of directors other than in a contested election, directors shall be elected by the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, (i) the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election, and (ii) stockholders shall not be permitted to vote against a nominee. An election shall be considered contested if, as of the tenth (10th) day preceding the date on which the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, there are more nominees for election than directorships on the Board to be filled by election at the meeting.

1.10       Nomination of Directors.

(A)       Except for any directors entitled to be elected by the holders of preferred stock, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 1.10 shall be eligible for election as directors. Nominations of persons for election to the Board at an annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting may be made (i) by or at the direction of the Board or any duly authorized committee thereof or (ii) by any stockholder of the Corporation who (x) timely complies with the notice procedures in Section 1.10(B), (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting and on such election.

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(B)       To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70), from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which public disclosure of the date of such annual meeting is first made; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that directors are to be elected at such special meeting as set forth in the Corporation’s notice of meeting and provided further that the nomination made by the stockholder is for one of the director positions that the notice of meeting states will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which public disclosure of the date of such special meeting for the election of directors is first made. The number of nominees a stockholder may nominate for election at a meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class(es) and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (2) the class(es) and series and number of shares of stock of

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the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of the Corporation, (5) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and on such election and intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (7) a representation whether such stockholder and/or such beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials). Not later than ten (10) days after the record date for determining the stockholders entitled to vote at the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(5) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected and to being named in the Corporation’s proxy statement and associated proxy card as a nominee of the stockholder. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to, among other things, determine the eligibility of such proposed nominee to serve as a director of the Corporation or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and the Corporation’s publicly disclosed corporate governance guidelines, as applicable. A stockholder shall not have complied with this Section 1.10(B) if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.10.

(C)       The chairperson of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10), and if the chairperson should determine that a nomination was not made in accordance with the provisions of this Section 1.10, the chairperson shall so declare to the meeting and such nomination shall not be brought before the meeting. Without limiting the foregoing, in advance of any meeting of stockholders, the Board shall also have the power to determine whether any nomination was made in accordance with the provisions of this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10).

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(D)       Except as otherwise required by law, nothing in this Section 1.10 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any nominee for director submitted by a stockholder.

(E)       Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the Corporation. For purposes of this Article I, to be considered a “qualified representative” of the stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(F)       For purposes of this Article I, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(G)       Notwithstanding anything in this Section 1.10 to the contrary, in the event that the number of directors to be elected to the Board at any annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 1.10(B) and there is no public disclosure by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by Section 1.10(B) with respect to nominations for such annual meeting shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public disclosure is first made by the Corporation.

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1.11       Notice of Business to be Brought Before a Meeting.

(A)       At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nominations of persons for election to the Board) must constitute a proper matter for stockholder action and must be (i) specified in a notice of meeting given by or at the direction of the Board or any duly authorized committee thereof, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or any duly authorized committee thereof or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder who (A) (1) was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 1.11 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 1.11 in all applicable respects or (B) properly made such proposal in compliance with Rule 14a-8 under the Exchange Act. The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. Notwithstanding anything herein to the contrary, unless otherwise required by law, if a stockholder seeking to bring business before an annual meeting pursuant to clause (iii) of this Section 1.11(A) (or a qualified representative of the stockholder) does not appear at the meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such proposed business may have been received by the Corporation.

(B)       Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(C)       To be in proper form for purposes of this Section 1.11, a stockholder’s notice to the Secretary shall set forth:

(i)       As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class(es) and series and number of shares of the Corporation that are, directly or indirectly, owned of record and beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

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(ii)       As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class(es) or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation and any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (G) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

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(iii)       As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) of shares of capital stock of the Corporation or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation (including their names), in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Section 1.11, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(D)       A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.11 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

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(E)       Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 1.11. The chairperson of the meeting shall have the power and duty to determine whether any proposed business was brought in accordance with the provisions of this Section 1.11, and if the chairperson should determine that the business was not properly brought before the meeting in accordance with this Section 1.11, the chairperson shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Without limiting the foregoing, in advance of any meeting of stockholders, the Board shall also have the power to determine whether any proposed business was made in accordance with the provisions of this Section 1.11.

(F)       This Section 1.11 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 1.11 with respect to any business proposed to be brought before an annual meeting of stockholders, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 1.11 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

1.12       Conduct of Meetings.

(A)       Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in the Chairperson’s absence by the Vice Chairperson of the Board, if any, or in the Vice Chairperson’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairperson designated by the Board. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

(B)       The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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(C)       The chairperson of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

(D)       In advance of any meeting of stockholders, the Board, the Chairperson of the Board or the Chief Executive Officer shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall certify their determination of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

ARTICLE II

DIRECTORS

2.1       General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2       Number, Election and Term. The total number of directors constituting the Board shall be as fixed in, or in the manner provided by, the Certificate of Incorporation. Election of directors need not be by written ballot. The term of office of each director shall be as specified in the Certificate of Incorporation.

2.3       Chairperson of the Board; Vice Chairperson of the Board. The Board may appoint from its members a Chairperson of the Board and a Vice Chairperson of the Board, neither of whom need be an employee or officer of the Corporation. If the Board appoints a Chairperson of the Board, such Chairperson shall perform such duties and possess such powers as are assigned by the Board and, if the Chairperson of the Board is also designated as the Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these Bylaws. If the Board appoints a Vice Chairperson of the Board, such Vice Chairperson shall perform such duties and possess such powers as are assigned by the Board. Unless otherwise provided by the Board, the Chairperson of the Board or, in the Chairperson’s absence, the Vice Chairperson of the Board, if any, shall preside at all meetings of the Board.

2.4       Terms of Office. Directors shall be elected for such terms and in the manner provided by the Certificate of Incorporation and applicable law. The term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation, disqualification or removal. For the avoidance of doubt, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

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2.5       Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors established by the Board pursuant to Section 2.2 of these Bylaws shall constitute a quorum of the Board. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.6       Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law, the Certificate of Incorporation or these Bylaws.

2.7       Removal. Directors of the Corporation may only be removed in the manner specified by the Certificate of Incorporation.

2.8       Newly Created Directorships; Vacancies. Any newly created directorship or vacancy on the Board, however occurring, shall be filled in accordance with the Certificate of Incorporation and applicable law.

2.9       Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

2.10       Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.11       Special Meetings. Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the affirmative vote of a majority of the directors then in office, or by one director in the event that there is only a single director in office.

2.12       Notice of Special Meetings. Notice of the date, place and time of any special meeting of the Board shall be given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile, electronic mail or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least seventy-two (72) hours in advance of the meeting. Such notice may be given by the Secretary or by the Chairperson of the Board, the Chief Executive Officer or one of the directors calling the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

2.13       Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

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2.14       Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission.

2.15       Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.16       Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

ARTICLE III

OFFICERS

3.1       Titles. The officers of the Corporation may consist of a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer and a Secretary and such other officers with such other titles as the Board shall from time to time determine. The Board may appoint such other officers, including one or more Vice Presidents and one or more Assistant Treasurers or Assistant Secretaries, as it may deem appropriate from time to time.

3.2       Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board at such meeting or at any other meeting.

3.3       Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4       Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation, disqualification or removal.

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3.5       Resignation and Removal. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the directors then in office. Except as the Board may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the Corporation.

3.6       Vacancies. The Board may fill any vacancy occurring in any office. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified, or until such officer’s earlier death, resignation, disqualification or removal.

3.7       President; Chief Executive Officer. Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The President shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

3.8       Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.

3.9       Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to attend all meetings of stockholders and the Board and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

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Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairperson of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.10       Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.

The Assistant Treasurers shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board) shall perform the duties and exercise the powers of the Treasurer.

3.11       Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board.

3.12       Delegation of Authority. Subject to these Bylaws and any contrary action by the Board, each officer of the Corporation shall have, in addition to the duties and powers specifically set forth in these Bylaws, such duties and powers as are customarily incident to his or her office, and such duties and powers as may be designated from time to time by the Board. In addition, the Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

ARTICLE IV

CAPITAL STOCK

4.1       Stock Certificates; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL, and each officer appointed pursuant to Article III shall be an authorized officer for this purpose.

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Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated shares, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or, with respect to Section 151 of the DGCL, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4.2       Transfers. Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

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4.3       Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

4.4       Record Date. The Board may fix in advance a date as a record date for the determination of the stockholders entitled to notice of any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted, and such record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action to which such record date relates. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

4.5       Regulations. The issue, conversion and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board may establish.

ARTICLE V

GENERAL PROVISIONS

5.1       Fiscal Year. Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2       Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board.

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5.3       Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4       Voting of Securities. Except as the Board may otherwise designate, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer may waive notice, vote, consent, or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for the Corporation (with or without power of substitution and re-substitution), with respect to the securities of any other entity which may be held by the Corporation.

5.5       Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6       Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time, including any certificate of designation relating to any outstanding series of preferred stock.

5.7       Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

5.8       Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.9       Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE VI

AMENDMENTS

These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Board or by the stockholders as expressly provided in the Certificate of Incorporation.

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ARTICLE VII

INDEMNIFICATION AND ADVANCEMENT

7.1       Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

7.2       Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.

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7.3       Authorization of Indemnification. Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 7.1 or Section 7.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

7.4       Good Faith Defined. For purposes of any determination under Section 7.3, a person shall, to the fullest extent permitted by law, be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 7.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 7.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 7.1 or 7.2, as the case may be.

7.5       Right of Claimant to Bring Suit. Notwithstanding any contrary determination in the specific case under Section 7.3, and notwithstanding the absence of any determination thereunder, if (i) following the final disposition of the applicable proceeding, a claim for indemnification under Sections 7.1 or 7.2 of this Article VII is not paid in full by the Corporation within ninety (90) days after the later of a written claim for indemnification has been received by the Corporation, or (ii) a claim for advancement of expenses under Section 7.6 of this Article VII is not paid in full by the Corporation within thirty (30) days after the Corporation has received a statement or statements requesting such amounts to be advanced, the claimant may at any time thereafter (but not before) bring suit against the Corporation in the Court of Chancery in the State of Delaware to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable. It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither a contrary determination in the specific case under Section 7.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the claimant has not met any applicable standard of conduct. If successful, in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith, to the fullest extent permitted by applicable law.

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7.6       Expenses Payable in Advance. Expenses, including without limitation attorneys’ fees, incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party or is threatened to be made a party or otherwise involved as a witness or otherwise by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VII or otherwise.

7.7       Nonexclusivity of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to Section 7.11, indemnification of the persons specified in Sections 7.1 and 7.2 shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Sections 7.1 or 7.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

7.8       Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.

7.9       Certain Definitions. For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director or officer of such constituent corporation, or, while a director or officer of such constituent corporation, is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VII, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

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7.10       Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11       Limitation on Indemnification. Notwithstanding anything contained in this Article VII to the contrary, except for proceedings to enforce rights to indemnification or advancement of expenses (which shall be governed by Section 7.5), the Corporation shall not be obligated to indemnify any current or former director or officer in connection with an action, suit proceeding (or part thereof) initiated by such person unless such action, suit or proceeding (or part thereof) was authorized by the Board.

7.12       Contract Rights. The obligations of the Corporation under this Article VII to indemnify, and advance expenses to, a person who is or was a director or officer of the Corporation shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article VII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

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APPENDIX D

NXU, INC.
2023 OMNIBUS INCENTIVE PLAN

Section 1. General.

The purposes of the Nxu, Inc. 2023 Omnibus Incentive Plan (the “Plan”) are to: (a) encourage the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives; (b) give Participants an incentive for excellence in individual performance; (c) promote teamwork among Participants; and (d) give the Company a significant advantage in attracting and retaining key Employees, Directors and Consultants. To accomplish such purposes, the Plan provides that the Company may grant (i) Options, (ii) Stock Appreciation Rights, (iii) Restricted Shares, (iv) Restricted Stock Units, (v) Performance-Based Awards (including performance-based Restricted Shares and Restricted Stock Units), (vi) Other Share-Based Awards, (vii) Other Cash-Based Awards or (viii) any combination of the foregoing. The Plan was originally adopted in connection with the consummation of the Company’s reorganization merger (the “Reorganization Merger”) as contemplated by that certain Agreement and Plan of Merger, dated as of April 16, 2023, by and among the Company, Atlis Motor Vehicles Inc., and such other parties to the agreement.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)       “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 of the Plan.

(b)       “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(c)       “Articles of Incorporation” means the articles of incorporation of the Company, as amended and/or restated and in effect from time to time.

(d)       “Automatic Exercise Date” means, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable term of the Option pursuant to Section 7(k) or the Stock Appreciation Right pursuant to Section 8(h).

(e)       “Award” means any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Performance-Based Award, Other Share-Based Award or Other Cash-Based Award granted under the Plan.

(f)       “Award Agreement” means a written agreement, contract or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan. Evidence of an Award may be in written or electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Administrator, need not be signed by a representative of the Company or a Participant. Any Shares that become deliverable to the Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book-entry form in the name of the Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

(g)       “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(h)       “Board” means the Board of Directors of the Company.

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(i)       “Bylaws” means the bylaws of the Company, as may be amended and/or restated from time to time.

(j)       “Cause” shall have the meaning assigned to such term in any Company, Subsidiary or Affiliate unexpired employment, severance, or similar agreement or Award Agreement with a Participant, or if no such agreement exists or if such agreement does not define “Cause” (or a word of like import), Cause means (i) the Participant’s breach of fiduciary duty or duty of loyalty to the Company, (ii) the Participant’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude, (iii) the Participant’s failure, refusal or neglect to perform and discharge his or her duties and responsibilities on behalf of the Company or a Subsidiary of the Company (other than by reason of Disability) or to comply with any lawful directive of the Board or its designee, (iv) the Participant’s breach of any written policy of the Company or a Subsidiary or Affiliate thereof (including, without limitation, those relating to sexual harassment or the disclosure or misuse of confidential information), (v) the Participant’s breach of any agreement with the Company or a Subsidiary or Affiliate thereof (including, without limitation, any confidentiality, non-competition, non-solicitation or assignment of inventions agreement), (vi) the Participant’s commission of fraud, dishonesty, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company or a Subsidiary or Affiliate thereof, or (vii) the Participant’s commission of acts or omissions constituting gross negligence or gross misconduct in the performance of any aspect of his or her lawful duties or responsibilities, which have or may be expected to have an adverse effect on the Company, its Subsidiaries or Affiliates. A Participant’s employment shall be deemed to have terminated for “Cause” if, on the date his or her employment terminates, facts and circumstances exist that would have justified a termination for Cause, to the extent that such facts and circumstances are discovered within three (3) months following such termination. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

(k)       “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) extraordinary dividend (whether in the form of cash, Shares or other property), stock split or reverse stock split, (iii) combination or exchange of shares, (iv) other change in corporate structure or (v) payment of any other distribution, which, in any such case, the Administrator determines, in its sole discretion, affects the Common Stock such that an adjustment pursuant to Section 5 of the Plan is appropriate.

(l)       “Change in Control” means the occurrence of any of the following:

(i)       any Person, other than the Company or a Subsidiary thereof, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below or any acquisition directly from the Company; or

(ii)       the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two (2) consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the two (2) year period or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)       the consummation of a merger or consolidation of the Company or any Subsidiary thereof with any other corporation, other than a merger or consolidation (A) that results in the Outstanding Company Voting Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the Outstanding Company Voting Securities (or such surviving entity or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

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(iv)       the consummation of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

For each Award that constitutes deferred compensation under Code Section 409A, a Change in Control (where applicable) shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company also constitutes a “change in control event” under Code Section 409A.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(m)       “Change in Control Price” shall have the meaning set forth in Section 12 of the Plan.

(n)       “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

(o)       “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, to the extent applicable the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Shares are traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Company’s Articles of Incorporation or Bylaws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(p)       “Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company (and any stock or other securities into which such shares of Class A common stock may be converted or into which they may be exchanged).

(q)       “Company” means Nxu, Inc., a Delaware corporation (or any successor corporation, except as the term “Company” is used in the definition of “Change in Control” above).

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(r)       “Consultant” means any current or prospective consultant or independent contractor of the Company or an Affiliate thereof, in each case, who is not an Employee, Executive Officer or Non-Employee Director.

(s)       “Director” means any individual who is a member of the Board on or after the Effective Date.

(t)       “Disability” means, with respect to any Participant who is an Employee, a permanent and total disability as defined in Code Section 22(e)(3).

(u)       “Effective Date” shall have the meaning set forth in Section 22 of the Plan.

(v)       “Eligible Recipient” means, with respect to an Award denominated in Common Stock issued under the Plan: (i) an Employee; (ii) a Non-Employee Director; or (iii) a Consultant, in each case, who has been selected as an eligible recipient under the Plan by the Administrator; provided, that any Awards granted prior to the date an Eligible Recipient first performs services for the Company or an Affiliate thereof will not become vested or exercisable, and no Shares shall be issued or other payment made to such Eligible Recipient with respect to such Awards, prior to the date on which such Eligible Recipient first performs services for the Company or an Affiliate thereof. Notwithstanding the foregoing, to the extent required to avoid the imposition of additional taxes under Code Section 409A, “Eligible Recipient” means: an (1) Employee; (2) a Non-Employee Director; or (3) a Consultant, in each case, of the Company or a Subsidiary thereof, who has been selected as an eligible recipient under the Plan by the Administrator.

(w)       “Employee” shall mean any current or prospective employee of the Company or an Affiliate thereof, as described in Treasury Regulation Section 1.421-1(h), including an Executive Officer or Director who is also treated as an employee.

(x)       “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(y)       “Exchange Program” means a program (i) under which (A) outstanding Awards, whether vested or unvested, are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash or (B) the exercise price of an outstanding Award is reduced or increased or (ii) which otherwise constitutes a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation service on which the securities of the Company are listed or quoted. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(z)       “Executive Officer” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of the Company.

(aa)      “Exercise Price” means, with respect to any Award under which the holder may purchase Shares, the price per share at which a holder of such Award granted hereunder may purchase Shares issuable upon exercise of such Award, as determined by the Administrator in accordance with Code Section 409A, as applicable.

(bb)       “Fair Market Value” as of a particular date shall mean: (i) if the Shares are listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a Share (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination; (ii) if the Shares are not then listed on a national securities exchange, the average of the highest reported bid and lowest reported asked prices for a Share as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the last preceding date on which there was a sale of such stock in such market; or (iii) whether or not the Shares are then listed on a national securities exchange or traded in an over-the-counter market or the value of such Shares is not otherwise determinable, such value as determined by the Administrator in good faith and in a manner not inconsistent with the regulations under Code Section 409A.

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(cc)       “Free Standing Rights” shall have the meaning set forth in Section 8 (a) of the Plan.

(dd)       “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.

(ee)       “Non-Employee Director” means a Director who is not an Employee.

(ff)       “Nonqualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(gg)       “Outstanding Shares” means the then-outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of Options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock.

(hh)       “Option” means an option to purchase Shares granted pursuant to Section 7 of the Plan.

(ii)       “Other Cash-Based Award” means a cash Award granted to a Participant under Section 11 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(jj)       “Other Share-Based Award” means a right or other interest granted to a Participant under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, including, but not limited to, unrestricted Shares or dividend equivalents, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

(kk)       “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 of the Plan, to receive an Award under the Plan, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be, solely with respect to any Awards outstanding at the date of the Eligible Recipient’s death.

(ll)       “Performance-Based Award” means any Award granted under the Plan that is subject to one or more Performance Goals. Any dividends or dividend equivalents payable or credited to a Participant with respect to any unvested Performance-Based Award shall be subject to the same Performance Goals as the Shares or units underlying the Performance-Based Award.

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(mm)       “Performance Goals” means performance goals based on performance criteria selected by the Administrator, which may include, but are not limited to, any of the following: (i) earnings before interest and taxes; (ii) earnings before interest, taxes, depreciation and amortization; (iii) net operating profit after tax; (iv) cash flow; (v) revenue; (vi) net revenues; (vii) sales; (viii) days sales outstanding; (ix) income; (x) net income; (xi) operating income; (xii) net operating income; (xiii) operating margin; (xiv) earnings; (xv) earnings per share; (xvi) return on equity; (xvii) return on investment; (xviii) return on capital; (xix) return on assets; (xx) return on net assets; (xxi) total shareholder return; (xxii) economic profit; (xxiii) market share; (xxiv) appreciation in the fair market value, book value or other measure of value of the Shares; (xxv) expense or cost control; (xxvi) working capital; (xxvii) customer satisfaction; (xxviii) employee retention or employee turnover; (xxix) employee satisfaction or engagement; (xxx) environmental, health or other safety goals; (xxxi) individual performance; (xxxii) strategic objective milestones; (xxxiii) any other criteria specified by the Administrator in its sole discretion; and (xxxiv) any combination of, or a specified increase or decrease in, as applicable, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or an Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). At the time such an Award is granted, the Administrator may specify any reasonable definition of the Performance Goals it uses. Such definitions may provide for equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or an Affiliate thereof or the financial statements of the Company or an Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be unusual in nature, infrequent in occurrence or unusual in nature and infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Administrator may modify such Performance Goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Administrator may determine that the Performance Goals or performance period are no longer appropriate and may (x) adjust, change or eliminate the Performance Goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (y) make a cash payment to the Participant in an amount determined by the Administrator.

(nn)       “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, however, a Person shall not include (i) the Company or any of its Subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

(oo)       “Plan” means this Nxu, Inc. 2023 Omnibus Incentive Plan, as amended and/or amended and restated from time to time.

(pp)       “Related Rights” shall have the meaning set forth in Section 8 (a) of the Plan.

(qq)       “Restricted Shares” means an Award of Shares granted pursuant to Section 9 of the Plan subject to certain restrictions that lapse at the end of a specified period or periods.

(rr)      “Restricted Stock Unit” means a notional account established pursuant to an Award granted to a Participant, as described in Section 10 of the Plan, that is (i) valued solely by reference to Shares, (ii) subject to restrictions specified in the Award Agreement, and (iii) payable in cash or in Shares (as specified in the Award Agreement). The Restricted Stock Units awarded to the Participant will vest according to the time-based criteria or Performance Goals, and vested Restricted Stock Units will be settled at the time(s), specified in the Award Agreement.

(ss)       “Restricted Period” means the period of time determined by the Administrator during which an Award or a portion thereof is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(tt)       “Rule 16b-3” shall have the meaning set forth in Section 3 (a) of the Plan.

(uu)       “Securities Act” means the Securities Act of 1933, as amended from time to time.

(vv)       “Share” means a share of Common Stock.

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(ww)       “Stock Appreciation Right” means the right pursuant to an Award granted under Section 8 of the Plan to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.

(xx)       “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than fifty percent (50%) of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of the Company within the meaning of Code Section 424(f).

(yy)       “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation, or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

Section 3. Administration.

(a)       The Plan shall be administered by the Administrator in accordance with the requirements of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), to the extent applicable.

(b)       Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(i)       to select those Eligible Recipients who shall be Participants;

(ii)       to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Other Share-Based Awards, Other Cash-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(iii)       to determine the number of Shares to be made subject to each Award;

(iv)       to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder, including, but not limited to, (A) the restrictions applicable to Awards and the conditions under which restrictions applicable to such Awards shall lapse, (B) the Performance Goals and performance periods applicable to Awards, if any, (C) the Exercise Price of each Award, (D) the vesting schedule applicable to each Award, (E) any confidentiality or restrictive covenant provisions applicable to the Award, and (F) subject to the requirements of Code Section 409A (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards;

(v)       to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all Award Agreements evidencing Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units or Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing granted hereunder;

(vi)       to institute and determine the terms and conditions of an Exchange Program;

(vii)       to determine Fair Market Value;

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(viii)       to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment for purposes of Awards granted under the Plan;

(ix)       to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(x)       to reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan, any Award Agreement or other instrument or agreement relating to the Plan or an Award granted under the Plan; and

(xi)       to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c)       All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, or any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4. Shares Reserved for Issuance Under the Plan and Limitations on Awards.

(a)       Subject to adjustment in accordance with Section 5 of the Plan, the Administrator is authorized to deliver with respect to Awards granted under the Plan an aggregate of 350 million shares of Common Stock will be reserved and available for issuance under the Plan (the “Initial Share Limit”), which includes (i) 250 million shares of Common Stock available for new issuances under the Plan and (ii) 100 million shares of Common Stock relating to a portion of outstanding stock options and restricted stock units assumed by the Company in connection with the Reorganization Merger; provided, that the total number of shares of Common Stock that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2024, by a number of Common Shares equal to five percent (5%) of the total number of Outstanding Shares on the last day of the prior calendar year. Notwithstanding the foregoing, the Administrator may act prior to January 1 of a given year to provide that there will be no such increase in the share reserve for that year or that the increase in the share reserve for such year will be a lesser number of Common Shares than provided herein.

(b)       Notwithstanding anything herein to the contrary, the maximum number of Shares subject to Awards granted during any fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year with respect to such Director’s service as a Non-Employee Director, shall not exceed $600,000 (calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes).

(c)       Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Any shares of Common Stock subject to an Award under the Plan that, after the Effective Date, are forfeited, canceled, settled or otherwise terminated without a distribution of Shares to a Participant (including pursuant to an Exchange Program) will thereafter be deemed to be available for Awards with respect to shares of Common Stock. In applying the immediately preceding sentence, if (i) Shares otherwise issuable or issued in respect of, or as part of, any Award are withheld to cover taxes or any applicable Exercise Price, such Shares shall be treated as having been issued under the Plan and shall not be available for issuance under the Plan, and (ii) any Share-settled Stock Appreciation Rights or Options are exercised, the aggregate number of Shares subject to such Stock Appreciation Rights or Options shall be deemed issued under the Plan and shall not be available for issuance under the Plan. In addition, Shares (x) tendered to exercise outstanding Options or other Awards, (y) withheld to cover applicable taxes on any Awards or (z) repurchased on the open market using Exercise Price proceeds shall not be available for issuance under the Plan. For the avoidance of doubt, (A) Shares underlying Awards that are subject to the achievement of performance goals shall be counted against the Share reserve based on the target value of such Awards unless and until such time as such Awards become vested and settled in Shares, and (B) Awards that, pursuant to their terms, may be settled only in cash shall not count against the Share reserve set forth in Section 4(a).

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(d)       Substitute Awards shall not reduce the Shares authorized for grant under the Plan. In the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

(e)       In the event that the Company or an Affiliate thereof consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Directors in account of such transaction may be granted Substitute Awards in substitution for awards granted by their former employer, and any such substitute Options or Stock Appreciation Rights may be granted with an Exercise Price less than the Fair Market Value of a Share on the grant date thereof; provided, however, the grant of such substitute Option or Stock Appreciation Right shall not constitute a “modification” as defined in Code Section 424(h)(3) and the applicable Treasury regulations.

Section 5. Equitable Adjustments.

In the event of any Change in Capitalization, including, without limitation, a Change in Control, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (a) the aggregate number of Shares reserved for issuance under the Plan, (b) the kind, number and Exercise Price subject to outstanding Options and Stock Appreciation Rights granted under the Plan; provided, however, that any such substitution or adjustment with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A, and (c) the kind, number and purchase price of Shares subject to outstanding Restricted Shares or Other Share-Based Awards granted under the Plan, in each case as may be determined by the Administrator, in its sole discretion; provided, however, that any fractional Shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder (i) in exchange for payment in cash or other property having an aggregate Fair Market Value of the Shares covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any, and (ii) with respect to any Awards for which the Exercise Price or purchase price per share of Common Stock is greater than or equal to the then current Fair Market Value per share of Common Stock, for no consideration. Notwithstanding anything contained in the Plan to the contrary, any adjustment with respect to an Incentive Stock Option due to an adjustment or substitution described in this Section 5 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder to be disqualified as an incentive stock option for purposes of Code Section 422. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

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Section 6. Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients.

Section 7. Options.

(a)       General. The Administrator may, in its sole discretion, grant Options to Participants. Solely with respect to Participants who are Employees, the Administrator may grant Incentive Stock Options, Nonqualified Stock Options or a combination of both. With respect to all other Participants, the Administrator may grant only Nonqualified Stock Options. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall specify whether the Option is an Incentive Stock Option or a Nonqualified Stock Option and shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement. The prospective recipient of an Option shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(b)       Limits on Incentive Stock Options. If the Administrator grants Incentive Stock Options, then to the extent that the aggregate fair market value of Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options will be treated as Nonqualified Stock Options to the extent required by Code Section 422. Subject to Section 5, the maximum number of shares that may be issued pursuant to Options intended to be Incentive Stock Options will be equal to the Initial Share Limit and, for the avoidance of doubt, such share limit shall not be subject to the annual adjustment provided in Section 4(a).

(c)       Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant; provided, however, that (i) in no event shall the Exercise Price of an Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant, and (ii) no Incentive Stock Option granted to a ten percent (10%) stockholder of the Company (within the meaning of Code Section 422(b)(6)) shall have an Exercise Price per Share less than one-hundred ten percent (110%) of the Fair Market Value of a Share on such date.

(d)       Option Term. The maximum term of each Option shall be fixed by the Administrator, but in no event shall (i) an Option be exercisable more than ten (10) years after the date such Option is granted, and (ii) an Incentive Stock Option granted to a ten percent (10%) stockholder of the Company (within the meaning of Code Section 422(b)(6)) be exercisable more than five (5) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate. Notwithstanding any contrary provision in this Plan (including, without limitation, Section 7(h)), if, on the date an outstanding Option would expire, the exercise of the Option, including by a “net exercise” or “cashless” exercise, would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the Option will be extended, except to the extent such extension would violate Code Section 409A, to a date that is thirty (30) calendar days after the date the exercise of the Option would no longer violate applicable securities laws or any such insider trading policy.

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(e)       Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(f)       Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law, or (iv) any combination of the foregoing. In determining which methods a Participant may utilize to pay the Exercise Price, the Administrator may consider such factors as it determines are appropriate; provided, however, that with respect to Incentive Stock Options, all such discretionary determinations shall be made by the Administrator at the time of grant and specified in the Award Agreement.

(g)       Rights as Stockholder. A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 16 of the Plan.

(h)       Termination of Employment or Service. Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate, the following terms and conditions shall apply:

(i)       In the event of the termination of a Participant’s employment or service by the Company without Cause or due to a resignation by the Participant for any reason, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such termination (with such period being extended to one (1) year after the date of such termination in the event of the Participant’s death during such ninety (90) day period), on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(ii)        In the event of the termination of a Participant’s employment or service as a result of the Participant’s Disability or death, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(iii)       In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

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(iv)       For purposes of determining which Options are exercisable upon termination of employment or service for purposes of this Section 7 (h), Options that are not exercisable solely due to a blackout period shall be considered exercisable.

(v)       Notwithstanding anything herein to the contrary, an Incentive Stock Option may not be exercised more than three (3) months following the date as of which a Participant ceases to be an Employee for any reason other than death or Disability. In the event that an Option is exercisable following the date that is three (3) months following the date as of which a Participant ceases to be an Employee for any reason other than death or Disability, such Option shall be deemed to be a Nonqualified Stock Option.

(i)       Other Change in Employment Status. An Option may be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status or service of a Participant, as evidenced in a Participant’s Award Agreement.

(j)       Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Options shall be subject to Section 12 of the Plan.

(k)       Automatic Exercise. Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Option outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 7(f)(i) or (ii), and the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 16. Unless otherwise determined by the Administrator, this Section 7(k) shall not apply to an Option if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 7(k).

Section 8. Stock Appreciation Rights.

(a)       General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Any Related Right that relates to a Nonqualified Stock Option may be granted at the same time the Option is granted or at any time thereafter, but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of Shares to be awarded, the price per Share, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates and any Stock Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of a Share on the date of grant. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b)       Awards; Rights as Stockholder. The prospective recipient of a Stock Appreciation Right shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Participants who are granted Stock Appreciation Rights shall have no rights as stockholders of the Company with respect to the grant or exercise of such rights.

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(c)       Exercisability.

(i)       Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii)       Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8 of the Plan.

(d)       Payment Upon Exercise.

(i)       Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right multiplied by the number of Shares in respect of which the Free Standing Right is being exercised.

(ii)       A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(iii)       Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash).

(e)       Termination of Employment or Service.

(i)       Subject to Section 8(f), in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii)       Subject to Section 8(f), in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(f)       Term.

(i)       The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(ii)       The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

(g)       Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Stock Appreciation Rights shall be subject to Section 12 of the Plan.

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(h)       Automatic Exercise. Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Stock Appreciation Right outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. The Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 16. Unless otherwise determined by the Administrator, this Section 8(h) shall not apply to a Stock Appreciation Right if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Stock Appreciation Right with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 8(h).

Section 9. Restricted Shares.

(a)       General. Each Award of Restricted Shares granted under the Plan shall be evidenced by an Award Agreement. Restricted Shares may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Shares shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares; the Restricted Period, if any, applicable to Restricted Shares; the Performance Goals (if any) applicable to Restricted Shares; and all other conditions of the Restricted Shares. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares in accordance with the terms of the grant. The terms and conditions applicable to the Restricted Shares need not be the same with respect to each Participant.

(b)       Awards and Certificates. The prospective recipient of Restricted Shares shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided in herein, (i) each Participant who is granted an Award of Restricted Shares may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. The Company may require that the stock certificates, if any, evidencing Restricted Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award. Notwithstanding anything in the Plan to the contrary, any Restricted Shares (whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form.

(c)       Restrictions and Conditions. The Restricted Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:

(i)       The Restricted Shares shall be subject to the restrictions on transferability set forth in the Award Agreement and in the Plan.

(ii)       The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as Non-Employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.

(iii)       Subject to this Section 9(c)(ii), the Participant shall generally have the rights of a stockholder of the Company with respect to Restricted Shares during the Restricted Period. In the Administrator’s discretion and as provided in the applicable Award Agreement, a Participant may be entitled to dividends or dividend equivalents on an Award of Restricted Shares, which will be payable in accordance with the terms of such grant as determined by the Administrator in accordance with Section 18 of the Plan. Certificates for unrestricted Shares may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares, except as the Administrator, in its sole discretion, shall otherwise determine.

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(iv)       The rights of Participants granted Restricted Shares upon termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d)       Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Shares shall be subject to Section 12 of the Plan.

Section 10. Restricted Stock Units.

(a)       General. Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Stock Units shall be made; the number of Restricted Stock Units to be awarded; the Restricted Period, if any, applicable to Restricted Stock Units; the Performance Goals (if any) applicable to Restricted Stock Units; and all other conditions of the Restricted Stock Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Stock Units in accordance with the terms of the grant. The provisions of Restricted Stock Units need not be the same with respect to each Participant.

(b)       Award Agreement. The prospective recipient of Restricted Stock Units shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(c)       Restrictions and Conditions. The Restricted Stock Units granted pursuant to this Section 10 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Code Section 409A, thereafter:

(i)       The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.

(ii)       Participants holding Restricted Stock Units shall have no voting rights. A Restricted Stock Unit may, at the Administrator’s discretion, carry with it a right to dividend equivalents, subject to Section 18 of the Plan. Such right would entitle the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. The Administrator, in its discretion, may grant dividend equivalents from the date of grant or only after a Restricted Stock Unit is vested.

(iii)       The rights of Participants granted Restricted Stock Units upon termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d)       Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units shall be made to Participants in the form of Shares, unless the Administrator, in its sole discretion, provides for the payment of the Restricted Stock Units in cash (or partly in cash and partly in Shares) equal to the value of the Shares that would otherwise be distributed to the Participant.

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(e)       Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Stock Units shall be subject to Section 12 of the Plan.

Section 11. Other Share-Based or Cash-Based Awards.

(a)       The Administrator is authorized to grant Awards to Participants in the form of Other Share-Based Awards or Other Cash-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods. Shares or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.

(b)       The prospective recipient of an Other Share-Based Award or Other Cash-Based Award shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(c)       Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Other Share-Based Awards and Other Cash-Based Awards shall be subject to Section 12 of the Plan.

Section 12. Change in Control.

The Administrator may provide in the applicable Award Agreement that an Award will vest on an accelerated basis upon the Participant’s termination of employment or service in connection with a Change in Control or upon the occurrence of any other event that the Administrator may set forth in the Award Agreement. If the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for: (i) the continuation of any Award by the Company, if the Company is the surviving corporation; (ii) the assumption of any Award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any Award, provided, however, that any such substitution with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A; or (iv) settlement of any Award for the Change in Control Price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the Change in Control Price or if the Administrator determines that Award cannot reasonably become vested pursuant to its terms, such Award shall terminate and be canceled without consideration. To the extent that Restricted Shares, Restricted Stock Units or other Awards settle in Shares in accordance with their terms upon a Change in Control, such Shares shall be entitled to receive as a result of the Change in Control transaction the same consideration as the Shares held by stockholders of the Company as a result of the Change in Control transaction. For purposes of this Section 12, “Change in Control Price” shall mean (A) the price per Share paid to stockholders of the Company in the Change in Control transaction, or (B) the Fair Market Value of a Share upon a Change in Control, as determined by the Administrator. To the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Administrator.

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Section 13. Amendment and Termination.

(a)       The Board or the Committee may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would adversely alter or impair the rights of a Participant under any Award theretofore granted without such Participant’s prior written consent.

(b)       Notwithstanding the foregoing, (i) approval of the Company’s stockholders shall be obtained for any amendment that would require such approval in order to satisfy the requirements of Code Section 422, if applicable, any rules of the stock exchange on which the Shares are traded or other applicable law, and (ii) without stockholder approval to the extent required by the rules of any applicable national securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, except as otherwise permitted under Section 5 of the Plan, (A) no amendment or modification may reduce the Exercise Price of any Option or Stock Appreciation Right, (B) the Administrator may not cancel any outstanding Option or Stock Appreciation Right and replace it with a new Option or Stock Appreciation Right, another Award or cash and (C) the Administrator may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system. Notwithstanding the foregoing, Exchange Programs are expressly permitted hereunder, and the Administrator may in its sole discretion, and without shareholder approval, institute any such Exchange Program; provided that shareholder approval is granted in connection with the Reorganization Merger. Subject to the terms and conditions of the Plan and Code Section 409A, the Administrator may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised).

(c)       Notwithstanding the foregoing, no alteration, modification or termination of an Award will, without the prior written consent of the Participant, adversely alter or impair any rights or obligations under any Award already granted under the Plan.

Section 14. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. With respect to any payments not yet made or Shares not yet transferred to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

Section 15. Deferrals of Payment.

To the extent permitted by applicable law, the Administrator, in its sole discretion, may determine that the delivery of Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award, shall be deferred. The Administrator may also, in its sole discretion, establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of any such consideration, including any applicable election procedures, the timing of such elections, the mechanisms for payments of amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program. Deferrals by Participants (or deferred settlement or payment required by the Administrator) shall be made in accordance with Code Section 409A, if applicable, and any other applicable law.

Section 16. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for federal, state and/or local income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind, domestic or foreign, required by law or regulation to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever Shares are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related federal, state and local taxes, domestic or foreign, to be withheld and applied to the tax obligations. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of Shares or by delivering already owned unrestricted Shares, in each case, having a value equal to the amount required to be withheld or other greater amount not exceeding the maximum statutory rate required to be collected on the transaction under applicable law, as applicable to the Participant, if such other greater amount would not, as determined by the Administrator, result in adverse financial accounting treatment (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09). Such Shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Option or other Award.

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Section 17. Certain Forfeitures.

The Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to the applicable vesting conditions of an Award. Such events may include, without limitation, breach of any non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in an Award Agreement or that are otherwise applicable to the Participant, a termination of the Participant’s employment for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and its Subsidiaries and/or its Affiliates.

Section 18. Dividends; Dividend Equivalents.

Notwithstanding anything in this Plan to the contrary, to the extent that an Award contains a right to receive dividends or dividend equivalents while such Award remains unvested, such dividends or dividend equivalents will be accumulated and paid once and to the extent that the underlying Award vests.

Section 19. Non-United States Employees.

Without amending the Plan, the Administrator may grant Awards to eligible persons residing in non-United States jurisdictions on such terms and conditions different from those specified in the Plan, including the terms of any award agreement or plan, adopted by the Company or any Subsidiary thereof to comply with, or take advantage of favorable tax or other treatment available under, the laws of any non-United States jurisdiction, as may in the judgment of the Administrator be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Administrator may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

Section 20. Transfer of Awards.

No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator, and other than by will or by the laws of descent and distribution. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative. Under no circumstances will a Participant be permitted to transfer an Option or Stock Appreciation Right to a third-party financial institution without prior stockholder approval.

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Section 21. Continued Employment.

The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or an Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or an Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 22. Effective Date.

The Plan will be effective as of the consummation of the Reorganization Merger (the “Effective Date”).] The Plan will be unlimited in duration and, in the event of Plan termination, will remain in effect as long as any Shares awarded under it are outstanding and not fully vested; provided, however, that no Awards will be made under the Plan on or after the tenth anniversary of the Effective Date.

Section 23. Code Section 409A.

The intent of the parties is that payments and benefits under the Plan be either exempt from Code Section 409A or comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered consistent with such intent. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided upon a “separation from service” to a Participant who is a “specified employee” shall be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A. Nothing contained in the Plan or an Award Agreement shall be construed as a guarantee of any particular tax effect with respect to an Award. The Company does not guarantee that any Awards provided under the Plan will be exempt from or in compliance with the provisions of Code Section 409A, and in no event will the Company be liable for any or all portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of any Award being subject to, but not in compliance with, Code Section 409A.

Section 24. Compliance with Laws.

(a)       The obligation of the Company to settle Awards in Shares or other consideration shall be subject to (i) all applicable laws, rules, and regulations, (ii) such approvals as may be required by governmental agencies or the applicable national securities exchange on which the Shares may be admitted, and (iii) policies maintained by the Company from time to time in order to comply with applicable laws, rules, regulations and corporate governance requirements, including, without limitation, with respect to insider trading restrictions. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Administrator shall have the authority to provide that all Shares or other securities of the Company issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and the Administrator may cause a legend or legends to be put on certificates representing Shares or other securities of the Company issued under the Plan to make appropriate reference to such restrictions or may cause such Shares or other securities of the Company issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

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(b)       The Administrator may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company and/or the Participant’s sale of Shares to the public markets, illegal, impracticable or inadvisable. If the Administrator determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Code Section 409A, (i) pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the Shares would have been vested or issued, as applicable), over (B) the aggregate Exercise Price (in the case of an Option or Stock Appreciation Right) or any amount payable as a condition of issuance of Shares (in the case of any other Award), and such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (ii) in the case of Restricted Shares, Restricted Stock Units or Other Share-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Shares, Restricted Stock Units or Other Share-Based Awards, or the underlying Shares in respect thereof.

Section 25. Erroneously Awarded Compensation.

The Plan and all Awards issued hereunder shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time.

Section 26. Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

Section 27. Plan Document Controls.

The Plan and each Award Agreement together constitute the entire agreement with respect to the subject matter hereof and thereof; provided, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

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